EXHIBIT 99.2



ENRON

                                                 WILLIAM POWERS, Jr.
                                                 Member of the Enron Board of
                                                 Directors and
                                                 Chairman of the Special
                                                 Investigation Committee

                                                 3600 Murillo Circle
                                                 Austin, TX 78703
                                                 512-232-1120



                                February 1, 2002


To the Members of the Board of Directors
Enron Corporation



         Enclosed is a copy of the Report of the Special Investigation
Committee.



                                             Sincerely,

                                             /s/ William Powers, Jr.

                                             William Powers, Jr.





Enclosure

                             REPORT OF INVESTIGATION


                                     BY THE



                         SPECIAL INVESTIGATIVE COMMITTEE

                                     OF THE

                        BOARD OF DIRECTORS OF ENRON CORP.


                          William C. Powers, Jr., Chair
                                Raymond S. Troubh
                             Herbert S. Winokur, Jr.








                                                                       Counsel
                                                    Wilmer, Cutler & Pickering


                                February 1, 2002

                                TABLE OF CONTENTS

EXECUTIVE SUMMARY AND CONCLUSIONS..................................................................1
---------------------------------

INTRODUCTION.......................................................................................29
------------

I.         BACKGROUND:  ENRON AND SPECIAL PURPOSE ENTITIES.........................................36
--         -----------------------------------------------
II.        CHEWCO..................................................................................41
---        ------
           A.        Formation of Chewco...........................................................43
           --        -------------------

           B.        Limited Board Approval........................................................46
           --        ----------------------

           C.        SPE Non-Consolidation "Control" Requirement...................................47
           --        -------------------------------------------

           D.        SPE Non-Consolidation "Equity" Requirement....................................49
           --        ------------------------------------------

           E.        Fees Paid to Chewco/Kopper....................................................54
           --        --------------------------

           F.        Enron Revenue Recognition Issues..............................................56
           --        --------------------------------

                     1.        Enron Guaranty Fee..................................................56
                     --        ------------------
                     2.        "Required Payments" to Enron........................................57
                     --        ----------------------------
                     3.        Recognition of Revenue from Enron Stock.............................58
                     --        ---------------------------------------
           G.        Enron's Repurchase of Chewco's Limited Partnership Interest...................60
           --        -----------------------------------------------------------

                     1.        Negotiations........................................................60
                     --        ------------
                     2.        Buyout Transaction..................................................62
                     --        ------------------
                     3.        Returns to Kopper/Dodson............................................64
                     --        ------------------------
                     4.        Tax Indemnity Payment...............................................64
                     --        ---------------------
           H.        Decision to Restate...........................................................66
           --        -------------------


                                       i

III.       LJM HISTORY AND GOVERNANCE..............................................................68
----       --------------------------
           A.        Formation and Authorization of LJM Cayman, L.P. and
                     LJM2 Co-Investment, L.P.......................................................68
---------------------------------------------

           B.        LJM Governance Issues.........................................................75
           --        ---------------------

IV.        RHYTHMS NETCONNECTIONS..................................................................77
---        ----------------------
           A.        Origin of the Transaction.....................................................77
           --        -------------------------

           B.        Structure of the Transaction..................................................79
           --        ----------------------------

           C.        Structure and Pricing Issues..................................................82
           --        ----------------------------

                     1.        Nature of the Rhythms "Hedge".......................................82
                     --        -----------------------------
                     2.        SPE Equity Requirement..............................................83
                     --        ----------------------
                     3.        Pricing and Credit Capacity.........................................84
                     --        ---------------------------
           D.        Adjustment of the "Hedge" and Repayment of the Note...........................85
           --        ---------------------------------------------------

           E.        Unwinding the Transaction.....................................................87
           --        -------------------------

                     1.        Negotiations........................................................87
                     --        ------------
                     2.        Terms...............................................................89
                     --        -----
                     3.        Financial Results...................................................89
                     --        -----------------
           F.        Financial Participation of Enron Employees in the Unwind......................92
           --        --------------------------------------------------------

V.         THE RAPTORS.............................................................................97
--         -----------
           A.        Raptor I......................................................................99
           --        --------

                     1.        Formation and Structure.............................................99
                     --        -----------------------
                     2.        Enron's Approval of Raptor I........................................105
                     --        ----------------------------
                     3.        Early Activity in Raptor I..........................................107
                     --        --------------------------
                     4.        Credit Capacity Concerns in the Fall of 2000........................110
                     --        --------------------------------------------
           B.        Raptors II and IV.............................................................111
           --        -----------------


                                       ii

           C.        Raptor III....................................................................114
           --        ----------

                     1.        The New Power Company...............................................115
                     --        ---------------------
                     2.        The Creation of Raptor III..........................................115
                     --        --------------------------
                     3.        Decline in Raptor III's Credit Capacity.............................118
                     --        ---------------------------------------
           D.        Raptor Restructuring..........................................................119
           --        --------------------

                     1.        Fourth Quarter 2000 Temporary Fix...................................119
                     --        ---------------------------------
                     2.        First Quarter 2001 Restructuring....................................121
                     --        --------------------------------
                               a.         The Search for a Solution................................121
                               --         -------------------------
                               b.         The Restructuring Transaction............................122
                               --         -----------------------------
           E.        Unwind of the Raptors.........................................................125
           --        ---------------------

           F.        Conclusions on the Raptors....................................................128
           --        --------------------------

VI.        OTHER TRANSACTIONS WITH LJM.............................................................134
---        ---------------------------
           A.        Illustrative Transactions with LJM............................................135
           --        ----------------------------------

                     1.        Cuiaba..............................................................135
                     --        ------
                     2.        ENA CLO.............................................................138
                     --        -------
                     3.        Nowa Sarzyna (Poland Power Plant)...................................140
                     --        ---------------------------------
                     4.        MEGS................................................................141
                     --        ----
                     5.        Yosemite............................................................142
                     --        --------
                     6.        Backbone............................................................143
                     --        --------
           B.        Other Transactions with LJM...................................................145
           --        ---------------------------


                                      iii

VII.       OVERSIGHT BY THE BOARD OF DIRECTORS AND MANAGEMENT......................................148
----       --------------------------------------------------
           A.        Oversight by the Board of Directors...........................................148
           --        -----------------------------------

                     1.        The Chewco Transaction..............................................149
                     --        ----------------------
                     2.        Creation of LJM1 and LJM2...........................................150
                     --        -------------------------
                     3.        Creation of the Raptor Vehicles.....................................156
                     --        -------------------------------
                     4.        Board Oversight of the Ongoing Relationship with LJM................158
                     --        ----------------------------------------------------
           B.        Oversight by Management.......................................................165
           --        -----------------------

           C.        The Watkins Letter............................................................172
           --        ------------------

VIII.      RELATED-PARTY DISCLOSURE ISSUES.........................................................178
-----      -------------------------------
           A.        Standards for Disclosure of Related-Party Transactions........................178
           --        ------------------------------------------------------

           B.        Enron's Disclosure Process....................................................181
           --        --------------------------

           C.        Proxy Statement Disclosures...................................................184
           --        ---------------------------

                     1.        Enron's Disclosures.................................................184
                     --        -------------------
                     2.        Adequacy of Disclosures.............................................187
                     --        -----------------------
           D.        Financial Statement Footnote Disclosures......................................192
           --        ----------------------------------------

                     1.        Enron's Disclosures.................................................192
                     --        -------------------
                     2.        Adequacy of Disclosures.............................................197
                     --        -----------------------
           E.        Conclusions on Disclosure.....................................................200
           --        -------------------------


                        EXECUTIVE SUMMARY AND CONCLUSIONS


           The Special Investigative Committee of the Board of Directors of Enron Corp. submits this Report of Investigation to the Board of Directors. In accordance with our mandate, the Report addresses transactions between Enron and investment partnerships created and managed by Andrew S. Fastow, Enron's former Executive Vice President and Chief Financial Officer, and by other Enron employees who worked with Fastow.


           The Committee has done its best, given the available time and resources, to conduct a careful and impartial investigation. We have prepared a Report that explains the substance of the most significant transactions and highlights their most important accounting, corporate governance, management oversight, and public disclosure issues. An exhaustive investigation of these related-party transactions would require time and resources beyond those available to the Committee. We were not asked, and we have not attempted, to investigate the causes of Enron's bankruptcy or the numerous business judgments and external factors that contributed it. Many questions currently part of public discussion--such as questions relating to Enron's international business and commercial electricity ventures, broadband communications activities, transactions in Enron securities by insiders, or management of employee 401(k) plans--are beyond the scope of the authority we were given by the Board.


           There were some practical limitations on the information available to the Committee in preparing this Report. We had no power to compel third parties to submit to interviews, produce documents, or otherwise provide information. Certain former Enron employees who (we were told) played substantial roles in one or more of the transactions under investigation--including Fastow, Michael
J. Kopper, and Ben F. Glisan, Jr.--declined to be interviewed either entirely or with respect to most issues. We have had only limited access to certain workpapers of Arthur Andersen LLP ("Andersen"), Enron's outside auditors, and no access to materials in the possession of the Fastow partnerships or their limited partners. Information from these sources could affect our conclusions.


           This Executive Summary and Conclusions highlights important parts of the Report and summarizes our conclusions. It is based on the complete set of facts, explanations and limitations described in the Report, and should be read with the Report itself. Standing alone, it does not, and cannot, provide a full understanding of the facts and analysis underlying our conclusions.


                                   BACKGROUND

           On October 16, 2001, Enron announced that it was taking a $544 million after-tax charge against earnings related to transactions with LJM2 Co-Investment, L.P. ("LJM2"), a partnership created and managed by Fastow. It also announced a reduction of shareholders' equity of $1.2 billion related to transactions with that same entity.


           Less than one month later, Enron announced that it was restating its financial statements for the period from 1997 through 2001 because of accounting errors relating to transactions with a different Fastow partnership, LJM Cayman, L.P. ("LJM1"), and an additional related-party entity, Chewco Investments, L.P. ("Chewco"). Chewco was managed by an Enron Global Finance employee, Kopper, who reported to Fastow.

           The LJM1- and Chewco-related restatement, like the earlier charge against earnings and reduction of shareholders' equity, was very large. It reduced Enron's reported net income by $28 million in 1997 (of $105 million total), by $133 million in 1998 (of $703 million total), by $248 million in 1999 (of $893 million total), and by $99 million in 2000 (of $979 million total). The restatement reduced reported shareholders' equity by $258 million in 1997, by $391 million in 1998, by $710 million in 1999, and by $754 million in 2000. It increased reported debt by $711 million in 1997, by $561 million in 1998, by $685 million in 1999, and by $628 million in 2000. Enron also revealed, for the first time, that it had learned that Fastow received more than $30 million from LJM1 and LJM2. These announcements destroyed market confidence and investor trust in Enron. Less than one month later, Enron filed for bankruptcy.


                               SUMMARY OF FINDINGS


           This Committee was established on October 28, 2001, to conduct an investigation of the related-party transactions. We have examined the specific transactions that led to the third-quarter 2001 earnings charge and the restatement. We also have attempted to examine all of the approximately two dozen other transactions between Enron and these related-party entities: what these transactions were, why they took place, what went wrong, and who was responsible.


           Our investigation identified significant problems beyond those Enron has already disclosed. Enron employees involved in the partnerships were enriched, in the aggregate, by tens of millions of dollars they should never have received--Fastow by at least $30 million, Kopper by at least $10 million, two others by $1 million each, and still two more by amounts we believe were at least in the hundreds of thousands of dollars. We have seen no evidence that any of these employees, except Fastow, obtained the permission required by Enron's Code of Conduct of Business Affairs to own interests in the partnerships. Moreover, the extent of Fastow's ownership and financial windfall was inconsistent with his representations to Enron's Board of Directors.


           This personal enrichment of Enron employees, however, was merely one aspect of a deeper and more serious problem. These partnerships--Chewco, LJM1, and LJM2--were used by Enron Management to enter into transactions that it could not, or would not, do with unrelated commercial entities. Many of the most significant transactions apparently were designed to accomplish favorable financial statement results, not to achieve bona fide economic objectives or to transfer risk. Some transactions were designed so that, had they followed applicable accounting rules, Enron could have kept assets and liabilities (especially debt) off of its balance sheet; but the transactions did not follow those rules.


           Other transactions were implemented--improperly, we are informed by our accounting advisors--to offset losses. They allowed Enron to conceal from the market very large losses resulting from Enron's merchant investments by creating an appearance that those investments were hedged--that is, that a third party was obligated to pay Enron the amount of those losses--when in fact that third party was simply an entity in which only Enron had a substantial economic stake. We believe these transactions resulted in Enron reporting earnings from the third quarter of 2000 through the third quarter of 2001 that were almost $1 billion higher than should have been reported.

           Enron's original accounting treatment of the Chewco and LJM1 transactions that led to Enron's November 2001 restatement was clearly wrong, apparently the result of mistakes either in structuring the transactions or in basic accounting. In other cases, the accounting treatment was likely wrong, notwithstanding creative efforts to circumvent accounting principles through the complex structuring of transactions that lacked fundamental economic substance. In virtually all of the transactions, Enron's accounting treatment was determined with extensive participation and structuring advice from Andersen, which Management reported to the Board. Enron's records show that Andersen billed Enron $5.7 million for advice in connection with the LJM and Chewco transactions alone, above and beyond its regular audit fees.


           Many of the transactions involve an accounting structure known as a "special purpose entity" or "special purpose vehicle" (referred to as an "SPE" in this Summary and in the Report). A company that does business with an SPE may treat that SPE as if it were an independent, outside entity for accounting purposes if two conditions are met: (1) an owner independent of the company must make a substantive equity investment of at least 3% of the SPE's assets, and that 3% must remain at risk throughout the transaction; and (2) the independent owner must exercise control of the SPE. In those circumstances, the company may record gains and losses on transactions with the SPE, and the assets and liabilities of the SPE are not included in the company's balance sheet, even though the company and the SPE are closely related. It was the technical failure of some of the structures with which Enron did business to satisfy these requirements that led to Enron's restatement.

                  SUMMARY OF TRANSACTIONS AND MATTERS REVIEWED


           The following are brief summaries of the principal transactions and matters in which we have identified substantial problems:


                             THE CHEWCO TRANSACTION

           The first of the related-party transactions we examined involved Chewco Investments L.P., a limited partnership managed by Kopper. Because of this transaction, Enron filed inaccurate financial statements from 1997 through 2001, and provided an unauthorized and unjustifiable financial windfall to Kopper.

           From 1993 through 1996, Enron and the California Public Employees' Retirement System ("CalPERS") were partners in a $500 million joint venture investment partnership called Joint Energy Development Investment Limited Partnership ("JEDI"). Because Enron and CalPERS had joint control of the partnership, Enron did not consolidate JEDI into its consolidated financial statements. The financial statement impact of non-consolidation was significant:
Enron would record its contractual share of gains and losses from JEDI on its income statement and would disclose the gain or loss separately in its financial statement footnotes, but would not show JEDI's debt on its balance sheet.

           In November 1997, Enron wanted to redeem CalPERS' interest in JEDI so that CalPERS would invest in another, larger partnership. Enron needed to find a new partner, or else it would have to consolidate JEDI into its financial statements, which it did not want to do. Enron assisted Kopper (whom Fastow identified for the role) in forming Chewco to purchase CalPERS' interest. Kopper was the manager and owner of Chewco's general partner. Under the SPE rules summarized above, Enron could only avoid consolidating JEDI onto Enron's financial statements if Chewco had some independent ownership with a minimum of 3% of equity capital at risk. Enron and Kopper, however, were unable to locate any such outside investor, and instead financed Chewco's purchase of the JEDI interest almost entirely with debt, not equity. This was done hurriedly and in apparent disregard of the accounting requirements for non-consolidation. Notwithstanding the shortfall in required equity capital, Enron did not consolidate Chewco (or JEDI) into its consolidated financial statements.

           Kopper and others (including Andersen) declined to speak with us about why this transaction was structured in a way that did not comply with the non-consolidation rules. Enron, and any Enron employee acting in Enron's interest, had every incentive to ensure that Chewco complied with these rules. We do not know whether this mistake resulted from bad judgment or carelessness on the part of Enron employees or Andersen, or whether it was caused by Kopper or others putting their own interests ahead of their obligations to Enron.

           The consequences, however, were enormous. When Enron and Andersen reviewed the transaction closely in 2001, they concluded that Chewco did not satisfy the SPE accounting rules and--because JEDI's non-consolidation depended on Chewco's status--neither did JEDI. In November 2001, Enron announced that it would consolidate Chewco and JEDI retroactive to 1997. As detailed in the Background section above, this retroactive consolidation resulted in a massive reduction in Enron's reported net income and a massive increase in its reported debt.

           Beyond the financial statement consequences, the Chewco transaction raises substantial corporate governance and management oversight issues. Under Enron's Code of Conduct of Business Affairs, Kopper was prohibited from having a financial or managerial role in Chewco unless the Chairman and CEO determined that his participation "does not adversely affect the best interests of the Company." Notwithstanding this requirement, we have seen no evidence that his participation was ever disclosed to, or approved by, either Kenneth Lay (who was Chairman and CEO) or the Board of Directors.

           While the consequences of the transaction were devastating to Enron, Kopper reaped a financial windfall from his role in Chewco. This was largely a result of arrangements that he appears to have negotiated with Fastow. From December 1997 through December 2000, Kopper received $2 million in "management" and other fees relating to Chewco. Our review failed to identify how these payments were determined, or what, if anything, Kopper did to justify the payments. More importantly, in March 2001 Enron repurchased Chewco's interest in JEDI on terms Kopper apparently negotiated with Fastow (during a time period in which Kopper had undisclosed interests with Fastow in both LJM1 and LJM2). Kopper had invested $125,000 in Chewco in 1997. The repurchase resulted in Kopper's (and a friend to whom he had transferred part of his interest) receiving more than $10 million from Enron.


                              THE LJM TRANSACTIONS

           In 1999, with Board approval, Enron entered into business relationships with two partnerships in which Fastow was the manager and an investor. The transactions between Enron and the LJM partnerships resulted in

Enron increasing its reported financial results by more than a billion dollars, and enriching Fastow and his co-investors by tens of millions of dollars at Enron's expense.


           The two members of the Special Investigative Committee who have reviewed the Board's decision to permit Fastow to participate in LJM notwithstanding the conflict of interest have concluded that this arrangement was fundamentally flawed.1/ A relationship with the most senior financial officer of a public company--particularly one requiring as many controls and as much oversight by others as this one did--should not have been undertaken in the first place.

           The Board approved Fastow's participation in the LJM partnerships with full knowledge and discussion of the obvious conflict of interest that would result. The Board apparently believed that the conflict, and the substantial risks associated with it, could be mitigated through certain controls (involving oversight by both the Board and Senior Management) to ensure that transactions were done on terms fair to Enron. In taking this step, the Board thought that the LJM partnerships would offer business benefits to Enron that would outweigh the potential costs. The principal reason advanced by Management in favor of the relationship, in the case of LJM1, was that it would permit Enron to accomplish a particular transaction it could not otherwise


----------------------------
1/ One member of the Special Investigative Committee, Herbert S. Winokur, Jr., was a member of the Board of Directors and the Finance Committee during the relevant period. The portions of the Report describing and evaluating actions of the Board and its Committees are solely the views of the other two members of the Committee, Dean William C. Powers, Jr. of the University of Texas School of Law and Raymond S. Troubh.

accomplish. In the case of LJM2, Management advocated that it would provide Enron with an additional potential buyer of assets that Enron wanted to sell, and that Fastow's familiarity with the Company and the assets to be sold would permit Enron to move more quickly and incur fewer transaction costs.

           Over time, the Board required, and Management told the Board it was implementing, an ever-increasing set of procedures and controls over the related-party transactions. These included, most importantly, review and approval of all LJM transactions by Richard Causey, the Chief Accounting Officer; and Richard Buy, the Chief Risk Officer; and, later during the period, Jeffrey Skilling, the President and COO (and later CEO). The Board also directed its Audit and Compliance Committee to conduct annual reviews of all LJM transactions.

           These controls as designed were not rigorous enough, and their implementation and oversight was inadequate at both the Management and Board levels. No one in Management accepted primary responsibility for oversight; the controls were not executed properly; and there were structural defects in those controls that became apparent over time. For instance, while neither the Chief Accounting Officer, Causey, nor the Chief Risk Officer, Buy, ignored his responsibilities, they interpreted their roles very narrowly and did not give the transactions the degree of review the Board believed was occurring. Skilling appears to have been almost entirely uninvolved in the process, notwithstanding representations made to the Board that he had undertaken a significant role. No one in Management stepped forward to address the issues as they arose, or to bring the apparent problems to the Board's attention.

           As we discuss further below, the Board, having determined to allow the related-party transactions to proceed, did not give sufficient scrutiny to the information that was provided to it thereafter. While there was important information that appears to have been withheld from the Board, the annual reviews of LJM transactions by the Audit and Compliance Committee (and later also the Finance Committee) appear to have involved only brief presentations by Management (with Andersen present at the Audit Committee) and did not involve any meaningful examination of the nature or terms of the transactions. Moreover, even though Board Committee-mandated procedures required a review by the Compensation Committee of Fastow's compensation from the partnerships, neither the Board nor Senior Management asked Fastow for the amount of his LJM-related compensation until October 2001, after media reports focused on Fastow's role in LJM.

           From June 1999 through June 2001, Enron entered into more than 20 distinct transactions with the LJM partnerships. These were of two general types: asset sales and purported "hedging" transactions. Each of these types of transactions was flawed, although the latter ultimately caused much more harm to Enron.

           ASSET SALES. Enron sold assets to LJM that it wanted to remove from its books. These transactions often occurred close to the end of financial reporting periods. While there is nothing improper about such transactions if they actually transfer the risks and rewards of ownership to the other party, there are substantial questions whether any such transfer occurred in some of the sales to LJM.

           Near the end of the third and fourth quarters of 1999, Enron sold interests in seven assets to LJM1 and LJM2. These transactions appeared consistent with the stated purpose of allowing Fastow to participate in the partnerships--the transactions were done quickly, and permitted Enron to remove the assets from its balance sheet and record a gain in some cases. However, events that occurred after the sales call into question the legitimacy of the sales. In particular: (1) Enron bought back five of the seven assets after the close of the financial reporting period, in some cases within a matter of months; (2) the LJM partnerships made a profit on every transaction, even when the asset it had purchased appears to have declined in market value; and (3) according to a presentation Fastow made to the Board's Finance Committee, those transactions generated, directly or indirectly, "earnings" to Enron of $229 million in the second half of 1999 (apparently including one hedging transaction). (The details of the transactions are discussed in Section VI of the Report.) Although we have not been able to confirm Fastow's calculation, Enron's reported earnings for that period were $570 million (pre-tax) and $549 million (after-tax).

           We have identified some evidence that, in three of these transactions where Enron ultimately bought back LJM's interest, Enron had agreed in advance to protect the LJM partnerships against loss. If this was in fact the case, it was likely inappropriate to treat the transactions as sales. There also are plausible, more innocent explanations for some of the repurchases, but a sufficient basis remains for further examination. With respect to those transactions in which risk apparently did not pass from Enron, the LJM partnerships functioned as a vehicle to accommodate Enron in the management of its reported financial results.

           HEDGING TRANSACTIONS. The first "hedging" transaction between Enron and LJM occurred in June 1999, and was approved by the Board in conjunction with its approval of Fastow's participation in LJM1. The normal idea of a hedge is to contract with a creditworthy outside party that is prepared--for a price--to take on the economic risk of an investment. If the value of the investment goes down, that outside party will bear the loss. That is not what happened here. Instead, Enron transferred its own stock to an SPE in exchange for a note. The Fastow partnership, LJM1, was to provide the outside equity necessary for the SPE to qualify for non-consolidation. Through the use of options, the SPE purported to take on the risk that the price of the stock of Rhythms NetConnections Inc. ("Rhythms"), an internet service provider, would decline. The idea was to "hedge" Enron's profitable merchant investment in Rhythms stock, allowing Enron to offset losses on Rhythms if the price of Rhythms stock declined. If the SPE were required to pay Enron on the Rhythms options, the transferred Enron stock would be the principal source of payment.

           The other "hedging" transactions occurred in 2000 and 2001 and involved SPEs known as the "Raptor" vehicles. Expanding on the idea of the Rhythms transaction, these were extraordinarily complex structures. They were funded principally with Enron's own stock (or contracts for the delivery of Enron stock) that was intended to "hedge" against declines in the value of a large group of Enron's merchant investments. LJM2 provided the outside equity designed to avoid consolidation of the Raptor SPEs.

           The asset sales and hedging transactions raised a variety of issues, including the following:

           ACCOUNTING AND FINANCIAL REPORTING ISSUES. Although Andersen approved the transactions, in fact the "hedging" transactions did not involve substantive transfers of economic risk. The transactions may have looked superficially like economic hedges, but they actually functioned only as "accounting" hedges. They appear to have been designed to circumvent accounting rules by recording hedging gains to offset losses in the value of merchant investments on Enron's quarterly and annual income statements. The economic reality of these transactions was that Enron never escaped the risk of loss, because it had provided the bulk of the capital with which the SPEs would pay Enron.

           Enron used this strategy to avoid recognizing losses for a time. In 1999, Enron recognized after-tax income of $95 million from the Rhythms transaction, which offset losses on the Rhythms investment. In the last two quarters of 2000, Enron recognized revenues of $500 million on derivative transactions with the Raptor entities, which offset losses in Enron's merchant investments, and recognized pre-tax earnings of $532 million (including net interest income). Enron's reported pre-tax earnings for the last two quarters of 2000 totaled $650 million. "Earnings" from the Raptors accounted for more than 80% of that total.

           The idea of hedging Enron's investments with the value of Enron's capital stock had a serious drawback as an economic matter. If the value of the investments fell at the same time as the value of Enron stock fell, the SPEs would be unable to meet their obligations and the "hedges" would fail. This is precisely what happened in late 2000 and early 2001. Two of the Raptor SPEs lacked sufficient credit capacity to pay Enron on the "hedges." As a result, in late March 2001, it appeared that Enron would be required to take a pre-tax charge against earnings of more than $500 million to reflect the shortfall in credit capacity. Rather than take that loss, Enron "restructured" the Raptor vehicles by, among other things, transferring more than $800 million of contracts to receive its own stock to them just before quarter-end. This transaction apparently was not disclosed to or authorized by the Board, involved a transfer of very substantial value for insufficient consideration, and appears inconsistent with governing accounting rules. It continued the concealment of the substantial losses in Enron's merchant investments.

           However, even these efforts could not avoid the inevitable results of hedges that were supported only by Enron stock in a declining market. As the value of Enron's merchant investments continued to fall in 2001, the credit problems in the Raptor entities became insoluble. Ultimately, the SPEs were terminated in September 2001. This resulted in the unexpected announcement on October 16, 2001, of a $544 million after-tax charge against earnings. In addition, Enron was required to reduce shareholders' equity by $1.2 billion. While the equity reduction was primarily the result of accounting errors made in 2000 and early 2001, the charge against earnings was the result of Enron's "hedging" its investments--not with a creditworthy counter-party, but with itself.

           CONSOLIDATION ISSUES. In addition to the accounting abuses involving use of Enron stock to avoid recognizing losses on merchant investments, the Rhythms transaction involved the same SPE equity problem that undermined Chewco and JEDI. As we stated above, in 2001, Enron and Andersen concluded that Chewco lacked sufficient outside equity at risk to qualify for non-consolidation. At the same time, Enron and Andersen also concluded that the LJM1 SPE in the Rhythms transaction failed the same threshold accounting requirement. In recent Congressional testimony, Andersen's CEO explained that the firm had simply been wrong in 1999 when it concluded (and presumably advised Enron) that the LJM1 SPE satisfied the non-consolidation requirements. As a result, in November 2001, Enron announced that it would restate prior period financials to consolidate the LJM1 SPE retroactively to 1999. This retroactive consolidation decreased Enron's reported net income by $95 million (of $893 million total) in 1999 and by $8 million (of $979 million total) in 2000.

           SELF-DEALING ISSUES. While these related-party transactions facilitated a variety of accounting and financial reporting abuses by Enron, they were extraordinarily lucrative for Fastow and others. In exchange for their passive and largely risk-free roles in these transactions, the LJM partnerships and their investors were richly rewarded. Fastow and other Enron employees received tens of millions of dollars they should not have received. These benefits came at Enron's expense.

           When Enron and LJM1 (through Fastow) negotiated a termination of the Rhythms "hedge" in 2000, the terms of the transaction were extraordinarily generous to LJM1 and its investors. These investors walked away with tens of millions of dollars in value that, in an arm's-length context, Enron would never have given away. Moreover, based on the information available to us, it appears that Fastow had offered interests in the Rhythms termination to Kopper and four other Enron employees. These investments, in a partnership called "Southampton Place," provided spectacular returns. In exchange for a $25,000 investment, Fastow received (through a family foundation) $4.5 million in approximately two months. Two other employees, who each invested $5,800, each received $1 million in the same time period. We have seen no evidence that Fastow or any of these employees obtained clearance for those investments, as required by Enron's Code of Conduct. Kopper and the other Enron employees who received these vast returns were all involved in transactions between Enron and the LJM partnerships in 2000--some representing Enron.


                                PUBLIC DISCLOSURE

           Enron's publicly-filed reports disclosed the existence of the LJM partnerships. Indeed, there was substantial factual information about Enron's transactions with these partnerships in Enron's quarterly and annual reports and in its proxy statements. Various disclosures were approved by one or more of Enron's outside auditors and its inside and outside counsel. However, these disclosures were obtuse, did not communicate the essence of the transactions completely or clearly, and failed to convey the substance of what was going on between Enron and the partnerships. The disclosures also did not communicate the nature or extent of Fastow's financial interest in the LJM partnerships. This was the result of an effort to avoid disclosing Fastow's financial interest and to downplay the significance of the related-party transactions and, in some respects, to disguise their substance and import. The disclosures also asserted that the related-party transactions were reasonable compared to transactions with third parties, apparently without any factual basis. The process by which the relevant disclosures were crafted was influenced substantially by Enron Global Finance (Fastow's group). There was an absence of forceful and effective oversight by Senior Enron Management and in-house counsel, and objective and critical professional advice by outside counsel at Vinson & Elkins, or auditors at Andersen.

                                THE PARTICIPANTS

           The actions and inactions of many participants led to the related-party abuses, and the financial reporting and disclosure failures, that we identify in our Report. These participants include not only the employees who enriched themselves at Enron's expense, but also Enron's Management, Board of Directors and outside advisors. The factual basis and analysis for these conclusions are set out in the Report. In summary, based on the evidence available to us, the Committee notes the following:

           ANDREW FASTOW. Fastow was Enron's Chief Financial Officer and was involved on both sides of the related-party transactions. What he presented as an arrangement intended to benefit Enron became, over time, a means of both enriching himself personally and facilitating manipulation of Enron's financial statements. Both of these objectives were inconsistent with Fastow's fiduciary duties to Enron and anything the Board authorized. The evidence suggests that he
(1) placed his own personal interests and those of the LJM partnerships ahead of Enron's interests; (2) used his position in Enron to influence (or attempt to influence) Enron employees who were engaging in transactions on Enron's behalf with the LJM partnerships; and (3) failed to disclose to Enron's Board of Directors important information it was entitled to receive. In particular, we have seen no evidence that he disclosed Kopper's role in Chewco or LJM2, or the level of profitability of the LJM partnerships (and his personal and family interests in those profits), which far exceeded what he had led the Board to expect. He apparently also violated and caused violations of Enron's Code of Conduct by purchasing, and offering to Enron employees, extraordinarily lucrative interests in the Southampton Place partnership. He did so at a time when at least one of those employees was actively working on Enron's behalf in transactions with LJM2.

           ENRON'S MANAGEMENT. Individually, and collectively, Enron's Management failed to carry out its substantive responsibility for ensuring that the transactions were fair to Enron--which in many cases they were not--and its responsibility for implementing a system of oversight and controls over the transactions with the LJM partnerships. There were several direct consequences of this failure: transactions were executed on terms that were not fair to Enron and that enriched Fastow and others; Enron engaged in transactions that had little economic substance and misstated Enron's financial results; and the disclosures Enron made to its shareholders and the public did not fully or accurately communicate relevant information. We discuss here the involvement of Kenneth Lay, Jeffrey Skilling, Richard Causey, and Richard Buy.

           For much of the period in question, Lay was the Chief Executive Officer of Enron and, in effect, the captain of the ship. As CEO, he had the ultimate responsibility for taking reasonable steps to ensure that the officers reporting to him performed their oversight duties properly. He does not appear to have directed their attention, or his own, to the oversight of the LJM partnerships. Ultimately, a large measure of the responsibility rests with the CEO.

           Lay approved the arrangements under which Enron permitted Fastow to engage in related-party transactions with Enron and authorized the Rhythms transaction and three of the Raptor vehicles. He bears significant responsibility for those flawed decisions, as well as for Enron's failure to implement sufficiently rigorous procedural controls to prevent the abuses that flowed from this inherent conflict of interest. In connection with the LJM transactions, the evidence we have examined suggests that Lay functioned almost entirely as a Director, and less as a member of Management. It appears that both he and Skilling agreed, and the Board understood, that Skilling was the senior member of Management responsible for the LJM relationship.

           Skilling was Enron's President and Chief Operating Officer, and later its Chief Executive Officer, until his resignation in August 2001. The Board assumed, and properly so, that during the entire period of time covered by the events discussed in this Report, Skilling was sufficiently knowledgeable of and involved in the overall operations of Enron that he would see to it that matters of significance would be brought to the Board's attention. With respect to the LJM partnerships, Skilling personally supported the Board's decision to permit Fastow to proceed with LJM, notwithstanding Fastow's conflict of interest. Skilling had direct responsibility for ensuring that those reporting to him performed their oversight duties properly. He likewise had substantial responsibility to make sure that the internal controls that the Board put in place--particularly those involving related-party transactions with the Company's CFO--functioned properly. He has described the detail of his expressly-assigned oversight role as minimal. That answer, however, misses the point. As the magnitude and significance of the related-party transactions to Enron increased over time, it is difficult to understand why Skilling did not ensure that those controls were rigorously adhered to and enforced. Based upon his own description of events, Skilling does not appear to have given much attention to these duties. Skilling certainly knew or should have known of the magnitude and the risks associated with these transactions. Skilling, who prides himself on the controls he put in place in many areas at Enron, bears substantial responsibility for the failure of the system of internal controls to mitigate the risk inherent in the relationship between Enron and the LJM partnerships.

           Skilling met in March 2000 with Jeffrey McMahon, Enron's Treasurer (who reported to Fastow). McMahon told us that he approached Skilling with serious concerns about Enron's dealings with the LJM partnerships. McMahon and Skilling disagree on some important elements of what was said. However, if McMahon's account (which is reflected in what he describes as contemporaneous talking points for the discussion) is correct, it appears that Skilling did not take action (nor did McMahon approach Lay or the Board) after being put on notice that Fastow was pressuring Enron employees who were negotiating with LJM--clear evidence that the controls were not effective. There also is conflicting evidence regarding Skilling's knowledge of the March 2001 Raptor restructuring transaction. Although Skilling denies it, if the account of other Enron employees is accurate, Skilling both approved a transaction that was designed to conceal substantial losses in Enron's merchant investments and withheld from the Board important information about that transaction.

           Causey was and is Enron's Chief Accounting Officer. He presided over and participated in a series of accounting judgments that, based on the accounting advice we have received, went well beyond the aggressive. The fact that these judgments were, in most if not all cases, made with the concurrence of Andersen is a significant, though not entirely exonerating, fact.

           Causey was also charged by the Board of Directors with a substantial role in the oversight of Enron's relationship with the LJM partnerships. He was to review and approve all transactions between Enron and the LJM partnerships, and he was to review those transactions with the Audit and Compliance Committee annually. The evidence we have examined suggests that he did not implement a procedure for identifying all LJM1 or LJM2 transactions and did not give those transactions the level of scrutiny the Board had reason to believe he would. He did not provide the Audit and Compliance Committee with the full and complete information about the transactions, in particular the Raptor III and Raptor restructuring transactions, that it needed to fulfill its duties.

           Buy was and is Enron's Senior Risk Officer. The Board of Directors also charged him with a substantial role in the oversight of Enron's relationship with the LJM partnerships. He was to review and approve all transactions between them. The evidence we have examined suggests that he did not implement a procedure for identifying all LJM1 or LJM2 transactions. Perhaps more importantly, he apparently saw his role as more narrow than the Board had reason to believe, and did not act affirmatively to carry out (or ensure that others carried out) a careful review of the economic terms of all transactions between Enron and LJM.

           THE BOARD OF DIRECTORS. With respect to the issues that are the subject of this investigation, the Board of Directors failed, in our judgment, in its oversight duties. This had serious consequences for Enron, its employees, and its shareholders.

           The Board of Directors approved the arrangements that allowed the Company's CFO to serve as general partner in partnerships that participated in significant financial transactions with Enron. As noted earlier, the two members of the Special Investigative Committee who have participated in this review of the Board's actions believe this decision was fundamentally flawed. The Board substantially underestimated the severity of the conflict and overestimated the degree to which management controls and procedures could contain the problem.

           After having authorized a conflict of interest creating as much risk as this one, the Board had an obligation to give careful attention to the transactions that followed. It failed to do this. It cannot be faulted for the various instances in which it was apparently denied important information concerning certain of the transactions in question. However, it can and should be faulted for failing to demand more information, and for failing to probe and understand the information that did come to it. The Board authorized the Rhythms transaction and three of the Raptor transactions. It appears that many of its members did not understand those transactions--the economic rationale, the consequences, and the risks. Nor does it appear that they reacted to warning signs in those transactions as they were presented, including the statement to the Finance Committee in May 2000 that the proposed Raptor transaction raised a risk of "accounting scrutiny." We do note, however, that the Committee was told that Andersen was "comfortable" with the transaction. As complex as the transactions were, the existence of Fastow's conflict of interest demanded that the Board gain a better understanding of the LJM transactions that came before it, and ensure (whether through one of its Committees or through use of outside consultants) that they were fair to Enron.

           The Audit and Compliance Committee, and later the Finance Committee, took on a specific role in the control structure by carrying out periodic reviews of the LJM transactions. This was an opportunity to probe the transactions thoroughly, and to seek outside advice as to any issues outside the Board members' expertise. Instead, these reviews appear to have been too brief, too limited in scope, and too superficial to serve their intended function. The Compensation Committee was given the role of reviewing Fastow's compensation from the LJM entities, and did not carry out this review. This remained the case even after the Committees were on notice that the LJM transactions were contributing very large percentages of Enron's earnings. In sum, the Board did not effectively meet its obligation with respect to the LJM transactions.

           The Board, and in particular the Audit and Compliance Committee, has the duty of ultimate oversight over the Company's financial reporting. While the primary responsibility for the financial reporting abuses discussed in the Report lies with Management, the participating members of this Committee believe those abuses could and should have been prevented or detected at an earlier time had the Board been more aggressive and vigilant.

           OUTSIDE PROFESSIONAL ADVISORS. The evidence available to us suggests that Andersen did not fulfill its professional responsibilities in connection with its audits of Enron's financial statements, or its obligation to bring to the attention of Enron's Board (or the Audit and Compliance Committee) concerns about Enron's internal controls over the related-party transactions. Andersen has admitted that it erred in concluding that the Rhythms transaction was structured properly under the SPE non-consolidation rules. Enron was required to restate its financial results for 1999 and 2000 as a result. Andersen participated in the structuring and accounting treatment of the Raptor transactions, and charged over $1 million for its services, yet it apparently failed to provide the objective accounting judgment that should have prevented these transactions from going forward. According to Enron's internal accountants (though this apparently has been disputed by Andersen), Andersen also reviewed and approved the recording of additional equity in March 2001 in connection with this restructuring. In September 2001, Andersen required Enron to reverse this accounting treatment, leading to the $1.2 billion reduction of equity. Andersen apparently failed to note or take action with respect to the deficiencies in Enron's public disclosure documents.

           According to recent public disclosures, Andersen also failed to bring to the attention of Enron's Audit and Compliance Committee serious reservations Andersen partners voiced internally about the related-party transactions. An internal Andersen e-mail from February 2001 released in connection with recent Congressional hearings suggests that Andersen had concerns about Enron's disclosures of the related-party transactions. A week after that e-mail, however, Andersen's engagement partner told the Audit and Compliance Committee that, with respect to related-party transactions, "[r]equired disclosure [had been] reviewed for adequacy," and that Andersen would issue an unqualified audit opinion. From 1997 to 2001, Enron paid Andersen $5.7 million in connection with work performed specifically on the LJM and Chewco transactions. The Board appears to have reasonably relied upon the professional judgment of Andersen concerning Enron's financial statements and the adequacy of controls for the related-party transactions. Our review indicates that Andersen failed to meet its responsibilities in both respects.

           Vinson & Elkins, as Enron's longstanding outside counsel, provided advice and prepared documentation in connection with many of the transactions discussed in the Report. It also assisted Enron with the preparation of its disclosures of related-party transactions in the proxy statements and the footnotes to the financial statements in Enron's periodic SEC filings.2/ Management and the Board relied heavily on the perceived approval by Vinson & Elkins of the structure and disclosure of the transactions. Enron's Audit and Compliance Committee, as well as in-house counsel, looked to it for assurance that Enron's public disclosures were legally sufficient. It would be inappropriate to fault Vinson & Elkins for accounting matters, which are not within its expertise. However, Vinson & Elkins should have brought a stronger, more objective and more critical voice to the disclosure process.

           ENRON EMPLOYEES WHO INVESTED IN THE LJM PARTNERSHIPS. Michael Kopper, who worked for Fastow in the Finance area, enriched himself substantially at Enron's expense by virtue of his roles in Chewco, Southampton Place, and possibly LJM2. In a transaction he negotiated with Fastow, Kopper, and his co-investor in Chewco received more than $10 million from Enron for a $125,000 investment. This was inconsistent with his fiduciary duties to Enron and, as best we can determine, with anything the Board--which apparently was unaware of his Chewco activities--authorized. We do not know what financial returns he received from his undisclosed investments in LJM2 or Southampton Place. Kopper violated Enron's Code of Conduct not only by purchasing his personal interests in Chewco, LJM2, and Southampton, but also by secretly offering an interest in Southampton to another Enron employee.


---------------------------
2/ Because of the relationship between Vinson & Elkins and the University of Texas School of Law, the portions of the Report describing and evaluating actions of Vinson & Elkins are solely the views of Troubh and Winokur.

           Ben Glisan, an accountant and later McMahon's successor as Enron's Treasurer, was a principal hands-on Enron participant in two transactions that ultimately required restatements of earnings and equity: Chewco and the Raptor structures. Because Glisan declined to be interviewed by us on Chewco, we cannot speak with certainty about Glisan's knowledge of the facts that should have led to the conclusion that Chewco failed to comply with the non-consolidation requirement. There is, however, substantial evidence that he was aware of such facts. In the case of Raptor, Glisan shares responsibility for accounting judgments that, as we understand based on the accounting advice we have received, went well beyond the aggressive. As with Causey, the fact that these judgments were, in most if not all cases, made with the concurrence of Andersen is a significant, though not entirely exonerating, fact. Moreover, Glisan violated Enron's Code of Conduct by accepting an interest in Southampton Place without prior disclosure to or consent from Enron's Chairman and Chief Executive Officer--and doing so at a time when he was working on Enron's behalf on transactions with LJM2, including Raptor.

           Kristina Mordaunt (an in-house lawyer at Enron), Kathy Lynn (an employee in the Finance area), and Anne Yaeger Patel (also an employee in Finance) appear to have violated Enron's Code of Conduct by accepting interests in Southampton Place without obtaining the consent of Enron's Chairman and Chief Executive Officer.

                                     *  *  *

           The tragic consequences of the related-party transactions and accounting errors were the result of failures at many levels and by many people: a flawed idea, self-enrichment by employees, inadequately-designed controls, poor implementation, inattentive oversight, simple (and not-so-simple) accounting mistakes, and overreaching in a culture that appears to have encouraged pushing the limits. Our review indicates that many of those consequences could and should have been avoided.

           The Special Investigative Committee of the Board of Directors of Enron Corp. submits this Report of Investigation to the Board of Directors.


                                  INTRODUCTION

           As directed by the Board, this Report addresses transactions between Enron and investment partnerships created and managed by Andrew S. Fastow, Enron's former Executive Vice President and Chief Financial Officer ("CFO"), and other Enron employees who worked for Fastow.


           Many of the transactions we reviewed are extraordinarily complex. The Committee has done its best, given the available time and resources, to conduct a careful and impartial investigation. We have prepared a Report that explains the substance of the transactions and highlights their most important accounting, corporate governance, management oversight, and public disclosure issues. An exhaustive investigation of these related-party transactions would require time and resources beyond those available to the Committee. In light of the Board's expressed desire for a prompt explanation of these transactions, and pressing requests from governmental authorities to both the Committee and the Company, we provide this Report without further delay. We believe that the information and analysis it provides is a substantial first step in reviewing and understanding these transactions, and serves as an important starting point for further governmental or other investigations.


           The Committee's mandate was specific and focused, so we need to explain what we did not do. We were not asked, and we have not attempted, to investigate the causes of Enron's bankruptcy or the numerous business judgments and external factors that contributed it. Many questions currently part of public discussion--such as questions relating to Enron's international business and commercial electricity ventures, broadband communications, transactions in Enron securities by insiders, or management of employee 401(k) plans--are beyond the scope of the authority we were given by the Board.


           FORMATION OF THE COMMITTEE. On October 16, 2001, Enron announced its earnings for the third quarter of 2001. The announcement included an unexpected after-tax charge against earnings of $544 million "related to losses associated with certain investments, principally Enron's interest in The New Power Company, broadband and technology investments, and early termination during the third quarter of certain structured finance arrangements with a previously disclosed entity." In a conference call with securities analysts that day, Enron Chairman Kenneth Lay said that Enron's shareholders' equity was being reduced by $1.2 billion in connection with "the early termination" of "certain structured finance arrangements with a previously disclosed- entity." Both the $544 million charge and the reduction of shareholders' equity related to transactions between Enron and LJM2 Co-Investment, L.P. ("LJM2"), a partnership created and managed by Fastow. The immediate response from the investment community and the media was intense and negative.


           On October 22, Enron announced that the Securities and Exchange Commission ("SEC") had requested that Enron voluntarily provide information about the related-party transactions with LJM2 that had been addressed in

Enron's earnings announcement. Two days later, on October 24, Enron announced that Fastow would be on a leave of absence and would be replaced as CFO.


           The Board of Directors established a Special Committee on October 28, consisting of three directors who were not employees of Enron. The Board authorized the Committee to conduct an investigation of the related-party transactions that were the subject of the SEC inquiry. In the weeks that followed, two new members were added to the Board: Dean William C. Powers, Jr. of the University of Texas School of Law and Raymond S. Troubh. Powers and Troubh, neither of whom had been a member of the Board at the time of the transactions under investigation, were appointed to the Committee (later renamed the Special Investigative Committee) and Powers was named Chairman. Two of the previously-appointed Directors stepped down so that the new Directors would constitute a majority. As constituted after these changes, the Committee's members are Powers, Troubh, and Herbert S. Winokur, Jr.3/



-------------------------
3/ Powers became Dean of the University of Texas Law School on September 1, 2000. He has been on the faculty since 1977. James Derrick, Enron's General Counsel, served on the Law School Foundation Board of Directors and the Executive Committee of the Law Alumni Association. He resigned from both positions when Powers was appointed to the Enron Board. He had previously been President of the Law Alumni Association. In 1998, Enron pledged a $250,000 gift to the Law School; the final payment was made in January 2001. Enron has also provided $2,250 in matching money for gifts made to the Law School by Enron employees. Vinson & Elkins has been a major financial supporter of the Law School. The portions of the Report describing and evaluating actions of Vinson & Elkins are solely the views of Troubh and Winokur.

Winokur has been a member of the Board of Directors of Enron since 1985. He was Chairman of the Finance Committee during the time period relevant to this Report and participated in the decisions of the Board and the Finance Committee that are addressed in the Report. The portions of the Report describing and evaluating actions of the Board and its Committees are solely the views of Powers and Troubh.

           The Committee engaged Wilmer, Cutler & Pickering as its legal counsel. Wilmer, Cutler engaged Deloitte & Touche LLP to provide accounting assistance.4/ The Committee has relied on Wilmer, Cutler for legal advice and Deloitte & Touche for advice on accounting issues.


           On November 8, 2001, Enron filed a Current Report on Form 8-K providing additional information about the previously announced charges, and about its business transactions with LJM2 and another limited partnership in which Fastow had been the general partner (LJM Cayman, L.P., known as "LJM1"). Enron also announced its intention to restate its prior period financial statements for the years ending December 31, 1997 through 2000, and the quarters ending March 31 and June 30, 2001. On November 19, 2001, Enron filed its quarterly report on Form 10-Q, which provided additional information about the restatement. On December 2, 2001, Enron and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.


---------------------------
4/ Wilmer, Cutler has performed certain legal services distinct from this Report and unrelated to any issues addressed in this Report for Enron or its subsidiaries in the last five years. These consist of the representation of an Enron subsidiary before the United States Supreme Court in Enron Power Marketing, Inc. v. Federal Energy Regulatory Commission, ___ U.S. ___, 121 S. Ct. 2587 (2001), and the representation of Enron in connection with consideration by the European Commission of a merger of two outside entities. Deloitte & Touche has previously performed certain accounting and tax services for Enron, and certain limited tax-related services for Chewco Investments, not relating to the issues discussed in this Report. It also conducted a peer review of Arthur Andersen LLP in late 2001, including an expanded scope review of Andersen's Houston office, although this peer review did not cover Andersen's work for Enron.

           THE COMMITTEE'S INVESTIGATION. Our investigation was a private internal inquiry. We requested and received voluntary production of documents from many people inside and outside of Enron. Many people also cooperated by providing information through interviews and otherwise. The Committee's counsel reviewed more than 430,000 pages of documents and interviewed more than 65 people, several more than once. Counsel interviewed nine current Enron Directors, more than 50 current and former Enron employees, and some of Enron's outside professional advisors.


           There were some practical limitations on the information available to the Committee in preparing this Report. Although the Board directed that Enron employees cooperate with us, we had no power to compel third parties to submit to interviews, produce documents, or otherwise provide information. Certain former Enron employees who (we were told) played substantial roles in one or more of the transactions under investigation--including Fastow, Michael J. Kopper, and Ben F. Glisan, Jr.--declined to be interviewed either entirely or with respect to most issues. Fastow provided a limited number of documents and submitted to a brief interview, during which he declined to respond to most questions.5/



-----------------------
5/ In addition, largely because of time constraints and resource limitations resulting from the Company's bankruptcy, there are certain Enron-related materials the Committee has not been able to review (or review fully). At present, it is impossible to determine whether those materials contain important information. For example, the Committee has had little or no access to e-mails that are still being retrieved from archive tapes. Our counsel has informed us that, based on experience in other investigations, review of e-mails of this type may provide information that could be relevant to our analysis and conclusions.

           Moreover, we have not had access to information and materials in the possession of many of the relevant third parties. Arthur Andersen LLP ("Andersen") permitted the Committee to review some, but not all, of its workpapers relating to Enron. It did not provide copies of those workpapers or allow the Committee to interview knowledgeable Andersen personnel. Representatives of LJM1 and LJM2 (collectively, "the LJM partnerships") declined to provide documents to the Committee and, in light of a confidentiality agreement between those entities and their limited partners, the Committee has not had access to materials in the possession of the limited partners.


           There also may be differences between information obtained through voluntary interviews and document requests and information obtained through testimony under oath and by compulsory legal process. In particular, there can be differences between the quality of evidence obtained in informal interviews (such as the ones we conducted) and information obtained in questioning and cross-examination under oath. Moreover, given the circumstances surrounding Enron's demise and the many pending governmental investigations, some of the people we interviewed may have been motivated to describe events in a manner colored by self-interest or hindsight. We made every effort to maintain objectivity. When appropriate, our counsel used cross-examination techniques to test the credibility of witnesses. Within these inherent limitations, we believe that our investigation was both careful and impartial, and that the evidence developed is a reasonable foundation on which to base at least preliminary judgments.6/





--------------------------
6/ Many of the transactions discussed in this Report are extraordinarily complex. In order to enhance the reader's understanding, we have taken several steps:

           First, the Report uses certain conventions. The term "Enron" refers either to Enron Corp. or any of its subsidiaries or affiliates, unless the context requires greater precision. Dollar amounts or share amounts are approximate unless the precise figure is important. Each person is identified by his or her full name (and title, where relevant) the first time he or she is mentioned, and thereafter by last name only. No disrespect is intended. There were literally hundreds of people who were involved, in one way or another, in the transactions we reviewed. To avoid confusion, we refer to all but a few of the most substantial participants by title, position, or function rather than by name. The Report also omits certain details of transactions where we considered it appropriate in order to make the substance of the transaction more understandable to the non-expert reader.

           Second, where we believed it would be helpful, we have included in the text of the report diagrams of the transactions being discussed. The diagrams omit certain details in order to make the structure and transaction more understandable.

           Third, we have included in the Appendix both a glossary of certain terms and a timeline showing relevant events. Those are not intended to be exhaustive or all-inclusive, but rather as summaries of relevant information.

           Fourth, the historical financial data presented in this Report do not reflect the effects, if any, of the announced restatement of prior period financial statements, unless otherwise indicated.

I.         BACKGROUND:  ENRON AND SPECIAL PURPOSE ENTITIES

           During the late 1990s, Enron grew rapidly and moved into areas it believed fit its basic business plan: buy or develop an asset, such as a pipeline or power plant, and then expand it by building a wholesale or retail business around the asset. During the period from 1996 to 1998, we are told, approximately 60% of Enron's earnings were generated from businesses in which Enron was not engaged ten years earlier, and some 30% to 40% were generated from businesses in which Enron was not engaged five years earlier.

           Much of this growth involved large initial capital investments that were not expected to generate significant earnings or cash flow in the short term. While Enron believed these investments would be beneficial over a period of time, they placed immediate pressure on Enron's balance sheet. Enron already had a substantial debt load. Funding the new investments by issuing additional debt was unattractive because cash flow in the early years would be insufficient to service that debt and would place pressure on Enron's credit ratings. Maintaining Enron's credit ratings at investment grade was vital to the conduct of its energy trading business. Alternatively, funding the investments by issuing additional equity was also unattractive because the earnings in the early years would be insufficient to avoid "dilution"--that is, reducing earnings per share.

           One perceived solution to this finance problem was to find outside investors willing to enter into arrangements that would enable Enron to retain those risks it believed it could manage effectively, and the related rewards. These joint investments typically were structured as separate entities to which Enron and other investors contributed assets or other consideration. These entities could borrow directly from outside lenders, although in many cases a guaranty or other form of credit support was required from Enron.

           Enron's treatment of the entities for financial statement purposes was subject to accounting rules that determine whether the entity should be consolidated in its entirety (including all of its assets and liabilities) into Enron's balance sheet, or should instead be treated as an investment by Enron. Enron management preferred the latter treatment--known as "off-balance-sheet"--because it would enable Enron to present itself more attractively as measured by the ratios favored by Wall Street analysts and rating agencies. Enron engaged in numerous transactions structured in ways that resulted in off-balance-sheet treatment. Some were joint ventures. Others were structured as a vehicle known as a "special purpose entity" or "special purpose vehicle" (referred to as an "SPE" in this Report). Some involved both.

           From the early 1990s through 2001, we understand that Enron used SPEs in many aspects of its business. We have been told that these included: synthetic lease transactions, which involved the sale to an SPE of an asset and lease back of that asset (such as Enron's headquarters building in Houston); sales to SPEs of "financial assets" (a debt or equity interest owned by Enron); sales to merchant "hedging" SPEs of Enron stock and contracts to receive Enron stock; and transfers of other assets to entities that have limited outside equity.

           There is no generally accepted definition of SPEs to distinguish them from other legal entities, although the staff of the Financial Accounting Standards Board ("FASB") has used the concept of entities whose activities and powers are significantly limited by their charter or other contractual arrangement. An SPE may take any legal form, including a corporation, partnership, or trust. At the margin, it may be difficult to determine whether an entity is or is not an SPE; key considerations in the accounting literature include how long the entity is intended to be in existence, and the restrictions placed on its activities.

           The accounting literature provides only limited guidance concerning when an SPE should be consolidated with its sponsor for financial statement purposes. Much of the literature developed in the context of synthetic lease transactions, in which an SPE acquires property or equipment and leases it to a single lessee. The accounting objective of these lease transactions was to finance the acquisition of an asset while keeping the corresponding debt off of the acquiring company's balance sheet. SPEs later came to be used in other non-leasing transactions, largely to obtain similar accounting results. Over time, in part because of SEC staff concerns that there was no standard practice in dealing with the consolidation of SPEs, the FASB Emerging Issues Task Force released several statements attempting to clarify the relevant principles. By the late 1990s, several generally recognized consolidation principles had been established.

           To begin, "[t]here is a presumption that consolidated statements are more meaningful than separate statements and that they are usually necessary for a fair presentation when one of the companies in the group directly or indirectly has a controlling financial interest in the other companies . . . ."
FASB, Accounting Research Bulletin No. 51, Consolidated Financial Statements
(1959). Ordinarily, the majority holder of a class of equity funded by independent third parties should consolidate (assuming the equity meets certain criteria dealing with size, ability to exercise control, and exposure to risk and rewards). If there is no independent equity, or if the independent equity fails to meet the criteria, then the presumption is that the transferor of assets to the SPE or its sponsor should consolidate the SPE.

           This presumption in favor of consolidation can be overcome only if two conditions are met:

           First, an independent owner or owners of the SPE must make a substantive capital investment in the SPE, and that investment must have substantive risks and rewards of ownership during the entire term of the transaction. Where there is only a nominal outside capital investment, or where the initial investment is withdrawn early, then the SPE should be consolidated. The SEC staff has taken the position that 3% of total capital is the minimum acceptable investment for the substantive residual capital, but that the appropriate level for any particular SPE depends on various facts and circumstances. Distributions reducing the equity below the minimum require the independent owner to make an additional investment. Investments are not at risk if supported by a letter of credit or other form of guaranty on the initial investment or a guaranteed return.

           Second, the independent owner must exercise control over the SPE to avoid consolidation. This is a subjective standard. Control is not determined solely by reference to majority ownership or day-to-day operation of the venture, but instead depends on the relative rights of investors. Accountants often look to accounting literature on partnership control rights for guidance in making this evaluation.

           Of the many SPEs utilized by Enron over the past several years, some were involved in the transactions between Enron and related parties that are the subject of this Report. We have only looked at these SPEs. The unconsolidated

SPEs involved in Enron's related-party transactions present issues on both aspects of the non-consolidation test: whether any outside investor had more than 3% residual capital at risk in the entities, and whether any investor other than Enron exercised sufficient control over the entities to justify non-consolidation. We discuss these issues below in connection with specific entities and transactions.

II.        CHEWCO

           Chewco Investments L.P. is a limited partnership formed in 1997. Transactions between Enron and Chewco are a prologue for Enron's later dealings with the LJM partnerships. Chewco is, to our knowledge, the first time Enron's Finance group (under Fastow) used an SPE run by an Enron employee to keep a significant investment partnership outside of Enron's consolidated financial statements.


           Enron's dealings with Chewco raise many of the same accounting and corporate governance issues posed by the LJM transactions we discuss below. Like the LJM partnerships, Chewco's ownership structure was a mystery to most Enron employees, including many who dealt with Chewco on behalf of Enron. Like LJM, the transactions between Enron and Chewco resulted in a financial windfall to an Enron employee. Some of this financial benefit resulted from transactions that make little apparent economic or business sense from Enron's perspective. But there is also an important distinction: The participation of an Enron employee as a principal of Chewco appears to have been accomplished without any presentation to, or approval by, Enron's Board of Directors.


           Chewco played a central role in Enron's November 2001 decision to restate its prior period financial statements. In order to achieve the off-balance sheet treatment that Enron desired for an investment partnership, Chewco (which was a limited partner in the partnership) was required to satisfy the accounting requirements for a non-consolidated SPE, including having a minimum of 3% equity at risk provided by outside investors. But Enron Management and Chewco's general partner could not locate third parties willing to invest in the entity. Instead, they created a financing structure for Chewco that--on its face--fell at least $6.6 million (or more than 50%) short of the required third-party equity. Despite this shortfall, Enron accounted for Chewco as if it were an unconsolidated SPE from 1997 through March 2001.


           We do not know why this happened. Enron had every incentive to ensure that Chewco met the requirements for non-consolidation. It is reasonable to assume that Enron employees, if motivated solely to protect Enron's interests, would have taken the necessary steps to ensure that Chewco had adequate outside equity. Unfortunately, several of the principal participants in the transaction declined to be interviewed or otherwise to provide information to us. For this reason, we have been unable to determine whether Chewco's failure to qualify for non-consolidation resulted from bad judgment or negligence, or whether it was caused by Enron employees putting their own economic or personal interests ahead of their obligations to Enron.


           When the Chewco transaction was reviewed closely in late October and early November 2001, both Enron and Andersen concluded that Chewco was an SPE without sufficient outside equity, and that it should have been consolidated into Enron's financial statements. As a result, Enron announced in November that it would restate its prior period financial statements from 1997 through 2001. The retroactive consolidation of Chewco--and the investment partnership in which Chewco was a limited partner--had a huge impact. It decreased Enron's reported net income by $28 million (out of $105 million total) in 1997, by $133 million (out of $703 million total) in 1998, by $153 million (out of $893 million total) in 1999, and by $91 million (out of $979 million total) in 2000. It also increased Enron's reported debt by $711 million in 1997, by $561 million in 1998, by $685 million in 1999, and by $628 million in 2000.

           A.        FORMATION OF CHEWCO

           In 1993, Enron and the California Public Employees' Retirement System ("CalPERS") entered into a joint venture investment partnership called Joint Energy Development Investment Limited Partnership ("JEDI"). Enron was the general partner and contributed $250 million in Enron stock. CalPERS was the limited partner and contributed $250 million in cash. Because Enron and CalPERS had joint control, Enron did not consolidate JEDI into its consolidated financial statements.


           In 1997, Enron considered forming a $1 billion partnership with CalPERS called "JEDI II." Enron believed that CalPERS would not invest simultaneously in both JEDI and JEDI II, so Enron suggested it buy out CalPERS' interest in JEDI. Enron and CalPERS attempted to value CalPERS' interest (CalPERS retained an investment bank) and discussed an appropriate buyout price.


           In order to maintain JEDI as an unconsolidated entity, Enron needed to identify a new limited partner. Fastow initially proposed that he act as the manager of, and an investor in, a new entity called "Chewco Investments"--named after the Star Wars character "Chewbacca." Although other Enron employees would be permitted to participate in Chewco, Fastow proposed to solicit the bulk of Chewco's equity capital from third-party investors. He suggested that Chewco investors would want a manager who, like him, knew the underlying assets in JEDI and could help manage them effectively. Fastow told Enron employees that Jeffrey Skilling, then Enron's President and Chief Operating Officer ("COO") had approved his participation in Chewco as long as it would not have to be disclosed in Enron's proxy statement.7/


           Both Enron's in-house counsel and its longstanding outside counsel, Vinson & Elkins, subsequently advised Fastow that his participation in Chewco would require (1) disclosure in Enron's proxy statement, and (2) approval from the Chairman and CEO under Enron's Code of Conduct of Business Affairs ("Code of Conduct").8/ As a result, Kopper, an Enron employee who reported to Fastow, was substituted as the proposed manager of Chewco. Unlike Fastow, Kopper was not a senior officer of Enron, so his role in Chewco would not require proxy statement disclosure (but would require approval under Enron's Code of Conduct).


           Enron ultimately reached agreement with CalPERS to redeem its JEDI limited partnership interest for $383 million. In order to close that transaction promptly, Chewco was formed as a Delaware limited liability company on very short notice in early November 1997. As initially formed, Kopper (through intermediary entities) was the sole member of both the managing member and regular member of Chewco. Enron's counsel, Vinson & Elkins, prepared the legal documentation for these entities in a period of approximately 48 hours.



-------------------------
7/ Skilling told us that he recalled Fastow's proposing that the Chewco outside investors be members of Fastow's wife's family, and that Skilling told Fastow he did not think that was a good idea.

8/ Enron's Code of Conduct provided that no full-time officer or employee should "[o]wn an interest in or participate, directly or indirectly, in the profits of any other entity which does business with or is a competitor of the Company, unless such ownership or participation has been previously disclosed in writing to the Chairman of the Board and Chief Executive Officer of Enron Corp. and such officer has determined that such interest or participation does not adversely affect the best interests of the Company."

Enron also put together a bridge financing arrangement, under which Chewco and its members would borrow $383 million from two banks on an unsecured basis to buy CalPERS' interest from JEDI. The loans were to be guaranteed by Enron.


           Enron employees involved in the transaction understood that the Chewco structure did not comply with SPE consolidation rules. Kopper, an Enron employee, controlled Chewco, and there was no third-party equity in Chewco. There was only debt. The intention was, by year end, to replace the bridge financing with another structure that would qualify Chewco as an SPE with sufficient outside equity. Ben F. Glisan, Jr., the Enron "transaction support" employee with principal responsibility for accounting matters in the Chewco transaction, believed that such a transaction would preserve JEDI's unconsolidated status if closed by year end.


           While Chewco was being formed, Enron and Chewco were negotiating the economic terms (primarily the profit distribution "waterfall") of their JEDI partnership. Kopper was the business negotiator for Chewco. During the negotiations, Fastow contacted Enron's business negotiator (who reported to him) and suggested that he was pushing too hard for Enron and that the deal needed to be closed. Enron's negotiator explained to Fastow the status of the discussions with Kopper, that he believed it was his job to obtain the best economic terms for Enron, and that accepting Kopper's current position would (based on Enron's economic modeling) result in greater benefits to Chewco than would be required if the negotiations continued. We were told that Fastow indicated he was comfortable closing the transaction on the terms then proposed by Kopper. Enron's negotiator told us he was uncomfortable with this discussion and

Fastow's intervention, and believes that Enron could have improved its position if he had been permitted to continue the negotiations.


           B.        LIMITED BOARD APPROVAL

           The Chewco transaction was presented to the Board's Executive Committee on November 5, 1997, at a meeting held by telephone conference call. The minutes of the meeting reflect that Skilling presented the background of JEDI, and that Fastow explained that Chewco would purchase CalPERS' interest in JEDI. Fastow described Chewco as an SPE not affiliated with either Enron or CalPERS. According to the minutes, he "reviewed the economics of the project, the financing arrangements, and the corporate structure of the acquiring company." He also presented a diagram of the proposed permanent financing arrangement, which involved (1) a $250 million subordinated loan to Chewco from a bank (Enron would guarantee the loan); (2) a $132 million advance to Chewco from JEDI under a revolving credit agreement; and (3) $11 million in "equity" contributed by Chewco. Neither the diagram nor the minutes contains any indication of the source of this equity contribution. The Committee voted to approve Enron's guaranty of the bridge loan and the subsequent subordinated loan. The minutes of the meeting of the full Board on December 9 show that these approvals were briefly reported by the Committee to the Board at that meeting.


           Enron's Code of Conduct required Kopper to obtain approval for his participation in Chewco from the Chairman and CEO. Lay, who held both positions at this time, said he does not know Kopper and is confident that he was neither informed of Kopper's participation nor asked to approve it under the Code.9/

Skilling, who was President and COO, said that Fastow made him aware that Kopper would manage Chewco. Skilling told us that, based on Fastow's recommendation, he approved Kopper's role in Chewco. Skilling's approval, however, did not satisfy the requirements of the Code of Conduct. Skilling also said he believes he discussed Kopper's role in Chewco with the Board at some point.


           We have located no written record of the approval Skilling described or any disclosure to the Board concerning Kopper's role. Although the minutes show that Kopper was on the Executive Committee's November 5 conference call when the Chewco loan guaranty was discussed and approved, the minutes do not reflect any mention of Kopper's personal participation in the Chewco transaction. Other than Skilling, none of the Directors we interviewed (including Lay and John Duncan, Chairman of the Executive Committee) recalls being informed of, or approving, Kopper's role in Chewco.


           C.        SPE NON-CONSOLIDATION "CONTROL" REQUIREMENT

           If Enron controlled Chewco, the accounting rules for SPEs required that Chewco be consolidated into Enron's consolidated financial statements. This principle raised two relevant issues: (1) did Kopper control Chewco, and (2) did Kopper, by virtue of his position at Enron, provide Enron with control over Chewco? With respect to the first question, as formed in November, Kopper



-----------------------
9/ The minutes of the November 5 Executive Committee meeting reflect that Lay joined the meeting "during" Fastow's presentation concerning Chewco.

controlled Chewco. Kopper was the sole member of Chewco's managing member, and had complete authority over Chewco's actions.


           In December 1997, Enron and Kopper made two changes to the Chewco structure that were apparently designed to address the control element. First, Chewco was converted to a limited partnership, with Kopper as the manager of Chewco's general partner. The new Chewco partnership agreement provided some modest limits on the general partner's ability to manage the partnership's affairs. Second, an entity called "Big River Funding LLC" became the limited partner of Chewco. The sole member of Big River was an entity called "Little River Funding LLC." Those entities had been part of the bridge financing structure and, at the time, Kopper had controlled them both. But by an assignment dated December 18, Kopper transferred his ownership interest in Big River and Little River to William D. Dodson.10/ This transfer left Kopper with no formal interest in Chewco's limited partner.


           The assessment of control under applicable accounting literature was, and continues to be, subjective. In general, there is a rebuttable presumption that a general partner exercises control over a partnership. The presumption can be overcome if the substance of the partnership arrangement provides that the general partner is not in control of major operating and financial policies. The changes to the Chewco structure and limitations on the general partner's ability to manage the partnership's affairs may have been sufficient to overcome that



---------------------
10/ It is presently common knowledge among Enron Finance employees that Kopper and Dodson are domestic partners. We do not have information concerning their relationship in December 1997 or what, if anything, Enron Finance employees knew about it at that time.

presumption, but the issue is not free from doubt. In addition, even if Kopper did control Chewco, it is not clear whether Enron would be deemed to control Chewco. Although Kopper may have been able to influence Enron's actions concerning Chewco, he was not a senior officer of Enron and may not have had sufficient authority within the company for his actions to be considered those of Enron for these purposes.


           D.        SPE NON-CONSOLIDATION "EQUITY" REQUIREMENT

           In order to qualify for non-consolidation, Chewco also had to have a minimum of 3% outside equity at risk. As formed in early November, however, Chewco had no equity. There had been efforts to obtain outside equity--including preparing a private placement memorandum and making contact with potential investors--but those efforts were unsuccessful.


           In November and December of 1997, Enron and Kopper created a new capital structure for Chewco, which had three elements:

          o $240 million unsecured subordinated loan to Chewco from Barclays Bank PLC, which Enron would guarantee;

          o $132 million advance from JEDI to Chewco under a revolving credit agreement; and

          o $11.5 million in equity (representing approximately 3% of total capital) from Chewco's general and limited partners.


Kopper invested approximately $115,000 in Chewco's general partner, and approximately $10,000 in its limited partner before transferring his limited partnership interest to Dodson. But no third-party investors were identified to provide outside equity. Instead, to obtain the remaining $11.4 million, Enron and Kopper reached agreement with Barclays Bank to obtain what were described as "equity loans" to Big River (Chewco's limited partner) and Little River (Big River's sole member).


           The Barclays loans to Big River and Little River were reflected in documents that resembled promissory notes and loan agreements, but were labeled "certificates" and "funding agreements." Instead of requiring Big River and Little River to pay interest to Barclays, the documents required them to pay "yield" at a specified percentage rate. The documentation was intended to allow Barclays to characterize the advances as loans (for business and regulatory reasons), while allowing Enron and Chewco simultaneously to characterize them as equity contributions (for accounting reasons). During this time period, that was not an unusual practice for SPE financing.


           In order to secure its right to repayment, Barclays required Big River and Little River to establish cash "reserve accounts." The parties initially made an effort to maintain the "equity" appearance of the transaction--by providing that the reserve accounts would be funded only with the last 3% of any cash distributions from JEDI to Chewco, and that Barclays could not utilize those funds if it would bring Chewco's "equity" below 3%. But Barclays ultimately required that the reserve accounts be funded with $6.6 million in cash at closing, and that the reserve accounts be fully pledged to secure repayment of the $11.4 million.

           In order to fund the reserve accounts, JEDI made a special $16.6 million distribution to Chewco. In late November, JEDI had sold one of its assets--an interest in Coda Energy, Inc., and its subsidiary Taurus Energy

Corp.11/ Chewco's share of the proceeds of that sale was $16.6 million. In a letter agreement dated December 30, 1997, Enron and Chewco agreed that Chewco could utilize part of the $16.6 million to "fund . . . reserve accounts in an aggregate amount equal to $6,580,000: (a) the Little River Base Reserve Account
 . . . in an amount equal to $197,400 and (b) the Big River Base Reserve Account . . . in an amount equal to $6,382,600." The letter agreement was prepared by
Vinson & Elkins and was signed by an officer of Enron and by Kopper. Pursuant to the agreement, at closing on December 30, JEDI wired $6.6 million to Barclays to fund the reserve accounts.


           A diagram of the Chewco transaction is set forth below:

[DESCRIPTION OF DIAGRAM: Enron guarantees Chewco debt to Barclays; Barclays loans $240 million to Chewco; Chewco issues notes to Barclays; Chewco pays guarantee fee to Enron; Enron is a general partner in the JEDI Limited Partnership ("JEDI"); Chewco is a limited partner in JEDI; Chewco invests $383 million in JEDI; JEDI gives Chewco a $132 million advance under a revolving credit agreement; Chewco issues notes to JEDI; SONR #1 L.P. is the general partner in Chewco and Big River Funding LLC is the limited partner in Chewco; the sole member of Big River Funding LLC is Little River Funding LLC; SONR #1 invests $115,000 in Chewco; Big River Funding LLC invests $11.4 million in Chewco; SONR #1 L.P. is the general partner in SONR #1 LLC; SONR #1 LLC invests $1,000 in SONR #1 L.P.; Michael Kopper is the sole member of SONR #1 LLC; William Dodson and Michael Kopper invest $114,000 in SONR #1 L.P. and are its Limited Partners; William Dodson has 2.5% interest in SONR #1 L.P. and Michael Kopper has a 96.5% interest in SONR #1 L.P.; Little River Funding LLC invests $341,000 in Big River Funding LLC; Barclays lends $331,000 to Little River Funding LLC in exchange for a note issued to Barclays; Barclays lends $11.1 million to Big River Funding LLC in exchange for a note issued to Barclays; SONR #2 LLC is the sole member of Little River Funding LLC; SONR #2 LLC invests $10,000 in Little River Funding LLC; William Dodson, who replaced Michael Kopper, is the sole member of SONR#2 LLC; Chewco invests $6.6 million in the Big River and Little River Reserve Accounts.]



-----------------------
11/ Enron employees told us that JEDI's decision to sell Coda was not related to Chewco's purchase of CalPERS' interest in JEDI.

           The existence of this cash collateral for the Barclays funding was fatal to Chewco's compliance with the 3% equity requirement. Even assuming that the Barclays funding could properly have been considered "equity" for purposes of the 3% requirement, the equity was not at risk for the portion that was secured by $6.6 million in cash collateral. At a minimum, Chewco fell short of the required equity at risk by that amount and did not qualify as an adequately capitalized SPE.12/ As a result, Chewco should have been consolidated into Enron's consolidated financial statements from the outset and, because JEDI's non-consolidation depended upon Chewco's non-consolidation status, JEDI also should have been consolidated beginning in November 1997.


           Many of the people involved in this transaction for Enron profess no recollection of the Barclays funding, the reserve accounts, or the $6.6 million in cash collateral. This group includes the Enron officer who signed the December 30 letter agreement and the authorization for the $6.6 million wire transfer to Barclays at closing. By contrast, others told us that those matters were known and openly discussed. Their recollection is supported by a substantial amount of contemporaneous evidence.


           There is little doubt that Kopper (who signed all of the agreements with Barclays and the December 30 letter) was aware of the relevant facts. The evidence also indicates that Glisan, who had principal responsibility for Enron's accounting for the transaction, attended meetings at which the details



-----------------------
12/ Even if the Barclays loans did qualify as outside equity at risk, there is a question whether Chewco met the 3% requirement because a small portion of the required 3%--Kopper's $125,000--came from a person affiliated with Enron. If Kopper's contribution is not counted, even with the Barclays funding Chewco had slightly less than 3% outside equity.

of the reserve accounts and the cash collateral were discussed. If Glisan knew about the cash collateral in the reserve accounts at closing, it is implausible that he (or any other knowledgeable accountant) would have concluded that Chewco met the 3% standard.13/


           Although Andersen reviewed the transaction at the time it occurred, we do not know what information the firm received or what advice it provided. Enron's records show that Andersen billed Enron $80,000 in connection with its 1997 review of the Chewco transaction. The CEO of Andersen testified in a Congressional hearing on December 12, 2001 that the firm had performed unspecified "audit procedures" on the transaction in 1997, was aware at the time that $11.4 million had come from "a large international financial institution" (presumably Barclays), and concluded that it met the test for 3% residual equity. He also testified, however, that Andersen was unaware that cash collateral had been placed in the reserve accounts at closing.


           The Andersen workpapers we were permitted to review indicate that Andersen was aware of the $16.6 million distribution to Chewco in 1997, and that it had traced the cash disbursements to JEDI's records. We do not know what Andersen did to trace those disbursements, or whether its review did or should have identified facts relating to funding the reserve accounts. We have been



-----------------------
13/ Documents from 1997 indicate that Glisan was actively monitoring the accounting literature and guidance on the substantive outside equity requirements for non-consolidated SPEs. We located a handwritten note apparently made by Glisan that identifies one of the "unique characteristics" of the Chewco transaction as "minimization of 3rd party capital." We do not know what Glisan meant by this reference because he declined to be interviewed by us (other than a brief interview on another subject).

otherwise unable to confirm or disprove Andersen's public statements about the transaction.


           Largely because Kopper, Glisan, and Andersen declined to speak with us on this subject, we have been unable to determine why the parties utilized a financing structure for Chewco that plainly did not satisfy the SPE non-consolidation requirements. Enron had every incentive to ensure that Chewco was properly capitalized. It is reasonable to assume that Enron employees, if motivated to protect only Enron's interests, would have taken the necessary steps to ensure that Chewco had sufficient outside equity. We do not know whether Chewco's failure to qualify resulted from bad judgment or carelessness on the part of Enron employees or Andersen, or whether it was caused by Kopper or other Enron employees putting their own interests ahead of their obligations to Enron.


           E.        FEES PAID TO CHEWCO/KOPPER

           From December 1997 through December 2000, Kopper (through the Chewco general partner) was paid approximately $2 million in "fees" relating to Chewco. It is unclear what legitimate purposes justified these fees, how the amounts of the payments were determined, or what, if anything, was done by Kopper or Chewco to earn the payments. These fee payments raise substantial management oversight issues.


           During this period, the Chewco partnership agreement provided that Chewco would pay an annual "management fee" of $500,000 to its general partner, an entity called SONR #1 L.P. Kopper was the sole manager of the general partner of SONR #1, and owned more than 95% of the limited partnership interest in SONR #1. (Dodson owned the remainder of the interest.) None of the persons we interviewed could identify how this fee was determined or what "management" work was expected of the Chewco general partner. Through December 2000, SONR #1 received a total of $1.6 million in Chewco management fees. With minor exceptions, these fees were not paid out of income distributed to Chewco from JEDI. Instead, they were drawn down by Chewco from the revolving credit agreement with JEDI.14/


           Chewco apparently required little management. The principal activities were back-office matters such as requesting draws under the JEDI revolving credit agreement, paying interest on the Barclays subordinated loan to Chewco (until December 1998 when it was repaid) and on the Barclays "equity" loans to Big River and Little River, and preparing unaudited financial statements for internal use. For most of the relevant period, these tasks were performed by an Enron employee on Enron time. In addition, during certain periods, these tasks appear to have been performed by Fastow's wife, who had previously worked in Enron's Finance group. We do not know if she received compensation for performing these services.


           In December 1998, Chewco received a payment of $400,000 from Enron. This payment is variously described as a "restructuring" fee, an "amendment" fee, and a "nuisance" fee. None of the people we interviewed could identify a basis for this payment. Although both the JEDI partnership agreement and revolving credit agreement were amended in November and December 1998, those amendments appear generally to be beneficial to Chewco and, therefore, should



----------------------
14/ As discussed below, upon Enron's repurchasing Chewco's interest in JEDI in March 2001, Enron permitted Chewco to extend repayment on $15 million of the then-outstanding balance on the revolving credit agreement. That $15 million obligation is unsecured and non-recourse.

not have required compensation to induce Chewco's consent.15/ Glisan signed the approval form for the wire transfer of the $400,000 fee to Chewco.


           F.        ENRON REVENUE RECOGNITION ISSUES

           Beginning in December 1997, Enron took steps to recognize revenues arising from the JEDI partnership (in which Chewco was Enron's limited partner) that we believe are unusual and, in some cases, likely would not have been undertaken if Chewco had been an unrelated third party. These include fees paid to Enron by JEDI and Chewco that appear to have had as their principal purpose accelerating Enron's ability to recognize revenue. These fees do not implicate the serious management oversight issues that are raised by the fee payments to Kopper, but they present significant questions about the accounting treatment that permitted Enron to recognize certain of these revenues. Moreover, although the revenues at issue on some of these payments are relatively small compared to Enron's overall financial statements, they raise larger questions about Enron's approach to revenue recognition issues in JEDI.

                     1.    ENRON GUARANTY FEE

           As described above, Enron provided a guaranty of the $240 million unsecured subordinated loan by Barclays to Chewco in December 1997. Pursuant to a letter agreement, Chewco agreed to pay Enron a guaranty fee of $10 million (cash at closing) plus 315 basis points annually on the average outstanding



-----------------------
15/ Although such compensation may not be unusual in the arm's-length, commercial context, it is hard to understand the justification for payment of a substantial fee to Chewco in these circumstances.

balance of the loan. This fee was not calculated based on any analysis of the risks involved in providing the guaranty, or on typical commercial terms. Instead, the fee took into account the overall economics of the transaction to Enron and the accelerated revenue recognition that would result from characterizing the payment as a fee.



           During the 12 months that the subordinated loan was outstanding, Chewco paid Enron $17.4 million under this fee agreement. JEDI was the source of these payments to Enron. The first $7 million was taken from the $16.6 million distribution to Chewco at closing, and the remainder was drawn down by Chewco from its revolving credit agreement with JEDI. For accounting purposes, Enron characterized these payments as "structuring fees" and recognized income from the $10 million up-front fee in December 1997 (and for the annual fees when paid during 1998). These were not in fact "structuring fees," however, and accounting rules generally require guaranty fee income to be recognized over the guaranty period. Enron's accounting treatment for the $10 million payment was not consistent with those rules.


                     2.      "REQUIRED PAYMENTS" TO ENRON

           The December 1997 JEDI partnership agreement required JEDI to pay Enron (the general partner) an annual management fee.16/ Under applicable accounting principles, Enron could recognize income from this fee only when services were rendered. In March 1998, however, Enron and Chewco amended the partnership agreement to convert 80% of the annual management fee to a "required



---------------------
16/ The annual fee was the greater of (a) 2.5% of $383 million less any distributions received by Chewco, or (b) $2 million.

payment" to Enron. Although this had no effect on the amount payable to Enron, it had a substantial effect on Enron's recognition of revenue. As of March 31, 1998, Enron recorded a $28 million asset, which represented the discounted net present value of the "required payment" through June 2003, and immediately recognized $25.7 million in income ($28 million net of a reserve). Glisan was principally responsible for Enron's accounting for this transaction. We were told that he suggested the change to the partnership agreement so that Enron could recognize additional earnings during the first quarter of 1998.


           Enron's accounting raises questions concerning whether the "required payment" should have been recognized over the period from 1998 to 2003. If the payment was contingent on Enron's providing ongoing management to JEDI, Enron may have been required to recognize the income over the covered period. Accounting standards for revenue recognition generally require that the services be provided before recording revenue. It seems doubtful that the management services related to the "required payment" (covering 1998 to 2003) had all been provided at the time Enron recognized the $25.7 million in income. If those services had not been provided by March 1998, Enron's accounting appears to have been incorrect.


                     3.     RECOGNITION OF REVENUE FROM ENRON STOCK

           From the inception of JEDI in 1993 through the first quarter of 2000, Enron picked up its contractual share of income or losses from JEDI using the equity method of accounting. JEDI was a merchant investment fund that carried its assets at fair value. Changes in fair value of the assets were recorded in JEDI's income statement. JEDI held 12 million shares of Enron stock, which were carried at fair value. During this period, Enron recorded an undetermined amount of income resulting from appreciation in the value of its own stock. Under generally accepted accounting principles, however, a company is generally precluded from recognizing an increase in the value of its own stock as income.


           Enron had a formula for computing how much income it could record from appreciation of its own stock held by JEDI. Enron and Andersen apparently developed the formula in 1996, and modified it over time. While Enron could not quantify for us how much income it recorded from the appreciation of Enron stock held by JEDI, Andersen's workpapers for the first quarter of 2000 indicate that Enron recorded $126 million in Enron stock appreciation during that quarter. Anderson's workpapers for the third quarter of 2000 reflect a decision (described as having been made in the first quarter) that income from Enron stock held by JEDI could no longer be recorded on Enron's income statement. The workpapers do not say whether this decision was made by Andersen, Enron, or jointly.


           In the first quarter of 2001, Enron stock held by JEDI declined in value by approximately $94 million. Enron did not record its share of this loss--approximately $90 million. Enron's internal accountants decided not to record this loss based on discussions with Andersen. According to the Enron accountants, they were told by Andersen that Enron was not recording increases in value of Enron stock held by JEDI and therefore should not record decreases. We do not understand the basis on which Enron recorded increases in value of Enron stock held by JEDI in 2000 and prior years, and are unable to reconcile that recognition of income with the advice apparently provided by Andersen in 2001 concerning not recording decreases in Enron stock value.


           G.       ENRON'S REPURCHASE OF CHEWCO'S LIMITED PARTNERSHIP INTEREST

           In March 2001, Enron repurchased Chewco's limited partnership interest in JEDI and consolidated JEDI into its consolidated financial statements. Fastow was personally involved in the negotiations and decision-making on this repurchase. As described below, the repurchase resulted in an enormous financial windfall to Kopper and Dodson (who collectively had invested only $125,000). Much of the payout to these individuals is difficult to justify or understand from Enron's perspective, and at least $2.6 million of the payout appears inappropriate on its face. Moreover, Kopper received most of these benefits--by coincidence or design--shortly before he purchased Fastow's interests in the LJM partnerships (described below in Section III). Because Fastow and Kopper declined to be interviewed by us concerning the Chewco repurchase, we do not have the benefit of their responses to the serious issues addressed in this section.


                     1.      NEGOTIATIONS

           During the first quarter of 2000, senior personnel in Enron's Finance area came to the conclusion that JEDI was essentially in a liquidation mode, and had become an expensive off-balance sheet financing vehicle. They approached Fastow, who agreed with their conclusion. The next step was to determine an appropriate buyout price for Chewco's interest in JEDI.

           The discussions concerning the buyout terms involved, among others, Fastow, Kopper, and Jeffrey McMahon (then Senior Vice President, Finance and Treasurer of Enron).17/ Because JEDI's assets had increased in value since 1997, on paper Chewco's limited partnership interest had become valuable. On the other hand, Kopper and Dodson had invested only $125,000 in Chewco.


           McMahon told us that, in light of the circumstances, he proposed to Fastow that the buyout be structured to provide a $1 million return to the Chewco investors.18/ According to a document McMahon identified as the written buyout analysis he provided to Fastow, this would give the investors a 152% internal rate of return on their investment and a return on capital multiple of
7.99. McMahon said that Fastow received the proposal, said he would discuss it with Kopper, and later reported back to McMahon that he had negotiated a payment of $10 million. McMahon also said that Fastow told him that Skilling had approved the $10 million payment. McMahon's recollection of events is consistent with a handwritten memorandum addressed to "Andy" (in what we are told is Kopper's handwriting) that analyzes McMahon's written proposal and refers to Enron's purchasing Chewco's interest for $10.5 million. McMahon said he told




------------------------
17/ During a brief interview, Fastow told us that he had not participated in these negotiations because, in light of Kopper's having become his partner in the general partner of LJM2, he believed it would have been inappropriate. Fastow's statement is contrary to information we obtained from interviews of several people familiar with the negotiations, all of whom said he was personally involved. Moreover, Fastow's statement is inconsistent with the handwritten memorandum, addressed to "Andy," that is discussed in the text below. We showed a copy of the memorandum to Fastow during the brief interview, but he declined to respond to any questions about it.

18/ McMahon also said he believed at the time that Dodson was the outside equity investor in Chewco, and that Kopper was representing Dodson in the buyout discussions.

Fastow that $10 million would be inappropriate and, if that was the agreement, it would be better for Enron to continue with the current JEDI structure and not buy out Chewco's interest.


           By mid-2000, Enron had decided to purchase Chewco's interest on terms that would provide a $10.5 million return to the Chewco investors. Chewco had already received $7.5 million in cash (net) from JEDI, so Chewco would receive an additional cash payment at closing of $3 million.19/ By this point, McMahon had left the Treasurer's position and the Finance group. We were unable to locate any direct evidence about who made the ultimate decision on the buyout amount. Skilling told us that he had no involvement in the buyout transaction, including being advised of or approving the payment amount.


                     2.     BUYOUT TRANSACTION

           The buyout was completed in March 2001, when Enron and Chewco entered into a Purchase Agreement (dated March 26, 2001) for repurchasing Chewco's interest. (It is not clear why the transaction did not close until the first quarter of 2001.) The contract price for the purchase was $35 million, which was determined by taking:

          o    The $3 million cash payment that had been agreed to in 2000; plus




-------------------------
19/ The $7.5 million consisted of several elements: (1) distributions from JEDI that funded the Big River and Little River reserve accounts and interest on those amounts; (2) distributions from JEDI and advances under the revolving credit agreement that funded Chewco's working capital reserve and interest on those amounts; (3) the $400,000 fee paid in December 1998; and (4) other net cash distributions from JEDI, some of which had been used to repay the subordinated loan and equity loans from Barclays and part of the outstanding balance on the revolving credit agreement.

          o $5.7 million to cover the remaining "required payments" due to Enron under the JEDI partnership agreement (as discussed above in Section II(F)(2));20/ plus --

          o $26.3 million to cover all but $15 million of Chewco's outstanding $41.3 million obligation under the revolving credit agreement with JEDI.


At closing, pursuant to a letter agreement with Chewco, Enron kept the $5.7 million and wired $29.3 million to Chewco; Chewco then paid down $26.3 million on the revolving credit agreement and retained the remaining $3 million.


           Chewco was not required to pay off the entire $41.3 million balance on the revolving credit agreement. Instead, it paid only $26.3 million, and the remaining $15 million was converted to a term loan due in January 2003. The $15 million was left outstanding because, in December 1999, Chewco had paid $15 million to LJM1 to purchase certificates in Osprey Trust.21/ Although not disclosed in either the Purchase Agreement or the term loan agreement, Enron and Chewco agreed (1) to make the terms of the loan agreement (maturity date, interest rates) match those of the Osprey Trust certificates, and (2) that Chewco would be required to use the principal paid from the Osprey Trust certificates to repay the $15 million term loan, and would retain any yield paid on the certificates (which it could use to pay interest on the term loan). Enron did not, however, require that the Osprey Trust certificates serve as collateral



--------------------------
20/ The $5.7 million payment is referred to in the Purchase Agreement as being for unspecified "breakage costs." There is some evidence that this generic description was used because it was less likely to draw attention from Andersen during their review of the transaction. Because Andersen did not permit us to review workpapers from 2001 or interview their personnel on this matter, we do not know what review Andersen conducted. Enron's records show that it paid $25,000 in fees to Andersen in connection with the Chewco buyout.

21/ Osprey Trust is a limited partner, along with Enron, in Whitewing
Associates.


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
for the $15 million loan. The loan is unsecured and non-recourse to Kopper and Dodson.22/


                     3.     RETURNS TO KOPPER/DODSON

           As a result of the buyout, Kopper and Dodson received an enormous return on their $125,000 investment in Chewco. In total, they received approximately $7.5 million (net) cash during the term of the investment, plus an additional $3 million cash payment at closing. Even assuming Chewco incurred some modest expenses that were not reimbursed at the time by Enron or drawn down on the revolving credit line, this represents an internal rate of return of more than 360%.


           This rate of return does not take into account the $1.6 million in management fees received by Kopper. It also does not reflect the fact that the buyout was tax-free to Chewco, as described below.


                     4.     TAX INDEMNITY PAYMENT

           One of the most serious issues that we identified in connection with the Chewco buyout is a $2.6 million payment made by Enron to Chewco in mid-September 2001. Chewco first requested the payment after the buyout was consummated--under a Tax Indemnity Agreement between Enron and Chewco that was part of the original 1997 transaction. There is credible evidence that Fastow authorized the payment to Chewco even though Enron's in-house counsel advised



------------------------
22/ In effect, if Chewco does not repay the unsecured loan when it comes due in 2003, it will amount to a forgiveness by Enron of $15 million in advances under the revolving credit agreement (which funded, among other things, the payment of management fees to Kopper). We understand that Chewco made the first semi-annual interest payment under the term loan in a timely manner in August 2001.

him unequivocally that there was no basis in the Agreement for the payment, and that Enron had no legal obligation to make it.


           When Chewco purchased the JEDI limited partnership interest in 1997, Enron and Chewco executed a Tax Indemnity Agreement. Agreements of this sort are not unusual in transactions where anticipated cash flows to the limited partner may be insufficient to satisfy the partner's current tax obligations. On its face, the Agreement compensates Chewco for the difference between Chewco's current tax obligations and its cash receipts during the partnership. Chewco subsequently requested payments, and Enron made payments, for that purpose prior to 2001.


           After the closing of Enron's buyout of Chewco in March 2001, Kopper requested an additional payment under the Tax Indemnity Agreement. Kopper claimed that Chewco was due a payment to cover any tax liabilities resulting from the negotiated buyout of Chewco's partnership interest. Enron's in-house legal counsel (who had been involved in the 1997 negotiations) consulted with Vinson & Elkins (who also had been involved in the negotiations) concerning Chewco's claim. Both concluded that the Agreement was not intended to cover, and did not cover, a purchase of Chewco's partnership interest. In-house counsel communicated this conclusion to Kopper.


           The amount of the indemnity payment in dispute was $2.6 million. After further inconclusive discussions, Kopper told Enron's in-house counsel that he would consult with Fastow. Fastow then called the counsel, who says he told Fastow unequivocally that the Agreement did not require Enron to make any payment to Chewco. In a subsequent conversation, Fastow told Enron's counsel that he had spoken with Skilling and that Skilling (who Fastow said was familiar with the Agreement and the buyout transaction) had decided that the payment should be made. As a result, in September 2001, Enron paid Chewco an additional $2.6 million to cover its tax liabilities in connection with the buyout. Skilling told us he does not recall any communications with Fastow concerning the payment. Fastow declined to respond to questions on this subject.


           H.        DECISION TO RESTATE

           In late October 2001, the Enron Board (responding to media reports) requested a briefing by Management on Chewco. Glisan was responsible for presenting the briefing at a Board meeting on short notice. Following the briefing, Enron accounting and legal personnel (as well as Vinson & Elkins) undertook to review documents relating to Chewco. This review identified the documents relating to the funding of the Big River and Little River reserve accounts in December 1997 through the $16.6 million distribution from JEDI.


           Enron brought those documents to the attention of Andersen, and consulted with Andersen concerning the accounting implications of the funded reserve accounts. After being shown the documents by Enron and discussing the accounting issues with Enron personnel, Andersen provided the notice of "possible illegal acts" that Andersen's CEO highlighted in his Congressional testimony on December 12, 2001.


           Enron's accounting personnel and Andersen both concluded that, in light of the funded reserve accounts, Chewco lacked sufficient outside equity at risk and should have been consolidated in November 1997.23/ In addition, because

JEDI's non-consolidation depended on Chewco's status, Enron and Andersen concluded that JEDI also should have been consolidated in November 1997. In a Current Report on Form 8-K filed on November 8, 2001, Enron announced that it would restate its prior period financials to reflect the consolidation of those entities as of November 1997.














------------------------
23/ When presented in late October 2001 with evidence of the $6.6 million cash collateral in the reserve accounts, Glisan apparently agreed that the collateral precluded any reasonable argument that Chewco satisfied the 3% requirement, but claimed that he had been unaware of it at the time of the transaction.

III.       LJM HISTORY AND GOVERNANCE

           A. FORMATION AND AUTHORIZATION OF LJM CAYMAN, L.P. AND LJM2 CO-INVESTMENT, L.P.

           Enron entered into more than 20 distinct transactions with the two LJM partnerships. Each transaction theoretically involved a transfer of risk. The LJM partnerships rarely lost money on a transaction with Enron that has been closed, so far as we are aware, even when they purchased assets that apparently declined in value after the sale. These transactions had a significant effect on Enron's financial statements. Taken together, they resulted in substantial recognition of income, and the avoidance of substantial recognition of loss. This section discusses the formation and authorization of these partnerships. It also addresses their governance insofar as it is relevant to Enron's ability to avoid consolidating them for financial statement purposes. The Board decisions described in this section are addressed in greater detail in Section VII, below.

           LJM1. On June 18, 1999, Fastow discussed with Lay and Skilling a proposal to establish a partnership, subsequently named LJM Cayman, L.P. ("LJM1"). This partnership would enter into a specific transaction with Enron. Fastow would serve as the general partner and would seek investments by outside investors. Fastow presented his participation as something he did not desire personally, but was necessary to attract investors to permit Enron to hedge its substantial investment in Rhythms NetConnections, Inc. ("Rhythms"), and possibly to purchase other assets in Enron's merchant portfolio. Lay and Skilling agreed to present the proposal to the Board.

           At a Board meeting on June 28, 1999, Lay called on Skilling, who in turn called on Fastow, to present the proposal. Fastow described the structure of LJM1 and the hedging transaction (which is described in Section IV below). Fastow disclosed that he would serve as the general partner of LJM1 and represented that he would invest $1 million. He described the distribution formula for earnings of LJM1, and said he would receive certain management fees from the partnership.24/ He told the Board that this proposal would require action pursuant to Enron's Code of Conduct (an action within Lay's authority) based on a determination that Fastow's participation as the managing partner of LJM1 "will not adversely affect the interests" of Enron.

           After a discussion, the Board adopted a resolution approving the proposed transaction with LJM1. The resolution ratified a determination by the Office of the Chairman that Fastow's participation in LJM1 would not adversely affect the interests of Enron.

           LJM1 was formed in June 1999. Fastow became the sole and managing member of LJM Partners, LLC, which was the general partner of LJM Partners, L.P. This, in turn, was the general partner of LJM1. Fastow raised $15 million from two limited partners, ERNB Ltd. (which we understand was affiliated with CSFB),



-----------------------
24/ The hedging transaction Fastow proposed included the transfer of restricted Enron stock to LJM1. The Board was told that all proceeds from appreciation in the value of Enron stock would go to the limited partners in LJM1, and not to Fastow; that 100% of the proceeds from all other assets would go to Fastow until he had received a rate of return of 25% on his invested capital; and that of any remaining income, half would go to Fastow and half would be divided among the partners (including Fastow) in proportion to their capital commitments.

and Campsie Ltd. (which we understand was affiliated with NatWest). The following is a diagram of the LJM1 structure:


[DESCRIPTION OF DIAGRAM: Andrew Fastow is the sole and managing member of LJM Partners, LLC; LJM Partners, LLC is the general partner in LJM Partners, L.P.; Andrew Fastow is the limited partner in LJM Partners, L.P.; LJM Partners, L.P. is the general partner in LJM Caymen, L.P. ("LJM1"); ERNB Ltd. and Campsie Ltd. are the limited partners in LJM1; LJM1 is the limited partner in LJM Swap Sub, L.P.; LJM SwapCo is the general partner in LJM Swap Sub, L.P.; Andrew Fastow is the sole director of LJM SwapCo.]


           LJM1 entered into three transactions with Enron: (1) the effort to hedge Enron's position in Rhythms NetConnections stock, (2) the purchase of a portion of Enron's interest in a Brazilian power project (Cuiaba), and (3) a purchase of certificates of an SPE called "Osprey Trust." The first two of these transactions raise issues of significant concern to this investigation, and are described further below in Sections IV and VI.

           LJM2. In October 1999, Fastow proposed to the Finance Committee of the Board the creation of a second partnership, LJM2 Co-Investment, L.P. ("LJM2"). Again, he would serve as general partner through intermediaries. LJM2 was intended to be a much larger private equity fund than LJM1. Fastow said he would raise $200 million or more of institutional private equity to create an investment partnership that could readily purchase assets Enron wanted to syndicate.

           This proposal was taken up at a Finance Committee meeting on October 11, 1999. The meeting was attended by other Directors and officers, including Lay and Skilling. According to the minutes, Fastow reported on various benefits Enron received from transactions with LJM1. He described the need for Enron to syndicate its capital investments in order to grow. He said that investments could be syndicated more quickly and at less cost through a private equity fund that he would establish. This fund would provide Enron's business units an additional potential buyer of any assets they wanted to sell.

           The minutes and our interviews reflect that the Finance Committee discussed this proposal, including the conflict of interest presented by Fastow's dual roles as CFO of Enron and general partner of LJM2. Fastow proposed as a control that all transactions between Enron and LJM2 be subject to the approval of both Causey, Enron's Chief Accounting Officer, and Buy, Enron's Chief Risk Officer. In addition, the Audit and Compliance Committee would annually review all transactions completed in the prior year. Based on this discussion, the Committee voted to recommend to the Board that the Board find that Fastow's participation in LJM2 would not adversely affect the best interests of Enron.

           Later that day the Chairman of the Finance Committee, Herbert S. Winokur, Jr., presented the Committee's recommendation to the full Board. According to the minutes, he described the controls that had been discussed in the Finance Committee and noted that Enron and LJM2 would not be obligated to engage in transactions with each other. The Board unanimously adopted a resolution "adopt[ing] and ratify[ing]" the determination of the Office of the Chairman necessary to permit Fastow to form LJM2 under Enron's Code of Conduct.

           LJM2 was formed in October 1999. Its general partner was LJM2 Capital Management, L.P. With the assistance of a placement agent, LJM2 solicited prospective investors as limited partners using a confidential Private Placement Memorandum ("PPM") detailing, among other things, the "unusually attractive investment opportunity" resulting from the partnership's connection to Enron. The PPM emphasized Fastow's position as Enron's CFO, and that LJM2's day-to-day activities would be managed by Fastow, Kopper, and Glisan. (We did not see any evidence that the Board was informed of the participation of Kopper or Glisan; Glisan later claimed his inclusion in the PPM was a mistake.) It explained that "[t]he Partnership expects that Enron will be the Partnership's primary source of investment opportunities" and that it "expects to benefit from having the opportunity to invest in Enron-generated investment opportunities that would not be available otherwise to outside investors." The PPM specifically noted that Fastow's "access to Enron's information pertaining to potential investments will contribute to superior returns." The drafts of the PPM were reviewed by Enron in-house lawyers and Vinson & Elkins. Both groups focused on ensuring that the solicitation did not appear to come from Enron or any of its subsidiaries.

           We understand that LJM2 ultimately had approximately 50 limited partners, including American Home Assurance Co., Arkansas Teachers Retirement System, the MacArthur Foundation, and entities affiliated with Merrill Lynch, J.P Morgan, Citicorp, First Union, Deutsche Bank, G.E. Capital, and Dresdner Kleinwort Benson. We are not certain of this because LJM2 declined to provide any information to us. We further understand that the investors, including the general partner, made aggregate capital commitments of $394 million. The general partner, LJM2 Capital Management, L.P., itself had a general partner and two limited partners. The general partner was LJM2 Capital Management, LLC, of which Fastow was the managing member. The limited partners were Fastow and, at some point after the creation of LJM2, an entity named Big Doe LLC. Kopper was the managing member of Big Doe.25/ (In July 2001, Kopper resigned from Enron and purchased Fastow's interest in LJM2.) The following is a diagram of the LJM2 structure:




---------------------
25/ In his capacity as an Enron employee, Kopper reported to Fastow throughout the existence of LJM2 until his resignation in July 2001. We have seen no evidence that Kopper obtained the required consent to his participation in LJM2 under Enron's Code of Conduct. Kopper certified his compliance with the Code in writing, most recently in September 2000.

[DESCRIPTION OF DIAGRAM: LJM Co-Investment, L.P. ("LJM2") has certain individual investors as its limited partners and has LJM2 Capital Management, L.P. as its general partner. LJM2 Capital Management, L.P.'s class A limited partner is Andrew Fastow and its class B limited partner is Big Doe, LLC; Michael Kopper is the managing member of Big Doe, LLC; LJM2 Capital Management, L.P.'s general partners is LJM2 Capital Management, LLC and Andrew Fastow is the managing member of LJM2 Capital Management, LLC.]


           In April 2000, Enron and LJM Management L.P. entered into a "Services Agreement" under which Enron agreed to have its staff perform certain tasks (for a fee), including opening and closing accounts, executing wire transfers, and "Investment Execution & Administration." The Services Agreement described these activities as "purely ministerial," and contemplated that LJM would pay market rates. That same month, Causey and Fastow signed an agreement regarding the use of Enron employees by LJM1 and LJM2. The employees would continue to be "regular, full-time" Enron employees for benefits purposes, but the LJM partnerships would pay the bonuses, and in some cases the base salary. LJM would also pay the costs. The memorandum describing this agreement says that "[i]t is



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
understood that some activities conducted by LJM2 employees will also be for the benefit of Enron," and that in such cases Causey and Fastow would "reasonably agree upon allocation of costs to Enron and LJM2." This understanding was memorialized in a second Services Agreement dated July 17, 2000. We were unable to determine what LJM2 actually paid for any services under these agreements.

           The LJM partnerships entered into more than 20 distinct transactions with Enron. A substantial number of these transactions raise issues of significant concern, and are described further in Sections IV, V, and VI of this Report.

           B.        LJM GOVERNANCE ISSUES

           The structures of LJM1 and LJM2--in which Fastow controlled the general partner of each partnership--raise questions about non-consolidation by Enron of the LJM partnerships and certain entities (described in more detail below) in which one of the LJM partnerships was an investor. In each case, Enron could avoid consolidation under relevant accounting rules only if the entity was controlled by an independent third party with substantive equity and risks and rewards of ownership. The first question, then, is whether Fastow controlled LJM1 and LJM2. If so, Enron arguably would control LJM1 and LJM2, and Enron would be required to consolidate them on its financial statements.

           As described above, the criteria for determining control with respect to general partners are subjective. Nevertheless, the accounting rules indicate that a sole general partner should not be viewed as controlling a limited



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
partnership if the partnership agreement provides for the removal of the general partner by a reasonable vote of the limited partners, without cause, and without a significant penalty. Similarly, other limits on the authority of the general partner, such as requiring approval for the acquisition or sale of principal assets, could be viewed as giving the limited partners sufficient control for non-consolidation.

           Both LJM1 and LJM2 present substantial questions about whether Fastow was in effective control. Fastow was the effective general partner of both partnerships, and had management authority over them. On the other hand, both partnership agreements limited the general partner's investment authority, and required approval of certain investment decisions by the limited partners. Moreover, the LJM2 partnership agreement provided for removal of the general partner, without cause, by a recommendation of an Advisory Committee and a vote of the limited partners (initially limited partners with 75% in interest, later reduced to two-thirds). Given the role of the limited partners (which were somewhat different for LJM1 and LJM2, and in the case of LJM2 changed over time), arguments could be made both for and against consolidation based on Fastow's control of the partnerships. Andersen's workpapers include a discussion of the limited partner oversight in LJM2 and changes in June 2000 to strengthen the rights of limited partners to remove the general partner and members of the Advisory Committee.

           We have reviewed these issues in detail, and have concluded that there are no clear answers under relevant accounting standards. Fastow declined to speak with us about these issues. As we have noted, the limited partners of both LJM1 and LJM2, citing confidentiality provisions in the partnership agreements, declined to cooperate with our investigation by providing documents or interviews.




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
IV.        RHYTHMS NETCONNECTIONS


           The Rhythms transaction was Enron's first business dealing with the LJM partnerships. The transaction is significant for several reasons. It was the first time that Enron transferred its own stock to an SPE and used the SPE to "hedge" an Enron merchant investment. In this respect, Rhythms was the precursor to the Raptor vehicles discussed below in Section V. Rhythms also provided the first--and perhaps most dramatic--example of how the purportedly "arm's-length" negotiations between Enron and the LJM partnerships resulted in economic terms that were skewed toward LJM and enriched Fastow and other investors. In the case of Rhythms, those investors included several Enron employees who were secretly offered financial interests by Fastow and who accepted them in apparent violation of Enron's Code of Conduct.


           A.        ORIGIN OF THE TRANSACTION

           In March 1998, Enron invested $10 million in the stock of Rhythms NetConnections, Inc. ("Rhythms"), a privately-held internet service provider for businesses using digital subscriber line technology, by purchasing 5.4 million shares of stock at $1.85 per share. On April 7, 1999, Rhythms went public at $21 per share. By the close of the trading day, the stock price reached $69.

           By May 1999, Enron's investment in Rhythms was worth approximately $300 million, but Enron was prohibited (by a lock-up agreement) from selling its shares before the end of 1999. Because Enron accounted for the investment as part of its merchant portfolio, it marked the Rhythms position to market, meaning that increases and decreases in the value of Rhythms stock were reflected on Enron's income statement. Skilling was concerned about the




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
volatility of Rhythms stock and wanted to hedge the position to capture the value already achieved and protect against future volatility in income. Given the size of Enron's position, the relative illiquidity of Rhythms stock, and the lack of comparable securities in the market, it would have been virtually impossible (or prohibitively expensive) to hedge Rhythms commercially.

           Enron also was looking for a way to take advantage of an increase in value of Enron stock reflected in forward contracts (to purchase a specified number of Enron shares at a fixed price) that Enron had with an investment bank.26/ Under generally accepted accounting principles, a company is generally precluded from recognizing an increase in value of its own stock (including forward contracts) as income. Enron sought to use what it viewed as this "trapped" or "embedded" value.

           Fastow and Glisan developed a plan to hedge the Rhythms investment by taking advantage of the value in the Enron shares covered by the forward contracts. They proposed to create a limited partnership SPE, capitalized primarily with the appreciated Enron stock from the forward contracts. This SPE would then engage in a "hedging" transaction with Enron involving the Rhythms stock, allowing Enron to offset losses on Rhythms if the price of Rhythms declined. Fastow would form the partnership and serve as the general partner.



-----------------------
26/ Enron originally entered into these contracts to hedge economically the dilution resulting from its employee stock option programs. The contracts had become significantly more valuable due to an increase in the price of Enron stock.


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
           On June 18, 1999, Fastow presented the proposal to Lay and Skilling, and received approval to bring it to the Board. Ten days later, on June 28, Fastow presented the proposal to the Board at a special meeting (described above in Section III.A.). The minutes indicate that Fastow identified the "appreciated" value in the Enron shares subject to the forward contracts, and explained that the value would be transferred to LJM1 in exchange for a note receivable. This would permit LJM1 to enter into a swap with Enron to hedge Enron's position in Rhythms. Fastow's presentation materials described the anticipated value to Enron and the extent of Fastow's economic interest in LJM1, and stated (on two different slides) that Fastow would not receive "any current or future (appreciated) value of ENE stock."27/ The minutes indicate that Fastow also told the Board that an outside accounting firm would render a fairness opinion stating that the value Enron would receive in the transaction exceeded the value of the forward contracts Enron was transferring to LJM1. The Board voted to approve the transaction at the same time it approved Fastow's role in LJM1.

           B.        STRUCTURE OF THE TRANSACTION

           The Rhythms transaction closed on June 30, 1999. The parties to the transaction were Enron, LJM1, and LJM Swap Sub L.P. ("Swap Sub"). Swap Sub was a limited partnership created for purposes of the transaction and was intended to be a non-consolidated SPE. An entity controlled by Fastow, LJM SwapCo., was the general partner of Swap Sub. LJM1 was the limited partner of Swap Sub and was




-------------------------
27/ Fastow's presentation said that he would be the general partner of LJM1. To implement the restriction against his benefiting from Enron stock, the LJM1 partnership agreement provided that all distributions of the proceeds from Enron stock would be to the limited partners of LJM1.


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
meant to provide the required 3% outside equity at risk. We do not know why Swap Sub was used, although a reasonable inference is that it was used to shield LJM1 from legal liability on any derivative transactions with Enron.

           As finally structured, the transaction had three principal elements:

           First, Enron restructured the forward contracts, releasing 3.4 million shares of Enron stock that it then transferred to LJM1. At the closing price on June 30, these shares had a value of approximately $276 million. Enron, however, placed a contractual restriction on most of the shares that precluded their sale or transfer for four years. The restriction also precluded LJM1 and Swap Sub from hedging the Enron stock for one year. The restriction did not, however, preclude LJM1 from pledging the shares as security for a loan. The value of the shares was discounted by approximately $108 million (or 39%) to account for the restriction. In exchange for these Enron shares, LJM1 gave Enron a note (due on March 31, 2000) for $64 million.

           Second, LJM1 capitalized Swap Sub by transferring 1.6 million of the Enron shares to Swap Sub, along with $3.75 million in cash.28/

           Third, Enron received from Swap Sub a put option on 5.4 million shares of Rhythms stock. Under the option, Enron could require Swap Sub to




-------------------------
28/ LJM1 obtained the cash by selling an unrestricted portion of the 3.4 million Enron shares transferred by Enron to LJM1.



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
purchase the Rhythms shares at $56 per share in June 2004. The put option was valued at approximately $104 million.

           A diagram of the Rhythms transaction is set forth below:


[DESCRIPTION OF DIAGRAM: LJM Swap Sub, L.P. ("Swap Sub") is the general partner of LJM SwapCo; Andrew Fastow is the sole director of LJM SwapCo; LJM Cayman, L.P. ("LJM1") is the limited partner in Swap Sub; LJM1's general partner is LJM Partners, L.P., which transferred $1 million to LJM1; LJM1's limited partners are ERNB Ltd. (CSFB), which transferred $7.5 million to LJM1 and Campsie Ltd. (NatWest), which transferred $7.5 million to LJM1; Enron transferred 3.4 million shares of its stock to LJM1; LJM1 issued a $64 million note to Enron; LJM1 transferred $1.6 million of the Enron shares and $3.75 million in cash to Swap Sub; Swap Sub gave Enron a put option on 5.4 million shares of Rhythms stock.]


           Enron obtained a fairness opinion from PricewaterhouseCoopers ("PwC") on the exchange of the 3.4 million restricted Enron shares for the Rhythms put and the $64 million note. PwC opined that the range of value for the Enron shares was $170-$223 million, that the range of value for the Rhythms put and




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
note was $164-$204 million, and that the consideration received by Enron therefore was fair from a financial point of view.29/

           C.        STRUCTURE AND PRICING ISSUES


                     1.      NATURE OF THE RHYTHMS "HEDGE"

           The "hedge" that Enron obtained on its Rhythms position affected the gains and losses Enron reported on its income statement but was not, and could not have been, a true economic hedge. Attempting to use the "trapped" value in the forward contracts, Enron transferred to LJM1, and LJM1 transferred to Swap Sub, 1.6 million shares of the restricted Enron stock. Swap Sub's ability to make good on the Rhythms put rested largely on the value of the Enron stock. If Enron stock performed well, Swap Sub could perform on the put even if Rhythms stock declined--although the losses would be absorbed by the value in the Enron stock. But if Enron stock and Rhythms stock both declined, Swap Sub would be unable to perform on the put and Enron's hedge on Rhythms would have failed. In either case, this structure is in sharp contrast to a typical economic hedge,





------------------------
29/ The transaction as initially closed on June 30 was somewhat different. In late July or early August, the parties adjusted the terms by reducing the term of the Rhythms put option and increasing the note payable to Enron. None of the people we interviewed were able to explain why these changes were made, although some assumed that PwC may have required the changes in order to issue its fairness opinion. When the Board approved the transaction, it included in its resolution the statement: "Kenneth Lay and Jeffrey Skilling are hereby appointed as a Committee of the Board . . . to determine if the consideration received by the Company is sufficient in the event of a change in the terms of such transaction from those presented to the Board." We found no evidence that any of the changes implemented in July or August were presented to Lay or Skilling for approval.


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
which is obtained by paying a market price to a creditworthy counter-party who will take on the economic risk of a loss.

           There are substantial accounting questions raised by using an SPE as a counter-party to hedge price risk when the primary source of payment by the SPE is an entity's own stock--although Andersen apparently approved it in this case. Those accounting issues are of central concern to the Raptor transactions. A detailed discussion of those issues is set out in Section V below relating to the Raptors.

           2.        SPE EQUITY REQUIREMENT


           In order to satisfy the SPE requirement for non-consolidation, Swap Sub needed to have a minimum of 3% outside equity at risk. At its formation on June 30, 1999, Swap Sub had negative equity because its liability (the Rhythms put, valued at $104 million) greatly exceeded its assets ($3.75 million in cash plus $80 million in restricted Enron stock). On this basis alone, there is a substantial question whether Swap Sub had sufficient equity to satisfy the requirement for non-consolidation.

           Our review of whether Swap Sub met the 3% requirement was limited by the absence of information. We were unable to interview either Glisan (who was primarily responsible for Enron's accounting of the transaction) or Andersen. We do not know what analysis they relied on to conclude that Swap Sub was properly capitalized.

           Andersen indicated recently that it made an error in 1999 in analyzing whether Swap Sub qualified for non-consolidation. In his December 12, 2001, Congressional testimony, Andersen's CEO said:




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
           In evaluating the 3 percent residual equity level required to qualify for non-consolidation, there were some complex issues concerning the valuation of various assets and liabilities. When we reviewed this transaction again in October 2001, we determined that our team's initial judgment that the 3 percent test was met was in error. We promptly told Enron to correct it.

Andersen did not explain further the nature of the error. Our review of the workpapers that Andersen made available indicates that at least some of the analyses were performed using the unrestricted value, rather than the discounted value, of the Enron stock in Swap Sub. This may be the error to which Andersen refers.

           On November 8, 2001, Enron announced that Swap Sub was not properly capitalized with outside equity and should have been consolidated. As a result, Enron said it would restate prior period financial statements to reflect the consolidation retroactive to 1999, which would have the effect of decreasing Enron's net income by $95 million in 1999 and $8 million in 2000.


                     3.       PRICING AND CREDIT CAPACITY

           We encountered sharply divergent recollections about how Enron priced the Rhythms put option and analyzed the credit capacity of Swap Sub. Vincent Kaminski, head of Enron's Research Group--which handled sophisticated option pricing and modeling issues--told us that he was very uncomfortable with the transaction and brought his concerns to Richard Buy (head of Enron's Risk Assessment and Control ("RAC") Group), his supervisor. Kaminski says that, based on the quantitative analysis performed by his group, he strongly recommended to Buy that Enron not proceed with the transaction. Kaminski recalls that he gave Buy three reasons: (1) the transaction involved an obvious conflict of interest because of Fastow's personal involvement in LJM1; (2) the payout was skewed




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
against Enron because LJM1 would receive its benefit much earlier in the transaction; and (3) the structure was unstable from a credit capacity standpoint because the SPE was capitalized largely with Enron stock. Buy told us that he does not recall any discussions with Kaminski (or Kaminski's group being involved in the transaction). Buy says that at some point his group evaluated the credit capacity, found that it was too low, and recommended changes in the structure that improved it.


           D.        ADJUSTMENT OF THE "HEDGE" AND REPAYMENT OF THE NOTE

           After the transaction closed on June 30, Enron accounting personnel realized that the put option from Swap Sub on Rhythms stock was not reducing Rhythms-related volatility in Enron's income statement to the degree desired.30/ In an effort to improve the hedge, Enron entered into four more derivative transactions on Rhythms stock (put and call options) with Swap Sub at no cost to either party. The options were put in place on July 13, less than two weeks after the closing. They were designed to get the economics of the hedge closer to a swap. Analysts in Kaminski's group modeled the hedge to help Glisan determine how the options should be structured and priced.

           On December 17, 1999, three months before it was due, LJM1 paid the $64 million note plus accrued interest. The source of this payment is unclear. LJM1 had only $16 million in initial equity. In September 1999 (as described below in SectionVI.A.1.), LJM1 purchased an interest in the Cuiaba project from Enron for $11.3 million. There is some evidence that LJM1 may have obtained




------------------------
30/ Because the put provided one-sided protection, Enron was exposed to income statement volatility when Rhythms' price increased and subsequently decreased. In addition, Enron was subject to income statement volatility from the time value component of the put option.


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
additional capital to make the December payment.31/ There also is evidence that LJM1 may have sold some of the restricted Enron stock to finance the $64 million repayment.32/ Unless the restriction was released, such sales would have been in violation of LJM1's agreement with Enron. The restriction agreement did permit LJM1 to use the shares as collateral for a loan, and it is possible that LJM1 repaid the $64 million note by borrowing against the shares.

           Regardless of how LJM1 obtained the funds to repay the $64 million note, LJM1 retained significant value in the 3.6 million Enron shares (post-split) it was holding.33/ Even assuming LJM1 liquidated shares to pay the note (which at the closing price on December 17 would have required selling 1.6 million shares), LJM1 would have retained 2 million (post-split) Enron shares having an unrestricted value of $82 million on December 17.





------------------------
31/ In a document titled "Ben Glisan, Jr. FY 99 - Accomplishments," Glisan identified: "LJM1 Liquidity--Transaction resulted in additional partnership capital being invested into LJM so that an [sic] $64 MM loan from ENE could be repaid." Because Glisan declined to be interviewed on this subject, we do not know the meaning of this reference.

32/ In addition, on December 17, the reported trading volume in Enron stock was
5.1 million shares, approximately twice the normal volume. To our knowledge, the only evidence of the restriction on LJM1's Enron stock is the letter agreement between the parties.

33/ LJM1 had received 3.4 million (pre-split) shares and had transferred 1.6 million to Swap Sub. There was a 2-for-1 split in August 1999. That left 1.8 million (pre-split), or 3.6 million (post-split), shares in LJM1.



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
           E.        UNWINDING THE TRANSACTION

           In the first quarter of 2000, Enron decided to liquidate its Rhythms position. This decision was based on several factors: (1) the expiration of the lock-up on Rhythms stock; (2) the intervening decline in the value of Rhythms stock; and (3) the continuing volatility of the Rhythms position and the hedge. Skilling made this decision. Even after the additional options had been put in place in July 1999, Enron's earnings continued to fluctuate as the position and options were marked to market.

           During this period, Enron's accounting staff focused on the credit capacity of Swap Sub. Kaminski told us that, in February or March of 2000, the accounting group asked him to analyze the credit capacity of the Rhythms structure. Kaminski and his analysts reviewed the structure and determined there was a 68% probability that the structure would default and would not be able to meet its obligations to Enron on the Rhythms put. Kaminski says that, when he relayed this conclusion to the accounting group, they said they had suspected that would be the result. Causey told us that he did not recall this quantification of the likelihood of credit failure, but he did remember discussions about credit risk. He also told us he recalled considering the possibility that Enron might need to establish a credit reserve, but was not sure whether a reserve had been created. Our review did not identify any evidence that such a reserve was established.


                     1.    NEGOTIATIONS

           Once Enron decided to liquidate the Rhythms position, it had to terminate the derivatives with Swap Sub. Causey had principal responsibility for



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
implementing the termination. In late February or early March 2000, Causey approached Fastow about unwinding the transaction.

           On March 8, 2000, as the negotiations were underway, Enron gave Swap Sub a put on 3.1 million shares (post-split) of Enron stock at $71.31 per share. Swap Sub did not pay any option premium or provide any other consideration in exchange for the put. On March 8, the closing price of Enron stock was $67.19 per share; the put was therefore "in the money" to Swap Sub by $4.12 per share (or approximately $12.8 million intrinsic value) on the day it was executed.34/ Causey told us he believes the put was given to Swap Sub to stabilize the structure and freeze the economics so that the negotiations could be completed.

           Causey said that, at the outset, Fastow emphasized that he had no interest in the Enron stock owned by LJM1 and Swap Sub. Causey took this to mean that Fastow had no residual interest in the unwind of the transaction. Causey says Fastow told him that he was negotiating with his limited partners on the appropriate terms to unwind the transaction. Fastow subsequently came back to Causey with a proposal that Swap Sub receive $30 million from Enron in connection with the unwind. Causey and others saw their responsibility as determining whether that price would be fair to Enron. After analysis, they concluded that it was fair and Enron agreed to the proposal.




-------------------------
34/ We were told that the put was agreed to by Enron when the current market price was $71.31, but the price went down before the put documentation was executed.


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
                     2.    TERMS

           Enron and Swap Sub entered into a letter agreement dated March 22, 2000, setting out the terms of the unwind. At the same time, Enron agreed to loan $10 million to Swap Sub. We were told that Fastow informed Causey that he was going to buy out one of his LJM1 limited partners for that amount, and Swap Sub agreed that it would repay the loan with the proceeds of the unwind. The unwind terms were: (1) termination of the options on Rhythms; (2) Swap Sub's returning to Enron the 3.1 million (post-split) Enron shares that it had received from LJM1 but keeping the $3.75 million cash that it had received from LJM1; and (3) Enron's paying $16.7 million to Swap Sub.35/ The letter agreement was executed by Causey for Enron and by Fastow for Swap Sub and for "Southampton, L.P.," which was described in the letter as the owner of Swap Sub. The final agreement (which made no material change in the terms) was effective as of April 28, 2000.

                     3.     FINANCIAL RESULTS


           The unwind transaction resulted in a huge windfall to Swap Sub and LJM1. Enron did not seek or obtain a fairness opinion on the unwind. We have not identified any evidence that the Board or any Board Committee was informed of the transaction. Lay told us he was unaware of the transaction. Skilling told us he was aware that Enron had sold its Rhythms position, but was not aware of the terms on which the hedge was unwound. We have not located any Enron Deal




-------------------------
35/ The $16.7 million payment was calculated as follows: $30 million per the agreement between Fastow and Causey, plus $500,000 for accrued dividends on the Enron stock, less $3.75 million cash in Swap Sub, less $10.1 million principal and interest on the loan.


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
Approval Sheet ("DASH"), an internal document summarizing the transaction and showing required approvals, concerning the unwind.36/

           SWAP SUB. Because of the decline in price of Rhythms stock, the Rhythms options were substantially in the money to Enron when the structure was unwound. Enron calculated the options as having a value of $207 million. In exchange for terminating these options (and receiving approximately $27 million cash), Swap Sub returned Enron shares having an unrestricted market value of $234 million. Enron's accounting personnel determined that this exchange was fair, using the unrestricted value of the shares.

           The Enron shares, however, were not unrestricted. They carried a four-year contractual restriction. Because of the restriction, at closing on June 30, 1999, those shares were given a valuation discount of 38%.37/ Although some of the discount would have amortized from June 1999 through March 2000, a substantial amount should have remained. For example, assuming straight-line amortization of the restricted discount over four years, at the closing price on March 22, 2000, there would have been approximately $72 million of the discount left at the time of the unwind. If an appropriate valuation discount had been applied to the shares at that time, the value Enron gave up (the $207 million in



-------------------------
36/ Enron policy required the RAC Group to prepare a DASH for every business transaction that involved an expenditure of capital by Enron. The DASH had to be approved by the relevant business unit, the Legal Department, RAC, and Senior Management before funds could be distributed.

37/ The PwC fairness opinion given in connection with the initial transaction concluded that a restriction discount of 20% to 40% was reasonable.



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
Rhythms options plus $27 million in cash) exceeded the value Enron received ($161 million in restricted Enron shares) by more than $70 million. It is difficult to understand why Enron's accounting personnel did not use the discounted value of the restricted shares to assess the fairness of the exchange.38/

           When Enron unwound the Raptor vehicles (discussed below in Section V.E.), as part of the accounting for the transaction, Andersen required Enron to use the discounted value of Enron shares it received. Andersen reviewed the Rhythms unwind in 2000, but apparently raised no questions about Enron bringing the stock back at its unrestricted value.

           LJM1. After LJM1 transferred Enron shares to Swap Sub in June 1999, LJM1 retained 3.6 million (post-split) Enron shares that it had received as part of the initial transaction. Those shares were not addressed in the April 2000 unwind; LJM1 was simply permitted to retain them. We have not been able to determine what happened to those shares between June 1999 and April 2000 (although, as noted above, it is possible that LJM1 sold some or all of the shares in December 1999 to generate funds to pay the $64 million note). At the





-------------------------
38/ Causey told us he did not recall whether Enron had used the unrestricted value of the shares in connection with the unwind. He and others in the Accounting Group told us they were focused primarily on the value of what Enron was receiving, not the value of what Swap Sub was getting or giving up, and from Enron's perspective the restriction (if the shares were in Enron's hands) was not important.


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
closing of the initial transaction in June 1999, those shares had a discounted value of $89 million. If LJM1 still held the shares on April 28, 2000, they had an undiscounted value (at closing price) of $251 million, and a smaller discounted value. Even assuming LJM1 used some of the shares to repay the $64 million note in December 1999, being permitted to retain the balance after the unwind provided LJM1 with an enormous economic benefit if those shares were sold or hedged.


           F.        FINANCIAL PARTICIPATION OF ENRON EMPLOYEES IN THE UNWIND

           Unbeknownst to virtually everyone at Enron, several Enron employees had obtained, in March 2000, financial interests in the unwind transaction. These include Fastow, Kopper, Glisan, Kristina Mordaunt, Kathy Lynn, and Anne Yaeger Patel. Fastow's participation was inconsistent with his representation to the Board that he would not receive any "current or future (appreciated) value" of Enron stock in the Rhythms transaction. We have not seen evidence that any of the employees, including Fastow, obtained approval from the Chairman and CEO under the Code of Conduct to participate financially in the profits of an entity doing business with Enron. Each of the employees certified in writing their compliance with the Code. While every Code violation is a matter to be taken seriously, these violations are particularly troubling. At or around the time they were benefiting from LJM1, these employees were all involved in one or more transactions between Enron and LJM2. Glisan and Mordaunt were involved on Enron's side.

           Contemporaneously with the March 22, 2000 letter agreement between Enron and Swap Sub (setting out the terms of the unwind), the Enron employees signed an agreement for a limited partnership called "Southampton Place, L.P." As described in the March 20, 2000 partnership agreement, Southampton's purpose was to acquire a portion of the interest held by an existing limited partner of LJM1. The general partner of Southampton was an entity named "Big Doe, LLC."



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
Kopper signed the agreement as a member of Big Doe.39/ The limited partners were "The Fastow Family Foundation" (signed by Fastow as "Director"), Glisan, Mordaunt, Lynn, Yaeger Patel, and Michael Hinds (an LJM2 employee). The agreement shows that the capital contributions of the partners were $25,000 each for Big Doe and the Fastow Foundation, $5,800 each for Glisan and Mordaunt, and smaller amounts for the others--a total of $70,000.

           Our understanding of Southampton is limited because, other than Mordaunt, none of the employees would agree to be interviewed in detail on the subject. Mordaunt said that she was approached by Kopper in late February or early March 2000. Kopper told her that management personnel of one of LJM1's limited partners had expressed an interest in buying out part of their employer's interest, and that Fastow and Kopper were forming a limited partnership to purchase part of the interest. Mordaunt says that Kopper assured her that LJM1 was not doing any new business with Enron. In a brief interview conducted at the outset of our investigation, Glisan told us that he was approached by Fastow with a proposal similar to what Mordaunt described as advanced by Kopper.40/

           We have not seen evidence that any of the employees sought a determination from the Chairman and CEO that their investment in Southampton would not adversely affect Enron's best interests. Mordaunt told us that she did not consider seeking consent because she believed LJM1 was not currently doing business with Enron, and that the partnership was simply buying into a cash flow




-------------------------
39/ As described above in Section III, Big Doe also was a limited partner of LJM2's general partner.

40/ Yaeger Patel's legal counsel informed us that she had been told by her "superiors" that she would receive a "bonus" for her work at LJM, and that the bonus was paid to her and other LJM employees by allowing them to purchase a small interest in Southampton.


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
from a transaction that had been negotiated previously. (She also suggested, with the benefit of hindsight, that this judgment was wrong and that she did not consider the issue carefully enough at the time.)41/ Glisan told us that he asked LJM1's outside counsel, Kirkland & Ellis, whether the investment would be viewed as a related-party transaction with Enron, and was told that it would not. Neither Glisan nor Kirkland & Ellis consulted with Enron's counsel.42/

           We do not know whether Southampton actually purchased part of the LJM1 limited partner's interest.43/ It does appear from other documents, including the March 22 letter agreement between Enron and Swap Sub, that Southampton became the indirect owner of Swap Sub.44/ We do not know how this ownership interest was acquired or what consideration, if any, was paid.



-------------------------
41/ In late October 2001, after there was considerable media attention devoted to the LJM partnerships, Mordaunt voluntarily disclosed the fact of her investment to Enron.

42/ Yaeger Patel's legal counsel informed us that she was told by her "superiors" and "internal company counsel advising LJM" that all necessary approvals or waivers for her LJM activities had been obtained.

43/ Our inquiry did identify some evidence that Chewco (described above in Section II) may have transferred $1 million to the account of Campsie, Ltd., an LJM1 limited partner, in March 2000 at or around the time of the unwinding of the Rhythms transaction.

44/ The letter agreement indicates that Southampton, L.P., of which Southampton Place is the general partner, owns 100% of the limited partner interests in Swap Sub and 100% of Swap Sub's general partner. At the time of the initial Rhythms transaction, the closing documents indicated that LJM1 was the limited partner of Swap Sub. Based on our interviews, none of the Enron employees involved in the Rhythms unwind noticed that Southampton appeared to have replaced (or supplemented) LJM1 as a limited partner.


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           Even based on the limited information we have, the Enron employees received massive returns on their modest investments. We have seen documents indicating that, in return for its $25,000 investment, the Fastow Family Foundation received $4.5 million on May 1, 2000. Glisan and Mordaunt separately told us that, in return for their small investments, they each received approximately $1 million within a matter of one or two months, an extraordinary return. Mordaunt told us that she got no explanation from Kopper for the size of this return. He said only that Enron had wanted to terminate the Rhythms options early. We do not know what Big Doe (Kopper), Lynn, or Yaeger Patel received. The magnitude of these returns raises serious questions as to why Fastow and Kopper offered these investments to the other employees.

           In 2000, Glisan was involved on behalf of Enron in several significant transactions with LJM2. Most notably, he was a major participant in the Raptor transactions. He presented the Raptor I transaction to the Board, and was intimately involved in designing its structure. Enron approval documents show Glisan as the "business unit originator" and "person negotiating for Enron" in the Raptor I, II, and IV transactions. Glisan signed each of those approval documents. In May 2000, Glisan succeeded McMahon as Treasurer of Enron. Glisan told us that Fastow never asked him for any favors or other consideration in return for the Southampton investment.

           Mordaunt is a lawyer. She was involved in the initial Rhythms transaction as General Counsel, Structured Finance. Later in 1999, she became General Counsel of Enron Communications (which later became Enron Broadband Services). To our knowledge, Mordaunt was involved in one transaction with LJM2 in mid-2000. She acted as Enron's business unit legal counsel in connection with the Backbone transaction (which involved LJM2's purchase of dark fiber-optic



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cable from Enron and is discussed below in Section VI.B.1.). She signed the internal approval sheet. She told us she was never asked for, and never provided, anything in return for the Southampton investment.


           Kopper, Lynn, and Yaeger Patel all were Enron employees in the Finance area. All three are specifically identified in the Services Agreement between Enron and LJM2 as employees who will do work for LJM2 during 2000 and receive compensation from both Enron and LJM2. At the time of their departures from Enron, Kopper was a Managing Director, Lynn was a Vice President, and Yaeger Patel was a non-officer employee.











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
V.         THE RAPTORS

           The transactions between Enron and LJM2 that had the greatest impact on Enron's financial statements involved four SPEs known as the "Raptors." Expanding on the concepts underlying the Rhythms transaction (described in the preceding Section of this Report), Enron sought to use the "embedded" value of its own equity to counteract declines in the value of certain of its merchant investments. Enron used the extremely complex Raptor structured finance vehicles to avoid reflecting losses in the value of some merchant investments in its income statement. Enron did this by entering into derivative transactions with the Raptors that functioned as "accounting" hedges. If the value of the merchant investment declined, the value of the corresponding hedge would increase by an equal amount. Consequently, the decline--which was recorded each quarter on Enron's income statement--would be offset by an increase of income from the hedge.

           As with the Rhythms hedge, these transactions were not true economic hedges. Had Enron hedged its merchant investments with a creditworthy, independent outside party, it may have been able successfully to transfer the economic risk of a decline in the investments. But it did not do this. Instead, Enron and LJM2 created counter-parties for these accounting hedges--the Raptors--but Enron still bore virtually all of the economic risk. In effect, Enron was hedging risk with itself.

           In three of the four Raptors, the vehicle's financial ability to hedge was created by Enron's transferring its own stock (or contracts to receive Enron stock) to the entity, at a discount to the market price. This "accounting" hedge would work, and the Raptors would be able to "pay" Enron on the hedge, as




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long as Enron's stock price remained strong, and especially if it increased.
Thus, the Raptors were designed to make use of forecasted future growth of Enron's stock price to shield Enron's income statement from reflecting future losses incurred on merchant investments. This strategy of using Enron's own stock to offset losses runs counter to a basic principle of accounting and financial reporting: except under limited circumstances, a business may not recognize gains due to the increase in the value of its capital stock on its income statement.

           When the value of many of Enron's merchant investments fell in late 2000 and early 2001, the Raptors' hedging obligations to Enron grew. At the same time, however, the value of Enron's stock declined, decreasing the ability of the Raptors to meet those obligations. These two factors combined to create the very real possibility that Enron would have to record at the end of first quarter 2001 a $500 million impairment of the Raptors' obligations to it. Without bringing this issue to the attention of the Board, and with the design and effect of avoiding a massive credit reserve, Enron Management restructured the vehicles in the first quarter of 2001. In the third quarter of 2001, however, as the merchant investments and Enron's stock price continued to decline, Enron finally terminated the vehicles. In doing so, it incurred the after-tax charge of $544 million ($710 million pre-tax) that Enron disclosed on October 16, 2001 in its initial third quarter earnings release.

           Enron also reported that same day that it would reduce shareholder equity by $1.2 billion. One billion of that $1.2 billion involved the correction of accounting errors relating to Enron's prior issuance of Enron common stock (and stock contracts) to the Raptors in the second quarter of 2000 and the first quarter of 2001; the other $200 million related to termination of the Raptors.




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           The Raptors made an extremely significant contribution to Enron's reported financial results over the last five quarters before Enron sought bankruptcy protection--i.e., from the third quarter of 2000 through the third quarter of 2001. Transactions with the Raptors during that period allowed Enron to avoid reflecting on its income statement almost $1 billion in losses on its merchant investments. Not including the $710 million pre-tax charge Enron recorded in the third quarter of 2001 related to the termination of the Raptors, Enron's reported pre-tax earnings during that five-quarter period were $1.5 billion. We cannot be certain what Enron might have done to mitigate losses in its merchant investment portfolio had it not constructed the Raptors to hedge certain of the investments. Nonetheless, if one were to subtract from Enron's earnings the $1.1 billion in income (including interest income) recognized from its transactions with the Raptors, Enron's pre-tax earnings for that period would have been $429 million, a decline of 72%.

           The following description of the Raptors simplifies an extremely complicated set of transactions involving a complex structured finance vehicle through which Enron entered into sophisticated hedges and derivatives transactions. Although we describe these transactions in some depth, even the detail here is only a summary.


           A.        RAPTOR I

                     1.        FORMATION AND STRUCTURE

           In late 1999, at Skilling's urging, a group of Enron commercial and accounting professionals began to devise a mechanism that would allow Enron to hedge a portion of its merchant investment portfolio. These investments were "marked to market," with changes recorded in income every quarter for financial statement purposes. They had increased in value dramatically. Skilling said he



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wanted to protect the value of these investments and avoid excessive quarter-to-quarter volatility. Due to the size and illiquidity of many of these investments, they could not practicably be hedged through traditional transactions with third parties.

           With the logic and seeming success (at that time) of the Rhythms hedge fresh in mind, Ben Glisan, who became Enron's Treasurer in May 2000, led the effort. Accountants from Andersen were closely involved in structuring the Raptors.45/ Attorneys from Vinson & Elkins also were consulted frequently, particularly on securities law issues, and also prepared the transaction documents.

           The first Raptor (Raptor I), created effective April 18, 2000, was an SPE called Talon LLC ("Talon"). Talon was created solely to engage in hedging transactions with Enron. LJM2 invested $30 million in cash and received a membership interest. Through a wholly-owned subsidiary named Harrier, Enron contributed $1,000 cash, a $50 million promissory note, and Enron stock and Enron stock contracts with a fair market value of approximately $537 million.46/ Because Talon was restricted from selling, pledging or hedging the Enron shares for three years, the shares were valued at about a 35% discount to their market




-------------------------
45/ Enron's records show that Andersen billed Enron approximately $335,000 in connection with its work on the creation of the Raptors in the first several months of 2000.

46/ The stock in Raptor I came from shares of Enron stock received from restructuring forward contracts Enron had with an investment bank, which released shares of Enron stock. (This was the same source as the Enron stock used in the Rhythms transaction.) The Enron "stock contract" in Raptor I consisted of a contingent forward contract held by a wholly-owned Enron subsidiary, Peregrine, under which it had a contingent right to receive Enron stock on March 1, 2003 from another entity, Whitewing, if the price of Enron stock exceeded a certain level.


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
value. This valuation was supported by a fairness opinion provided by PwC. In return for its contribution, Enron received a membership interest in Talon and a revolving promissory note from Talon, with an initial principal amount of $400 million. Through a series of agreements, LJM2 was the effective manager of Talon.

           A very simplified diagram of Raptor I appears below:


[DESCRIPTION OF DIAGRAM: Enron owns 100% of Harrier; Harrier contributes Enron Stock, Stock Contracts, a promissory note for $50 million and $1,000 cash to Talon (SPE) in exchange for an LLC Interest in, and a $400 million note from, Talon (SPE); Talon (SPE) and Harrier engage in derivative transactions; LJM2 invests $30 million in cash in exchange for an LLC interest in Talon (SPE); Enron purchased a put option for $41 million from Talon (SPE) for the right to require Talon (SPE) to purchase 7.2 million shares of Enron stock at a strike price of $57.50; and LJM2 delivers a fair market value put of its LLC interest to Harrier.]


           Once Talon received the contributions from Enron and LJM2, it had $30 million of "outside" equity to meet the 3% outside equity requirement for SPE treatment as an unconsolidated entity. Enron calculated that Talon theoretically could enter into derivatives with Enron up to approximately $500 million in notional value. By Enron's calculation, it also had what appeared to be a capacity to absorb losses on derivative contracts up to almost $217 million.




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This credit capacity consisted of LJM2's $30 million investment plus the $187 million value of the 35% discount on the Enron stock and stock contracts. Enron concluded that Talon could sell the Enron stock at its unrestricted value to meet Talon's obligations.

           There was an additional important requirement before Talon could enter into hedging transactions with Enron. It was understood by those who structured Talon--although it is not reflected in the Talon documents or Board presentations--that Talon would not write any derivatives until LJM2 received an initial return of $41 million or a 30% annualized rate of return, whichever was greater, from income earned by Talon. Put another way, before hedging could begin, LJM2 had to have received back the entire amount of its investment plus a substantial return. This allowed LJM2 effectively to receive a return of its capital but, from an accounting perspective, leave $30 million of capital "at risk" to meet the 3% outside equity requirement for non-consolidation. If LJM2 did not receive its specified return in six months, it could require Enron to purchase its interest in Talon at a value based on the unrestricted price of Talon's Enron stock and stock contracts. These terms were remarkably favorable to LJM2, and served no apparent business purpose for Enron. Moreover, because Talon's Enron stock and stock contracts would have to decline in value by $187 million before Talon incurred any loss, LJM2 did not bear first-dollar risk of loss, as typically required for SPE non-consolidation. After LJM2 received its specified return, Enron then was entitled to 100% of any further distributions of Talon's earnings.47/ Thus, by the time any hedging began, LJM2 would have




-------------------------
47/ During Talon's existence, this changed slightly. After LJM2 received its initial $41 million return, it made an additional equity investment of $6 million and was entitled to receive a 12.5% return on that additional contribution, to the extent Talon had sufficient earnings.



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
received a return that substantially exceeded its initial investment while retaining only a limited economic stake in the ongoing venture--principally the return of its original investment upon Talon's liquidation. In fact, Fastow told his limited partners in LJM2 that the Raptors were "divested investments" after LJM2 received its specified $41 million return.

           To create the required $41 million of income for distribution to LJM2, Enron purchased from Talon a put option on Enron stock for a premium of $41 million. The put option gave Enron the right to require Talon to purchase approximately 7.2 million shares of Enron common stock on October 18, 2000, six months after the effective date of the transaction, at a strike price of $57.50 per share. The closing price of Enron stock was $68 per share when Enron purchased the put. As long as Enron's share price remained above $57.50, the put option would expire worthless to Enron, and Talon would be entitled to record the $41 million premium as income. It could then distribute $41 million to LJM2, but continue to treat Talon as an adequately capitalized, unconsolidated SPE.48/

           Enron's purchase of the put option for $41 million was unusual for two reasons. First, from an economic perspective--rather than merely a means to pay LJM2--the put option was a bet by Enron that its own stock price would decline substantially. Second, the price of the put was calculated by a method appropriate only if the transaction were between two fully creditworthy parties.




-------------------------
48/ Economically, this $41 million distribution reflected a return of and on LJM2's initial investment, but for accounting purposes the distribution was a return on the original investment. Thus, LJM2 technically still had $30 million equity in Talon. Nevertheless, Fastow told his LJM2 investors in April 2001 that after settlement of the Enron puts, "LJM2 had already received its return of and on capital."


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
In fact, Talon was not sufficiently creditworthy. Other than the Enron stock and stock contracts, it had only $71 million of assets --the $30 million LJM2 investment and the $41 million premium-- to meet its obligations on the put, but it had written a put on more than 7 million shares of Enron stock. If the Enron stock price declined below approximately $47 per share (about $10 per share below the strike price), Talon would owe Enron the entire $71 million, and Talon would be unable to meet its remaining obligations. Thus, the put provided only about $10 per share of price protection to Enron, and for that reason was worth substantially less than $41 million. The transaction makes little apparent commercial sense, other than to enable Enron to transfer money to LJM2 in exchange for its participation in vehicles that would allow Enron to engage in hedging transactions.

           As it turned out, Enron did not have to wait six months for the put to expire and for hedging transactions to begin. At Fastow's suggestion, Causey, on behalf of Enron, and Fastow, on behalf of Talon and LJM2, settled the option early, as of August 3, 2000. Since Enron stock had increased in value and the period remaining on the put option had dwindled, the option was worth much less. Talon returned $4 million of the $41 million option premium to Enron, but nevertheless paid LJM2 $41 million. That left LJM2 with little further financial interest in what happened to Talon. This distribution resulted in an annualized rate of return that LJM2 calculated in a report to its investors at 193%. Enron also paid LJM2's legal and accounting fees, and a management fee of $250,000 per year. With LJM2 having received a $41 million payment, Talon was now available to begin entering into hedging transactions with Enron.




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
                  2.       Enron's Approval of Raptor I

         Although the deal-closing documents were dated April 18, 2000, the transaction did not receive formal approval from Enron's Management or Board until several weeks later.

         The approval of Raptor I by Enron's Management is reflected in two documents, an "LJM2 Approval Sheet" and an Enron Deal Summary. Both were executed between May 22 and June 12, 2000, long after the transaction closed. The LJM2 Approval Sheet very briefly describes the transaction and the distribution "waterfall" of Talon's earnings (including the initial $41 million payment to LJM2), and reports that Kopper--a Managing Director of Enron--negotiated on behalf of LJM2. The Approval Sheet was signed by Glisan, Causey and Buy, but the signature line for Skilling was blank.49/ The LJM2 Approval Sheet refers to an "attached" DASH. A Deal Summary is attached, which is largely identical to the Approval Sheet, but added: "It is expected that Talon will have earnings and cash sufficient to distribute $41 million to LJM2 within six months, yielding an annualized return on investment to LJM2 of 76.8%" This document was signed only by Glisan and Scott Sefton, the General Counsel of Enron Global Finance, Fastow's group.

         Glisan and Causey presented Raptor I to the Finance Committee of the Board on May 1, 2000, with Lay, Skilling, and Fastow in attendance. According to the minutes, Glisan described Raptor as "a risk management program to enable the Company to hedge the profit and loss volatility of the Company's investments."

----------
49/ We discuss Skilling's role in the management and oversight of transactions with the LJM partnerships in Section VII, below.

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

He explained that Enron and LJM2 would establish "a non-affiliated vehicle ... as a hedge counter-party to selected investments," explained how Talon would be funded, and explained "the level of hedging protection Talon could initially provide."

         Although the minutes do not contain any detail regarding what Glisan told the Committee, it appears that his remarks were guided by a three-page written presentation provided to the Committee entitled "Project Raptor: Hedging Program for Enron Assets." The materials stated that Talon would be capitalized with $400 million in "excess [Enron] stock." It also stated that, "[i]nitially, [the] vehicle can provide approximately $200 million of P&L [profit and loss] protection to ENE. As ENE stock price increases, the vehicle's P&L protection capacity increases as well." The materials also disclosed LJM2's investment and expected return: "LJM2 will provide non-ENE equity and will be entitled to 30% annualized return plus fees," with Enron entitled to all upside after LJM2 received its return. The materials did not disclose that LJM2's contractually specified return was the greater of a 30% annualized return or $41 million.

         The Finance Committee was also given information strongly suggesting, if not making perfectly clear, that the Raptor vehicle was not a true economic hedge. Notes on the presentation materials, apparently taken at the meeting by Enron's Corporate Secretary to assist her in preparing the minutes, state: "Does not transfer economic risk but transfers P&L volatility."50/

----------
50/ This thought was repeated in a May 2000 presentation describing the Raptor hedging program prepared by Enron Global Finance for Enron Broadband Services.

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

         According to the minutes, Causey informed the Finance Committee that Andersen "had spent considerable time analyzing the Talon structure and the governance structure of LJM2 and was comfortable with the proposed transaction." Glisan apparently presented a chart identifying three principal "risks" of
Raptor: (1) "accounting scrutiny"; (2) a substantial decline in Enron stock price; and (3) counter-party credit. For each of them, the chart also identified corresponding "[m]itigants:" (1) the transaction had been reviewed by Causey and Andersen; (2) Enron could negotiate an early termination of Talon with LJM2; and
(3) the assets of Talon were subject to a "master netting agreement."

         The Finance Committee voted to recommend Project Raptor to the full Board. The Board approved the transaction the following day, May 2, 2000.

                  3        Early Activity in Raptor I

         The unwritten understanding was that Talon could not engage in hedging transactions with Enron until LJM2 received its initial $41 million return. After LJM2 received its $41 million, Talon then began to execute derivative transactions with Enron. With one exception, these transactions took the form of "total return swaps" on interests in Enron merchant investments--that is, derivatives under which Talon would receive the amount of any future gains in the value of those investments, but also would have to pay Enron the amount of

----------
It stated that a "substantial decline in the price of [Enron] stock will cause the program to terminate early and may return credit risk to Enron," and thus the Raptor program was "[n]ot an economic hedge; ... credit risk retained with Enron Corp."


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

any future losses. The total notional value of the derivatives was approximately $734 million.

         All of the documentation for the derivative transactions between Enron and Talon was signed by Causey for Enron and by Fastow for Talon. They all were dated "as of" August 3, 2000. Contemporaneous documents, however, demonstrate that many, if not all, of the transactions were not finally agreed upon until sometime in mid-September, and were back-dated to be effective "as of" August 3, 2000. The purpose of dating the derivative transactions on the same day appears to have been administrative: Andersen required Enron to recalculate whether LJM2's equity investment constituted at least 3% of the Raptor's total assets each time the Raptor entered into a transaction with Enron. Treating each of the Raptor I transactions as if they all occurred on one day allowed Enron to make this calculation only once.

         We have found no direct evidence explaining why August 3 was selected as the single date. We note, however, that August 3 was the date on which the stock of Avici Systems, a public company in which Enron held a very large stake, traded at its all-time high ($162.50 per share). By entering into a total return swap with Talon on Avici stock on that date, Enron was able to lock in the maximum possible gains. By September 30, 2000, the quarter end, the stock had declined to $95 per share. By dating the swap "as of" August 3, Enron was able to offset losses of nearly $75 million on its quarterly financial statements. If Enron had treated the swap on Avici as effective on September 15, 2000--approximately when the agreement between Enron and LJM2 actually occurred and when Avici was trading at $95.50 per share--Enron would not have been able to offset any significant losses on Avici in Enron's third quarter financial


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statements. Because LJM2 had already received back from Talon its $30 million investment along with another $11 million, it had little economic incentive to resist dating or structuring transactions that would benefit Enron for income statement purposes at Talon's expense.

         There is some evidence of a concern within Enron North America ("ENA"), which held almost all of the assets that were subject to Raptor derivative transactions, that ENA selected only assets that were expected to decline substantially in value. On September 1, 2000, an ENA attorney, Stuart Zisman, wrote (emphasis added):

         Our original understanding of this transaction was that all types of assets/securities would be introduced into this structure (including both those that are viewed favorably and those that are viewed as being poor investments). As it turns out, we have discovered that a majority of the investments being introduced into the Raptor Structure are bad ones. This is disconcerting [because] ... it might lead one to believe that the financial books at Enron are being "cooked" in order to eliminate a drag on earnings that would otherwise occur under fair value accounting . . . .

ENA's two most senior attorneys received this memorandum, as did several senior ENA business people. Zisman met with the senior ENA attorneys. He told them that, contrary to what the memorandum implied, he did not know whether only "bad" assets had in fact been selected for Raptor, but that he was concerned Raptor could be misused in that way. The senior ENA attorneys and the senior ENA business people who received Zisman's memorandum--for varying reasons and with varying levels of direct knowledge--believed the assertion in Zisman's memo to be untrue, so they did not take any further action.



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                  4.       Credit Capacity Concerns in the Fall of 2000

         As the value of Enron's merchant investments declined in the fall of 2000, the amounts Talon owed Enron increased. This became a matter of significant concern at Enron. If Talon's total liabilities (including the amount owed to Enron) exceeded its total assets (which consisted almost entirely of the unrestricted value of Enron stock and stock contracts), Enron would have to record a charge to income based on Talon's credit deficiency. Consequently, Enron's accounting department kept track of Talon's credit capacity on a daily basis.

         To protect Talon against a possible decline in Enron stock price--which would decrease the value of Talon's principal asset, and thereby decrease its credit capacity--on October 30, 2000, Enron entered into a "costless collar" on the approximately 7.6 million Enron shares and stock contracts in Talon.51/ The "collar" provided that, if Enron stock fell below $81, Enron would pay Talon the amount of any loss. If Enron stock increased above $116 per share, Talon would pay Enron the amount of any gain. If the stock price was between the floor and ceiling, neither party was obligated to the other. This protected Talon's credit capacity against possible future declines in Enron stock.

         This collar was inconsistent with certain fundamental elements of the original transaction. Enron had originally transferred $537 million of its own stock and stock contracts to Talon. It discounted the value of that stock by approximately 35% because it was restricted from being sold, pledged or hedged

----------
51/ The collar was "costless" because Enron and LJM2 owed each other equal premiums for the transaction. Because the collar was indexed to Enron's own stock and met certain accounting criteria, Enron was not required to mark it to market. Instead, it was considered an equity transaction.


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

for a three-year period. These restrictions reduced the value of the stock, and were a key basis for PwC's fairness opinion. By agreeing to the collar, Enron had to lift, in part, the restriction that had justified the 35% discount on the stock ($187 million). Causey signed the document waiving the restriction.

         Thus, on October 30, 2000, the value of Talon's principal asset, the Enron stock and stock contracts, was protected from future declines. Even so, the value of Enron's merchant investments was rapidly declining, so Talon's credit capacity was still in jeopardy.

         B.       Raptors II and IV


         Enron and LJM2 established two more Raptors--known as Raptor II and Raptor IV--that were not materially different from Raptor I. (A fourth vehicle, Raptor III, is discussed in the next section.) Both Raptors II and IV received only contingent contracts to obtain a specified number of Enron shares.52/ Raptor II was authorized by the Executive Committee of the Board at its meeting on June 22, 2000. The minutes state that Fastow told the Committee that a second

----------
52/ As noted above in Section V.A.1., Enron contributed to Raptor I a contingent forward contract held by a wholly-owned Enron subsidiary, Peregrine, under which Peregrine had a right to receive Enron stock on March 1, 2003 from Whitewing. Enron contributed similar contingent stock-delivery contracts to Raptors II and
IV. In all, Enron sold the rights to 18 million contingent Enron shares, to be delivered in 2003, to Raptor I (3.9 million shares), Raptor II (7.8 million shares) and Raptor IV (6.3 million shares). The contingency was based on Enron stock price on March 1, 2003. If on that date the price of Enron stock was above $53 per share, Raptor I would receive all of its shares; if it was above $63 per share, Raptor II would receive all of its shares; and if it was above $76 per share, Raptor IV would receive all of its shares. If, on the other hand, the price of Enron stock on that date was below $63 per share, Raptor IV would receive no shares; if it was below $53 per share, Raptor II would receive no shares; and if it was below $50 per share, Raptor I would receive no shares.


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Raptor was needed because "there had been tremendous utilization by the business units of Raptor I." In fact, at that point there had been no derivative transactions between Talon and Enron. A presentation distributed to the Executive Committee stated: "Initially, the vehicle can provide approximately $200 million of P&L protection to ENE [Enron]. As ENE stock price increases, the vehicle's P&L protection capacity increases as well." The closing documents for Raptor II were dated June 29, 2000.

         Raptor IV was presented to the Finance Committee at its meeting on August 7, 2000.53/ With Skilling, Fastow, Buy and Causey in attendance, Glisan first discussed Raptors I and II. He "noted that Raptor I was almost completely utilized and that Raptor II would not be available for utilization until later in the year." (There is no indication that Glisan explained why Raptor II would not be available--under the unwritten agreement, Raptor II would not write derivatives with Enron until LJM2 received its specified $41 million or 30% return.) Glisan then informed the Committee that "the Company was proposing an additional Raptor structure . . . to increase available capacity." After a discussion that is not described in the minutes, the Finance Committee voted to recommend Raptor IV to the Board. Later that day, Skilling informed the Board that the Executive Committee had approved Raptor II at its June meeting, and

----------
53/ The Finance Committee and Board minutes refer to this vehicle as "Raptor III," not "Raptor IV." However, as we explain below, another Raptor vehicle was activated after Raptor II and before what the Board referred to as "Raptor III." This Raptor vehicle, which is widely referred to as Raptor III by Enron employees involved in the transactions, was not brought to the Board for approval. In order to be consistent with the terms used by the parties at the time (and reflected in contemporaneous documents), we refer to what the Board called Raptor III as Raptor IV.


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that Raptor IV would "provide additional mechanisms to hedge the profit and loss volatility of the Company's investments." The Board then approved Raptor IV. The closing documents for Raptor IV were dated September 11, 2000.54/

         Just as it had done with Talon in Raptor I, Enron paid Raptor II's SPE, "Timberwolf," and Raptor IV's SPE, "Bobcat," $41 million each for share-settled put options. As in Raptor I, the put options were settled early, and each of the entities then distributed approximately $41 million to LJM2.55/ Although these distributions meant that both Timberwolf and Bobcat were available to engage in derivative transactions with Enron, Enron engaged in derivative transactions only with Timberwolf. These transactions, entered into as of September 22, 2000 and December 28, 2000, had a total notional value of $513 million. Enron did not make use of Bobcat because, as we explain below, concerns regarding the declining credit capacity of Raptors I and III led Enron to use Bobcat's available credit capacity to prop them up.

         As in Raptor I, Enron entered into costless collars on the Enron stock contracts in Timberwolf and Bobcat to provide credit capacity support to the Raptors. Causey approved the collars. The Timberwolf shares were collared on November 27, 2000, at a floor of $79 and a ceiling of $112. The Bobcat shares were collared on January 24, 2001, at a floor of $83 and a ceiling of $112. As

----------
54/ Skilling signed the LJM2 Approval Sheet for Raptor IV--the only such sheet he signed for the Raptors, and one of the few sheets he signed at all. Notably, the Approval Sheet was not signed by Skilling, Buy and Causey until March 2001, some six months after the deal had closed and the Board had approved the transaction.

55/ LJM2 made an additional equity investment of $1.1 million in Raptor II at the time the initial put terminated. LJM2 had a potential 15% return on that additional investment.


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in the case of Raptor I, this collaring was inconsistent with the premise on which the stock contracts had been discounted when they were originally transferred to Timberwolf and Bobcat. The shares were restricted for three years, and their value was thus discounted from market value. The collars, however, effectively lifted the restriction.

         C.       Raptor III

         Raptor III was a variation of the other Raptor transactions, but with an important difference. It was intended to hedge a single, large Enron investment in The New Power Company ("TNPC").56/ Instead of holding Enron stock, Raptor III held the stock of the very company whose stock it was intended to hedge--TNPC. (Technically, Raptor III held warrants to purchase approximately 24 million shares of TNPC stock for a nominal price. These warrants were thus the economic equivalent of stock.) If the value of TNPC stock decreased, the vehicle's obligation to Enron on the hedge would increase in direct proportion. At the same time, its ability to pay Enron would decrease. Raptor III was thus the derivatives equivalent of doubling-down on a bet on TNPC. This extraordinarily fragile structure came under pressure almost immediately, as the stock of TNPC decreased sharply after its public offering.


----------
56/ When TNPC went public, its name changed to New Power Holdings, Inc., but Enron personnel continued to refer to the company as TNPC. In order to be consistent with the terms used by the parties at the time and contemporaneous documents, we refer to New Power Holdings as TNPC.


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

                  1.       The New Power Company


         TNPC was a residential and commercial power delivery company Enron created as a separate entity. Enron owned a 75% interest. It was not publicly traded in early 2000. Enron sold a portion of its holdings to an SPE, known as Hawaii 125-0 ("Hawaii"), that Enron formed with an outside institutional investor. Enron's basis in the warrants was zero. Enron recorded large gains in connection with the sales, and then entered into total return swaps under which Enron retained most of the economic risks and rewards of the holdings it had sold. As a result, Enron bore the economic risks and rewards of TNPC, and would have to reflect any gains or losses on its income statement on a mark-to-market basis. In July 2000, Enron also sold warrants for TNPC to other investors (including LJM2) for the equivalent of $10.75 per share.

         Enron contemplated an initial public offering of TNPC stock occurring in the Fall of 2000. Anticipating that the stock price would fluctuate--causing volatility in Enron's income statement--Enron wanted to hedge the risk it had taken on through its total return swaps with Hawaii. To "hedge" its accounting exposure, Enron once again used the Raptor structure.

                  2.       The Creation of Raptor III


         As in the creation of the other Raptors, internal Enron accountants worked closely with Andersen in designing Raptor III. Andersen's billings for work on Raptor III were approximately $55,000. Attorneys from Vinson & Elkins were also consulted and prepared the transaction documents. The structure of Raptor III, however, was different from the other Raptors because Enron did not have ready access to shares of its stock to contribute to the vehicle. Rather


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than seeking Board authorization for new Enron shares, which would have resulted in dilution of earnings per share, Enron Management chose to contribute some of Enron's TNPC holdings to Raptor III's SPE, "Porcupine."

         A very simplified diagram of Raptor III appears below:


[DESCRIPTION OF DIAGRAM: Enron owns 100% of Pronghorn; Pringhorn contributes TNPC stock and $1,000 cash to Porcupine (SPE) in exchange for an LLC interest in, and a promissory note for $259 million from, Porcupine (SPE); Pronghorn and Porcupine (SPE) engage in derivative transactions; LJM2 contributes $30 million to Porcupine (SPE) in exchange for an LLC interest in Porcupine (SPE).]



         Enron and LJM2 created Raptor III effective September 27, 2000. Unlike the other Raptor transactions, Raptor III was not presented to the Board or to any of its Committees, possibly because no Enron stock was involved. We have seen no evidence that the members of the Board, other than Skilling, were aware of the transaction. Nor have we seen any evidence that an LJM2 Approval Sheet, Enron Investment Summary, or DASH was prepared for this transaction.



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         As with the other Raptors, LJM2 contributed $30 million to Porcupine.
It was understood that LJM2 would receive its substantial return before Porcupine would enter into derivative transactions with Enron. In Raptor III, LJM2's specified return was set at $39.5 million or a 30% annualized rate of return, whichever was greater. It received a return of $39.5 million in only one week.

         On September 27 Enron delivered approximately 24 million shares of TNPC stock to Porcupine at $10.75 per share. Enron received a note from Porcupine for $259 million, which Enron recorded at zero because it had essentially no basis in the TNPC stock sold to Porcupine. Enron did not obtain a fairness opinion with respect to the transaction. We are told that Enron, after consulting with Andersen, reasoned that its private sale of TNPC interests several months earlier at $10.75 per share was adequate support for the price of its transfer to Porcupine. The "road show" for the TNPC initial public offering was already underway, and there is evidence that Enron personnel were aware that the offering was likely to be completed at a much higher price. Indeed, on September 22, 2000--five days before the transaction with Porcupine at $10.75 per share--Enron distributed a letter to certain of its employees offering them an opportunity to purchase shares of TNPC in the offering and noting that "the current estimated price range [for the shares] is $18.00 to $20.00 per share." Nonetheless, Enron, with Andersen's knowledge and agreement, concluded that the last actual transaction was the best indicator of the appropriate price in valuing the warrants sold by Enron to Porcupine. On October 5, one week after Enron contributed the warrants to Porcupine at a price equivalent to $10.75 per share, TNPC's initial public offering went forward at $21 per share.



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         On the day of the initial public offering, the TNPC shares (for which
Porcupine had paid $10.75 five days earlier) closed at $27 per share. That same day, Porcupine declared a distribution to LJM2 of $39.5 million, giving LJM2 its specified return and permitting Porcupine to enter into a hedging transaction with Enron. LJM2 calculated its internal rate of return on this distribution as 2500%.

         Enron and Porcupine immediately executed a total return swap on 18 million shares of TNPC at $21 per share. As a result, Enron locked in an accounting gain related to the Hawaii transactions of approximately $370 million. This gain, however, depended on Porcupine remaining a creditworthy counter-party, which in turn depended on the price of TNPC stock holding steady or increasing in value.

                  3.       Decline in Raptor III's Credit Capacity

         Although the initial public offering of TNPC was a success, the stock's value immediately began to deteriorate. After a week of trading, the share price had dropped below the offering price. By mid-November, TNPC stock was trading below $10 per share. This had a double-whammy effect on Porcupine: Its obligation to Enron on its hedge grew, but at the same time its TNPC stock--the principal, and essentially only, asset with which it could pay Enron--fell in value. In essence, Porcupine had two long positions on TNPC stock. Consequently, Enron's transaction with Porcupine was not a true economic hedge.



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

         D.       Raptor Restructuring

         By November 2000, Enron had entered into derivative transactions with Raptors I, II and III with a notional value of over $1.5 billion. Enron's accounting department prepared a daily tracking report on the performance of the Raptors. In its December 29, 2000 report, Enron calculated its net gain (and the Raptors' corresponding net loss) on these transactions to be slightly over $500 million. Enron could recognize these gains--offsetting corresponding losses on the investments in its merchant portfolio--only if the Raptors had the capacity to make good on their debt to Enron. If they did not, Enron would be required to record a "credit reserve," reflecting a charge on its income statement. Such a loss would defeat the very purpose of the Raptors, which was to shield Enron's financial statements from reflecting the change in value of its merchant investments.

                  1.       Fourth Quarter 2000 Temporary Fix

         Raptor I and Raptor III developed significant credit capacity problems near the end of 2000. For Raptor I, the problem was that many of the derivative transactions with Enron resulted in losses to Talon, but the price of Enron stock had not appreciated significantly. The collar that Enron applied to the shares in Raptor I in October provided some credit support to Talon as Enron's share price dipped below $81 per share, but by mid-December the derivative losses surpassed the value of Talon's assets, creating a negative credit capacity.



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         Raptor III was faring no better. The price of TNPC stock had fallen dramatically from its initial public offering price, and was trading below $10 a share. Raptor III's assets had therefore declined substantially in value, and its obligation to Enron had increased. As a result, Raptor III also had negative credit capacity.

         In an effort to avoid having to record a loss for Raptors I and III on its 2000 financial statements, Enron's accountants, working with Andersen, decided to use the "excess" credit capacity in Raptors II and IV to shore up the credit capacity in Raptors I and III. A 45-day cross-guarantee agreement, dated December 22, 2000, essentially merged the credit capacity of all four Raptors. The effect was that Enron would not, for year end, record a credit reserve loss unless there was negative credit capacity on a combined basis. Enron paid LJM2 $50,000 to enter into this agreement, even though the cross-guarantee had no effect on LJM2's economic interests. We have seen no evidence that Enron's Board was informed of either the credit capacity problem or the solution selected to resolve that problem. Enron did not record a reserve for the year ending December 31, 2000.57/







----------
57/ At the time, Andersen agreed with Enron's view that the 45-day cross-guarantee among the Raptors to avoid a credit reserve loss was permissible from an accounting perspective. The workpapers that Andersen made available included a memorandum dated December 28, 2000, by Andersen's local audit team, which states that it consulted two partners in Andersen's Chicago office on the 45-day cross-guarantee. The workpapers also include an amended version of the December 28, 2000 memorandum, dated October 12, 2001, stating that the partners in the Chicago office advised that the 45-day cross-guarantee was not a permissible means to avoid a credit reserve loss.


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

                  2.       First Quarter 2001 Restructuring

         In the first quarter of 2001, the credit capacity of the Raptors continued to decline. By late March, it appeared that Enron would have to take a pre-tax charge against earnings of more than $500 million to reflect the shortfall in credit capacity of Raptors I and III. Enron did not take this charge, and the Board was not informed of the situation. Instead, Enron Management restructured the Raptors. The Board was not informed about that, either.

                           a.       The Search for a Solution

         The December cross-guarantee agreement was intended as a temporary remedy. In early January, a team of Enron accountants worked to find a more permanent solution. The need for a solution increased during the first quarter of 2001 because the values of both Enron and TNPC stock fell, and the Raptors' losses on their derivative transactions with Enron increased. The daily tracking reports that were circulated within the Global Finance, RAC, and Accounting Departments showed that the Raptors' credit shortfall grew to $504 million by the end of the quarter.

         Senior Enron employees told us that Skilling, who became Enron's CEO during the first quarter of 2001, was aware of this problem and was intensely interested in its resolution. We were told that, during the first quarter of 2001, Skilling said that fixing the Raptors' credit capacity problem was one of the Company's highest priorities. When the Raptors' restructuring was accomplished, Skilling called one of the accountants who worked on the project to thank him personally. Skilling disputes these accounts. He told us that he recalls being informed in only general terms that there was a credit capacity


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

issue with the hedges in the Raptors due to the falling price of Enron stock and the assets being hedged, and that the problem could be solved. He told us he understood the matter to be an accounting issue, and that he recalls having no significant involvement in, or understanding of, the problem. Skilling also told us that, in his view, if it had been necessary to take a loss in the first quarter, Enron could have done so without undue harm to its stock price because many other companies at that time were reporting losses in high-tech investments.

         We found no evidence that Lay, who stepped aside as CEO midway through the first quarter, was aware of these events. It is significant, however, that Skilling claims to have had only a passing involvement in the restructuring. The potential impact of the problem, and the chosen solution, were of considerable consequence to the Company in Skilling's first quarter as CEO. Either Skilling was not nearly as involved in Enron's business as his reputation--and his own description of his approach to his job--would suggest, or he was deliberately kept in the dark by those involved in the restructuring. Whichever is the case, Skilling now says that he has no recollection of the details of the restructuring transaction.

                           b.       The Restructuring Transaction

         The restructuring transaction, which was made effective as of March 26, 2001, consisted of two principal parts: a cross-collateralization of the Raptors and an additional infusion of Enron stock contracts.58/ By Enron's calculations, the restructuring allowed Enron to record only a $36.6 million credit reserve

----------
58/ Each of the transaction documents is dated April 13, 2001--after the close of the first quarter--but say they are "effective as of March 26, 2001." A letter


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loss for the first quarter of 2001, rather than the $504 million loss Enron would have recorded if the Raptors had not been restructured.

         In the first part of the restructuring, Enron assigned its right to receive any distribution upon the termination of any Raptor to any other Raptor that lacked sufficient assets to pay its obligation to Enron. Thus, Enron agreed that if, for example, it were to receive a distribution from Timberwolf upon the termination of Raptor II, but Talon (Raptor I) lacked sufficient assets to back its obligation to Enron, Enron would allow Talon to use the distribution that otherwise would have gone from Timberwolf to Enron to satisfy Talon's obligations. This had the effect of shoring up the credit capacity of the vehicles with credit deficits, but only to the extent of the excess capacity in other Raptors.

         But the credit deficiencies in Raptors I and III were too great for the other two Raptors to absorb. This problem was magnified by a risk that most of the Enron stock from the stock contracts included in the Raptors' capital could become unavailable. The source of shares for the stock contracts that Enron had originally transferred to Raptors I, II and IV was a contract that conditioned the availability of the shares on their stock trading at or above $50 per share on March 1, 2003. By March 22, 2001, however, Enron stock was trading at $55, so there was a concern that the shares would not be available to the Raptors. This would further erode their credit capacity.

----------
agreement was executed on March 30, 2001, which stated an intention to enter into an agreement, and set forth the agreement's material terms and conditions.


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         To make up for this potential shortfall, Enron entered into an extremely complex transaction with Raptors II and IV. The essence of the transaction was that Enron agreed to deliver up to 18 million additional Enron shares, if necessary, to Raptors II and IV to make up any Enron stock shortfall from the original stock contracts. In return, Raptors II and IV increased their notes payable to Enron by a total of approximately $260 million.

         In addition, to add credit capacity to Raptors II and IV (which in turn supported Raptors I and III), Enron sold them 12 million shares of Enron stock, to be delivered on March 1, 2005, at $47 per share. In exchange, Raptors II and IV increased their notes payable to Enron by a total of $568 million. The $47 per share price for the Enron stock contracts represented a 23% discount to the current market price of $61 per share. The basis for this discount was that the shares could not be sold, pledged or hedged for a four-year period. This had the effect of increasing the credit capacity of the Raptors by approximately $170 million.

         At the same time, however, Enron entered into an agreement with the Raptors to hedge those shares that the restriction agreement had prevented the Raptors from hedging. It did so through additional costless collar derivative transactions. This was inconsistent with having discounted the price of the shares by 23%. Enron did not obtain a fairness opinion on this transaction.59/ Enron based the 23% discount on an analysis done by its internal Research Group. However, the Research Group was not made aware of the collaring arrangement when it performed its analysis. When the group's head, Kaminski, learned several

----------
59/ There is evidence that Enron accountants contacted outside investment banks seeking a fairness opinion and were unable to obtain what they regarded to be a suitable opinion.


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months later that the discounted shares had been simultaneously collared, he informed Andersen and the Enron accountants who had worked on the restructuring that this could not be reconciled with the discount.

         Restructuring the Raptors allowed Enron to avoid reflecting the $504 million credit reserve loss in its first quarter financial statements. Instead, it recorded only a $36.6 million credit reserve loss.

         E.       Unwind of the Raptors

         The complicated restructuring of the Raptors "solved" the problem only temporarily. By late summer of 2001, the continuing decline in Enron and TNPC stock caused a new credit deficiency of hundreds of millions of dollars. The collaring arrangements Enron had with the Raptors aggravated the situation, because Enron now faced the prospect of having to deliver so many shares of its stock to the Raptors that its reported earnings per share would be diluted significantly.

         At the same time, an unrelated, but extraordinarily serious, Raptor accounting problem emerged. In August 2001, Andersen and Enron accountants realized that the accounting treatment for the Enron stock and stock contracts contributed to Raptors I, II and IV was wrong. Enron had accounted for the Enron shares sold in April 2000 to Talon (Raptor I), in exchange for a $172 million promissory note, as an increase to "notes receivable" and to "shareholders' equity." This increased shareholders' equity by $172 million in Enron's second, third and fourth quarter 2000 financial reports. Enron made similar entries when it sold Enron stock contracts in March 2001 to Timberwolf and Bobcat (Raptors II and IV) for notes totaling $828 million. This accounting treatment increased


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shareholders' equity by a total of $1 billion in Enron's first and second quarter 2001 financial reports. Enron accountants told us that Andersen was aware of, and approved, the accounting treatment for the Enron stock contracts sold to the Raptors in the first quarter of 2001. Andersen did not permit us to interview any of the Andersen personnel involved.

         In September 2001, Andersen and Enron concluded that the prior accounting entries were wrong, and the proper accounting for these transactions would have been to show the notes receivable as a reduction to shareholders' equity. This would have had no net effect on Enron's equity balance. Enron decided to correct these mistaken entries in its third quarter 2001 financial statements. At the time, Enron accounting personnel and Andersen concluded (using a qualitative analysis) that the error was not material and a restatement was not necessary. But when Enron announced on November 8, 2001 that it would restate its prior financials (for other reasons), it included the reduction of shareholders' equity. The correction of the error in Enron's third quarter financial statements resulted in a reduction of $1 billion ($172 million plus $828 million) to its previously overstated equity balance.60/

----------
60/ Enron recorded a $1.2 billion reduction to shareholders' equity in its third quarter 2001 financial statement. One billion dollars of this reduction was due to correcting the overstatement of shareholders' equity that had been discovered in August. The additional approximately $200 million resulted from the fact that the notes receivable that Enron held for the stock and stock contracts sold to the Raptors were valued at a total of $1.9 billion, while the Enron stock and stock contracts held by the Raptors, which Enron took back when the Raptors were terminated, was valued at $2.1 billion. The $200 million difference was recorded as a reduction to shareholders' equity, and added to the $1 billion reduction that was recorded to correct the accounting error. Together, these two items accounted for the $1.2 billion reduction in shareholders' equity.


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

         In mid-September, with the quarter-end approaching, Causey met with Lay (who had just recently reassumed the position of CEO because of Skilling's resignation) and Greg Whalley (Enron's COO) to discuss problems with the Raptors. Causey presented a series of options, including leaving the vehicles in place as they were, transactions to ameliorate the situation, and terminating the Raptors. Lay and Whalley directed Causey to terminate the Raptors.

         Enron did so on September 28, 2001, paying LJM2 approximately $35 million. This purchase price apparently was the result of a private negotiation between Fastow (who had sold his interest in LJM2 to Kopper in July), on behalf of Enron, and Kopper, on behalf of LJM2. This figure apparently reflected a calculation that LJM2's residual interest in the Raptors was $61 million.

         Enron accounted for the buy-out of the Raptors under typical business combination accounting, in which the assets and liabilities of the acquired entity are recorded at their fair value, and any excess cost typically is recorded as goodwill. However, Andersen told Enron to record the excess as a charge to income. As of September 28, 2001, Enron calculated that the Raptors' combined assets were approximately $2.5 billion,61/ and their combined liabilities were approximately $3.2 billion. The difference between the Raptors' assets and liabilities, plus the $35 million payment to LJM2, resulted in a

----------
61/ This valued the Enron stock and stock contracts, including the collars, in the Raptors at a restricted value of $2.1 billion. Unrestricted, the Enron stock would have been worth approximately $350 million more, but Andersen insisted that Enron calculate the value of the stock at its restricted value. While Enron's stock price at the termination had decreased significantly to $27 per share, the collars provided a floor on all of the stock and stock contracts at prices ranging from $61 to $83 per share.


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

charge of approximately $710 million ($544 million after taxes) reflected in Enron's third quarter 2001 financial statements.

         It is unclear whether the accounting treatment of the termination was correct. Enron's transactions with the Raptors had resulted in the recognition of earnings of $532 million during 2000, and $545 million during the first nine months of 2001, for a total of almost $1.1 billion. After taking the unwind charge of $710 million, Enron had still recognized pre-tax earnings from its transactions with the Raptors of $367 million. Thus, it may have been more appropriate for Enron to have reversed the full $1.1 billion of previously recorded pre-tax earnings when it bought back the Raptors.

         F.       Conclusions on the Raptors

         The Raptors were an effort to use gains in Enron's stock price and restriction discounts to avoid reflecting losses on Enron's income statement. Were this permissible, a company with access to its outstanding stock could place itself on an ascending spiral: an increasing stock price would enable it to keep losses in its investments from public view; which, in turn, would spur further increases in its stock price; which, in turn, would increase its capacity to keep losses in its investments from public view.

         Moreover, LJM2 invested $30 million in each of the Raptors, but promptly received back the amount of its original investment and much more. Fastow, a fiduciary to Enron and its shareholders, reported to the LJM2 investors in October 2000 that their internal rates of return on the four Raptors were 193%, 278%, 2500%, and a projected 125%, respectively. These extremely large returns were far in excess of the 30% annualized rate of return described in the May 1, 2000 presentation to the Finance Committee. They were


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the result of very substantial and very rapid transfers of cash--about $41 million per Raptor, in less than six months each time--from the Raptors to LJM2. LJM2 was largely assured of a windfall from the inception of the transaction. Although LJM2 technically still had a $30 million investment in each of the Raptors, its original investment effectively had been returned.

         The returns to LJM2 appear not to have been for a risk taken, but rather for a service provided: LJM2 lent its name to a vehicle by which Enron could circumvent accounting convention. The losses Enron incurred on its merchant investments were not hedged in any accepted sense of that term. The losses were merely moved from Enron's income statement to the equity section of its balance sheet. As a practical matter, Enron was hedging with itself. There was no interested counter-party in these transactions once LJM2 had been paid its initial return.

         Proper financial accounting does not permit this result. To reach it, the accountants at Enron and Andersen--including the local engagement team and, apparently, Andersen's national office experts in Chicago--had to surmount numerous obstacles presented by pertinent accounting rules. Although they apparently believed that they had succeeded, a careful review of the transactions shows that they appear to violate or raise serious issues under several accounting rules:

         1. Accounting principles generally forbid a company from recognizing an increase in the value of its capital stock in its income statement except under limited circumstances not present here. The substance of the Raptors effectively allowed Enron to report gains on its income statement that were backed almost


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entirely by Enron stock, and contracts to receive Enron stock, held by the
Raptors.

         2. After the distribution of LJM2's specified initial return, LJM2 appears not to have had sufficient equity at risk in the Raptor transactions to satisfy the 3% requirement for unconsolidated SPEs. Fastow himself made this point in a private communication with LJM2 investors in April 2001 (emphasis added):

          After the settlement of the [Enron] puts, Enron and the Raptor vehicles began entering into derivative transactions designed to hedge the volatility of a number of equity investments held by Enron. LJM2's return on these investments was not at risk to the performance of derivatives in the vehicles, given that LJM2 had already received its return of and on capital.

This is particularly true for Raptor III, where the impending initial public offering makes any argument that the vehicle was at risk especially difficult to sustain. Indeed, for high-risk derivative transactions, such as the hedges involved here, it is not clear that 3%, which is the minimum acceptable third-party investment, would suffice even if it were at risk.

         3. In light of Enron's influence over the Raptors, it is not clear that it was entitled to use the cost method of accounting, instead of the equity method. Had Enron used the equity method, any gains in the Raptor hedges would have been required to be eliminated and thus would not have provided Enron with the desired offset to its merchant investment losses.

         4. It is not clear that the discount on the value of Enron stock and stock contracts created by the restriction on sale, assignment, transfer, or hedging should have been taken into account in calculating the credit capacity of the Raptors. This is especially true after Enron subsequently collared the shares, effectively removing the justification for at least a portion of the original discount.

         5. In the case of Raptor III, Enron did not record a note receivable on its balance sheet reflecting the amount owed it by the Raptor (Porcupine), and did not reduce Porcupine's net assets by the amount of that note ($259 million) in calculating Porcupine's credit capacity. By ignoring Porcupine's legal obligation to repay this note for purposes of calculating its credit capacity, Enron effectively overstated Porcupine's credit capacity by $259 million.

         6. By issuing collars simultaneously with providing the Enron stock contracts in the Raptor restructuring, Enron effectively provided the vehicles a fixed return representing the difference between the sales price and the collar floor. It appears that this could have been treated for accounting purposes as a dividend paid to a stockholder, by reducing income available to shareholders in calculating earnings per share.

         7. Even if the Raptor restructuring had been valid in other respects, it may not have permitted Enron to avoid reporting the $504 million impairment of the Raptor notes receivable in the first quarter of 2001. Proper accounting for this transaction should have given only prospective effect to the restructuring.

         The creation, and especially the subsequent restructuring, of the Raptors was perceived by many within Enron as a triumph of accounting ingenuity by a group of innovative accountants. We believe that perception was mistaken. Especially after the restructuring, the Raptors were little more than a highly complex accounting construct that was destined to collapse.

         It is particularly surprising that the accountants at Andersen, who should have brought a measure of objectivity and perspective to these transactions, did not do so. Based on the recollections of those involved in the transactions and a large collection of documentary evidence, there is no question that Andersen accountants were in a position to understand all the critical features of the Raptors and offer advice on the appropriate accounting treatment. Andersen's total bill for Raptor-related work came to approximately $1.3 million. Indeed, there is abundant evidence that Andersen in fact offered Enron advice at every step, from inception through restructuring and ultimately to terminating the Raptors. Enron followed that advice. The Andersen workpapers we were permitted to review do not reflect consideration of a number of the important accounting issues that we believe exist.

         As we note above, Enron's use of the Raptors allowed Enron to avoid reflecting almost $1 billion in losses on its merchant investments over a period spanning just a little more than one year. Without the Raptors, and excluding the $710 million pre-tax charge Enron took in the third quarter of 2001, Enron's pre-tax earnings from the third quarter of 2000 through the third quarter of 2001 would have been $429 million, rather than the $1.5 billion that Enron reported. Quarter by quarter, the Raptors' contribution to Enron's pre-tax earnings (in millions) is shown below:


Quarter         Reported Earnings      Earnings Without Raptors       Raptors' Contribution to Earnings
-------         -----------------      ------------------------       ---------------------------------
3Q 2000                     $364                         $295                                    $69
4Q 2000                     $286                       ($176)                                   $462
1Q 2001                     $536                         $281                                   $255
2Q 2001                     $530                         $490                                    $40
3Q 2001*                  ($210)                       ($461)                                   $251
                          ======                       ======                                   ====
TOTAL                      $1506                         $429                                 $1,077

* Third quarter 2001 figures exclude the $710 million pre-tax charge to earnings related to the termination of the Raptors.

VI.      OTHER TRANSACTIONS WITH LJM

         In addition to Rhythms and the Raptors, Enron and the LJM partnerships engaged in almost twenty transactions from September 1999 through July 2001, when Fastow sold his interest in LJM2 to Kopper.62/ Many of these transactions illustrate well the difficulty Enron encountered, and failed to resolve, when it engaged in related-party transactions with the LJM partnerships.

         On the surface, these transactions appear to be consistent with Enron's purpose in permitting Fastow to manage the partnerships: Enron sold assets to a purported third party without much difficulty, which permitted Enron to avoid consolidating the assets and record a gain in some cases. But events after many of these sales--particularly those that occurred near the end of the third and fourth quarters of 1999--call into question the legitimacy of the sales themselves and the manner in which Enron accounted for the transactions. In particular: (1) After the close of the relevant financial reporting period, Enron bought back five of the seven assets sold during the last two quarters of 1999, in some cases within three months; (2) the LJM partnerships made a profit on every transaction, even when the asset it had purchased appears to have declined in market value; and (3) according to a presentation Fastow made to the Board's Finance Committee, those transactions generated, directly or indirectly, "earnings" to Enron of $229 million in the second half of 1999. (This figure apparently includes the Rhythms transaction, but we have not been able to

----------
62/ A timeline of Enron's transactions with the LJM partnerships appears at Appendix B.

confirm Fastow's calculation.) Enron recorded $570 million total in pre-tax earnings ($549 million after tax) for that period.

         There is some evidence that Enron employees agreed, in undocumented side deals, to insure the LJM partnerships against loss in three of these transactions. There are also plausible, more innocent explanations for Enron's repurchases. What seems clear is that the LJM partnerships were not simply potential buyers of Enron assets on par with other third parties. Rather, Enron sold assets to the LJM partnerships that it could not, or did not wish to, sell to other buyers. The details of six transactions follow.

         A.       Illustrative Transactions with LJM

                  1.       Cuiaba


         In September 1999, Enron sold LJM1 a 13% stake in a company building a power plant in Cuiaba, Brazil. This was the first transaction between Enron and LJM1 after the Rhythms hedge. This sale, for approximately $11.3 million, altered Enron's accounting treatment of a related gas supply contract and enabled Enron to realize $34 million of mark-to-market income in the third quarter of 1999, and another $31 million of mark-to-market income in the fourth quarter of 1999. In August 2001, Enron repurchased LJM1's interest in Cuiaba for $14.4 million.

         As of mid-1999, Enron owned a 65% stake in a Brazilian company, Empresa Productora de Energia Ltda ("EPE"), with a right to appoint three directors. A third party owned the remainder, with a right to appoint one director. Enron's Brazilian business unit wanted to reduce its ownership interest, but had difficulty finding a buyer, in part because the plant was experiencing significant construction problems. In June 1999, Glisan, who reported to Fastow, advised the employee handling the sale effort that LJM1 would purchase an interest in EPE.

         This employee negotiated the transaction with LJM1 on behalf of Enron. It is indicative of the confusion over roles that a second employee, whom the first employee believed was negotiating on behalf of LJM1, says she too was functioning as an Enron employee. The second employee, who worked in Enron Global Finance and reported to Fastow, said she believed she was an intermediary between the other Enron employee and Fastow, and that Fastow negotiated for LJM1.

         The transaction was effective September 30, 1999. The terms were that LJM1 would pay Enron $11.3 million for a 13% interest in EPE and certain redeemable preference shares in an Enron subsidiary. LJM1 also would have the right to appoint one member of EPE's Board of Directors. LJM1 granted Enron the exclusive right to market LJM1's interest to other buyers. If the sale occurred before May 9, 2000, LJM1's return would be capped at 13%, and Enron would keep any excess amount. If the sale occurred after May 9, 2000, LJM1's return would be capped at 25%.63/

         Enron took the position that, as a result of the decrease in its ownership interest, it no longer controlled EPE and was not required to consolidate EPE in its balance sheet. This permitted Enron to mark-to-market a portion of a gas supply contract one of its subsidiaries had with the project,

----------
63/ The date at which the cap increased was later extended to August 9, 2000, for a $240,000 fee paid to LJM1.

enabling Enron to realize a total of $65 million of mark-to-market income in the second half of 1999.

         After the sale to LJM1, the Cuiaba project encountered serious technical and environmental problems. Despite the fact that the value of the interest purchased by LJM1 likely declined sharply due to these problems, Enron bought back LJM1's interest on August 15, 2001, for $14.4 million. The price was calculated to provide LJM1 its maximum possible rate of return. This was not required by the terms of Enron's agreement with LJM1, which had set a maximum, not a minimum, amount that LJM1 could earn on its investment.

         We were told two reasons why Enron paid this amount. The Enron employee who negotiated the buy-back said that it had become critical to Enron to gain back the board seat controlled by LJM1. He said that LJM1 had not appointed a director due to liability concerns, which left only three board members. Disputes had arisen between Enron and the third party because of cost overruns, and the third party's director could stymie action merely by leaving Board meetings and denying the Board a quorum. Skilling told us that he was not surprised that Enron bought the interest back because personnel in Enron's Brazilian subsidiary had made misrepresentations to LJM1 in connection with the original sale, and that he would have authorized a buyback with any outside party under these circumstances.

         On the other hand, the Enron employee reporting to Fastow who participated in the negotiation of the original transaction told us that Fastow had told her there was a clear understanding that Enron would buy back LJM1's investment if Enron were not able to find another buyer for the interest. We are not able to resolve the differences in recollections. LJM1's equity investment could not have been "at risk" within the meaning of the relevant accounting rule if Enron had agreed to make LJM1 whole for its investment. In that case, Enron would have been required to consolidate EPE, and could not have recognized the mark-to-market gains from the gas supply contract.

                  2.       ENA CLO

         On December 22, 1999, Enron North America ("ENA") pooled a group of loans receivable into a Trust. It sold approximately $324 million of Notes and equity, providing the purchasers certain rights to the cash flow from repayment of the loans. The securities representing these rights are known as collateralized loan obligations ("CLO's"). There were different classes, or "tranches," of these securities, representing an order of preference in which the tranches were entitled to repayment. The tranches were rated by Fitch, Inc., and marketed to institutional investors by Bear Stearns.

         The lowest-rated tranches--those with last claim on the repayments of the loans in the pool--were extremely difficult to sell. It is our understanding that no outside buyer could be found. Eventually, the lowest tranche of Notes was sold to an affiliate of Whitewing (an investment partnership in which Enron is a limited partner) and LJM2. The equity tranche, which was last in line on claims to the funds flow, was bought by LJM2 for $12.9 million. LJM2 paid a total of $32.5 million for its investment. The investors in Whitewing (in which LJM2 also held an interest) were required to approve its purchase of the Notes. An Enron employee who worked on the transaction told us that the head of the ENA finance group told one of the Whitewing investors that if the Notes defaulted, Enron would find a way to make the investor whole.

         Two days before LJM2 paid $32.5 million for its interests in the CLO's Notes and equity, another Whitewing affiliate loaned LJM2 $38.5 million. This loan agreement was signed on behalf of the Whitewing affiliate by an Enron employee who had assisted in the effort to sell the CLO tranches. The employee told us she does not recall the loan transaction. We are unable to determine whether the loan was intended to fund LJM2's acquisition of the CLO securities, although the amount and timing is suggestive. This may cast doubt on the economic substance of LJM2's investment.

         This CLO sale did not result in recognition of income by Enron because Enron carried the loans at fair value. However, because the loans were sold without recourse to Enron, Enron was no longer subject to the credit exposure. The loans in the CLO Trust performed very poorly; shortly after being transferred into the CLO Trust, several loans defaulted. On September 1, 2000, Enron provided credit support to the CLO Trust by giving it a put option with a notional value of $113 million. Enron did not charge the CLO Trust a premium for this option. A substantial portion of the risk related to this put option--which did not exist until September 1, 2000--was "hedged" in Raptor I, effective August 3, 2000.

         The put option proved insufficient to support the CLO because the loan portfolio continued to deteriorate. In order to protect its reputation in the capital markets, in May and July 2001 Enron repurchased all of the outstanding Notes at par plus accrued interest. Enron also repurchased LJM2's equity stake at cost.

         This transaction provides additional evidence (1) of a general understanding that LJM2 was available to purchase assets that Enron wished to sell but that no outside buyer wished to purchase; (2) that Enron would offer the financial assistance necessary to enable LJM2 to do this; and (3) that Enron protected LJM2 against suffering any loss in its transactions with Enron.

                  3.       Nowa Sarzyna (Poland Power Plant)


         On December 21, 1999, Enron sold to LJM2 a 75% interest in a company that owned the Nowa Sarzyna power plant under construction in Poland. Enron did not want to consolidate the asset in its balance sheet. While Enron had intended to sell the asset to a third party or transfer it to an investment partnership it was attempting to form, Enron was unable to find a buyer before year-end. Enron settled on LJM2 as a temporary holder of the asset. LJM2 paid a total of $30 million, part of it in the form of a loan and part an equity investment. Enron recorded a gain of approximately $16 million on the sale.

         When this transaction closed, it was clear this would be only a temporary solution. The credit agreement governing the debt financing of the plant required Enron to hold at least 47.5% of the equity in the project until completion. Enron was able to obtain a waiver of that requirement, but only through March 31, 2000. It was unable to obtain a further waiver and, after the plant malfunctioned during a test, Enron was unable to find a buyer for LJM2's interest. On March 29, 2000, Enron and Whitewing bought out LJM2's equity interest and repaid the loan for a total of $31.9 million. This provided LJM2 approximately a 25% rate of return.

                  4.       MEGS

         On December 29, 1999, Enron sold to LJM2 a 90% equity interest in a company, MEGS LLC, that owned a natural gas gathering system in the Gulf of Mexico. Enron had attempted to sell this interest to another party, but was unable to close that transaction by year-end. Closing the transaction by the end of the year would enable Enron to avoid consolidating the asset for year-end financial reporting purposes. LJM2 purchased a $23.2 million note of MEGS for $25.6 million and an equity interest in MEGS for $743,000.

         The parties apparently expected to find a permanent buyer within 90 days. The terms of the sale gave Enron an exclusive right to market the LJM2 interest for that period of time, and capped LJM2's return on any such sale at a 25% rate of return.

         We were told that early reports indicated that the gas wells feeding the gathering system were performing above expectations. On March 6, 2000, Enron (though a different subsidiary) repurchased LJM2's interests. It paid LJM2 an amount necessary to give it the maximum allowed return. Subsequently, Enron recorded an impairment on the gas wells in 2001 due to diminished performance.

         The decision to buy back LJM2's interests in MEGS was reflected on a DASH. Jeff McMahon, then Enron's Treasurer, at first declined to sign. Under the signature block he wrote: "There were no economics run to demonstrate this investment makes sense. Therefore, we cannot opine on its marketability or ability to syndicate." McMahon told us he did not see any sense in Enron purchasing this asset, which would simply add to Enron's balance sheet and provide only a very modest return.

                  5.       Yosemite

         In November 1999, Enron and an institutional investor paid $37.5 million each to purchase all the certificates issued by a trust called "Yosemite." In late December, Enron determined that it needed to reduce its holdings of the Yosemite certificates from 50% to 10% before the end of the year. This was so that it could avoid disclosing its ownership of the certificates in its "unconsolidated affiliates" footnote to its 1999 financial statements on Form 10-K. The plan, apparently, was for an affiliate of Whitewing, called "Condor," ultimately to acquire the Yosemite certificates Enron was selling. But for reasons that are unclear--and that none of the Enron employees who we interviewed could explain--Enron did not feel it could sell the certificates directly to Condor. Enron needed to find an intermediate owner of the certificates.

         With only a short time before year-end, the Enron employees responsible for selling the Yosemite certificates believed they had no real option other than to offer the certificates to LJM2. They approached LJM2, which apparently insisted on a very large fee--$1 million or more--for LJM2 to purchase the certificates before reselling them to Condor. The Enron employees, believing that some fee was appropriate for LJM2's services, offered $100,000. Fastow then called one of the employees to complain that he was negotiating too hard about the fee, and that he was holding up a transaction that was important for Enron to complete before year-end. The employee went to McMahon, his supervisor. McMahon says he confronted Fastow about pressuring the employee. Following this discussion, LJM2 retreated and the deal closed with Enron paying the fee it originally offered.

         Even apart from Fastow's intervention, the transaction itself is unusual in several respects. First, it was widely understood that LJM2 was involved simply to hold the Yosemite certificates briefly before selling them to another entity. The LJM2 Approval Sheet (which was not prepared until February
2000) clearly states, with emphasis in the original, that "LJM2 intends to sell this investment to Condor within one week of purchase." Second, the legal documents show Enron selling the certificates to LJM2 on December 29, 1999, and then LJM2 selling the certificates to Condor the next day, December 30, 1999--thus disposing of the certificates before year-end. It is not clear how this would achieve Enron's financial disclosure goals. Finally, the actual transaction does not appear to have occurred in late December 1999 but, instead, on February 28, 2000. The transaction involved Condor loaning $35 million to LJM2, which then immediately used the proceeds to purchase the Yosemite certificates from Enron, which LJM2 immediately passed on to Condor, which resulted in the original loan to LJM2 being repaid. In other words, Condor bought the certificates from Yosemite, with the money and certificates passing--ever so briefly--through LJM2. For that, LJM2 earned $100,000 plus expenses.

                  6.       Backbone

         In the late 1990s, Enron Broadband Services ("EBS") embarked on an effort to build a nationwide fiber optic cable network. It laid thousands of miles of fiber optic cable and purchased the rights to thousands of additional miles of fiber. In mid-May 2000, EBS decided to sell by the end of the second quarter a portion of its unactivated "dark" fiber. There was substantial pressure to close the transaction so that EBS could meet its second quarter numbers. With the quarter-end approaching, the EBS business people felt they had no choice other than to approach LJM2.

         The proposed terms called for EBS to remarket the fiber after LJM2 purchased it, and capped LJM2's return on the resale at 18%. Initially, Kopper negotiated on behalf of LJM2. But as the negotiations were nearing a conclusion in late June, Fastow inserted himself in the process. He was angry that EBS proposed to sell LJM2 dark fiber that was not certified as usable, and that it might take as long as a year for it to be certified. He first confronted EBS' general counsel, Kristina Mordaunt, the former general counsel to Fastow's group and his recent partner in the Southampton Place partnership. Fastow complained to her that EBS was the most difficult business unit with which to negotiate. Fastow then complained directly to two of the lead negotiators for EBS, telling them that EBS was putting LJM2 in a difficult position by selling it uncertified fiber.

         Fastow's involvement caused great distress for the EBS team. They understood that their job was to get the best deal possible for Enron, but driving a hard bargain for Enron drew the ire of Enron's CFO. The EBS team went to Causey and Ken Rice, the CEO of EBS, for assistance. Together, they decided to accommodate Fastow's concern by sweetening EBS' original offer by providing LJM2 with a 25% capped return if EBS did not resell the fiber within two years. Ultimately, the transaction closed on those terms, with LJM2 promised an 18% capped return if Enron resold the fiber within two years, and a 25% capped return if Enron sold the fiber after two years. The additional term did not come into play because the fiber was sold within two years.

         The EBS business people involved in the transaction believe they obtained a good result for EBS notwithstanding Fastow's intercession. Enron recorded a $54 million gain as a result of the transaction with LJM2. Moreover, we are told that all the fiber ultimately was sold later for cash (or letters of credit) to substantial industry participants. Nonetheless, the episode illustrates well the fundamental dilemma of the Company's CFO serving concurrently as the managing partner of a business transacting with the Company.

         Finally, this transaction is notable for one other reason. It is the only LJM transaction in which Lay signed the DASH and LJM2 Approval Sheet.

         B.       Other Transactions with LJM

         Enron engaged in several other transactions in 1999 and 2000 with the LJM partnerships. A majority of these transactions involved debt or equity investments by LJM in Enron-sponsored SPEs. These SPEs owned, directly or indirectly, a variety of operating and financial assets. These transactions also included direct or indirect investments by LJM in Enron affiliates. The effect on Enron's financial statements from these transactions varied. The dates, amount of LJM's investments, and summary descriptions of these transactions are provided in the following table:

----------------- -------------- --------------------------------- ----------------------------------------

Date                  Amount               Transaction                           Description
----                  ------               -----------                           -----------
                  (in millions)
----------------- -------------- --------------------------------- ----------------------------------------
September 1999         $15       Purchase of Osprey Trust          Purchase of equity in limited partner
                                 certificates of Whitewing
----------------- -------------- --------------------------------- ----------------------------------------
December 1999           $3       Investment in Bob West Treasure   Purchase of a portion of Enron's
                                                                   equity in an entity that provided
                                                                   financing for the acquisition of
                                                                   natural gas reserves
----------------- -------------- --------------------------------- ----------------------------------------
January 2000          $0.7       Investment in Cortez              Purchase of equity in an SPE that held
                                                                   the voting rights to 25% of TNPC
                                                                   common stock
----------------- -------------- --------------------------------- ----------------------------------------
March 2000            $12.5      Investment in Rawhide             Purchase of equity in an SPE, which
                                                                   was a monetization of a pool of Enron
                                                                   North America and Enron International
                                                                   assets
----------------- -------------- --------------------------------- ----------------------------------------
May 2000            $11.3 (1)    Blue Dog                          Sale of call option to Enron on
                                                                   contracts to purchase two gas turbines
----------------- -------------- --------------------------------- ----------------------------------------
June 2000              $10       Investment in Margaux             Purchase of equity in an SPE,



                                                                   which was a monetization of European
                                                                   power plant investments
----------------- -------------- --------------------------------- ----------------------------------------
                                                                   Sale of put option agreement with a
                                                                   utility that had previously purchased
July 2000           $42.9 (2)    Coyote Springs                    Enron's right to acquire a gas turbine


----------------- -------------- --------------------------------- ----------------------------------------
July 2000              $50       Investment in TNPC                Purchase of warrants exercisable for
                                                                   stock of TNPC in a private placement
                                                                   offering
----------------- -------------- --------------------------------- ----------------------------------------
July 2000              $26       Purchase of Osprey Trust          Purchase of equity in an affiliate of
                                 certificates                      Whitewing
----------------- -------------- --------------------------------- ----------------------------------------
October 2000          $6.5       Purchase of Osprey Associates     Purchase of equity in an affiliate of
                                 certificates                      Whitewing

----------------- -------------- --------------------------------- ----------------------------------------


                                     146

----------------- -------------- --------------------------------- ----------------------------------------
December 2000        $8 (3)      Investment in Fishtail            Purchase of equity in an SPE that
                                                                   would receive preferred economics of
                                                                   Enron's pulp and paper trading business
----------------- -------------- --------------------------------- ----------------------------------------
December 2000          $1        Investment in JGB Trust (Avici)   Provide equity in an SPE, which was
                                                                   used to monetize Enron's equity
                                                                   investment in Avici, which was being
                                                                   hedged in Raptor I
----------------- -------------- --------------------------------- ----------------------------------------
December 2000         $1.8       Investment in LAB Trust           Provide equity in an SPE, which was
                                 (Catalytica)                      used to monetize Enron's equity
                                                                   investment in Catalytica, which was
                                                                   being hedged in Raptor I
-----------------------------------------------------------------------------------------------------------
(1) Amount represents the notional amount under the option agreement. Enron paid
$1.2 million for this option. The option was subsequently exercised by Enron.

-----------------------------------------------------------------------------------------------------------
(2) Amount represents the notional amount under the option agreement. The utility paid a premium of $3.5 million to LJM2 for this option. Subsequently, the utility assigned its rights to acquire the turbine to an Enron subsidiary.

(3) Amount represents the equity in an SPE that held the rights to paper and pulp trading operations for 5 years. Enron monetized its retained interest and recorded a $115 million gain.
-----------------------------------------------------------------------------------------------------------


VII.     OVERSIGHT BY THE BOARD OF DIRECTORS AND MANAGEMENT 64/

         Oversight of the related-party transactions by Enron's Board of Directors and Management failed for many reasons. As a threshold matter, in our opinion the very concept of related-party transactions of this magnitude with the CFO was flawed. The Board put many controls in place, but the controls were not adequate, and they were not adequately implemented. Some senior members of Management did not exercise sufficient oversight, and did not respond adequately when issues arose that required a vigorous response. The Board assigned the Audit and Compliance Committee an expanded duty to review the transactions, but the Committee carried out the reviews only in a cursory way. The Board of Directors was denied important information that might have led it to take action, but the Board also did not fully appreciate the significance of some of the specific information that came before it. Enron's outside auditors supposedly examined Enron's internal controls, but did not identify or bring to the Audit Committee's attention the inadequacies in their implementation.

         A.       Oversight by the Board of Directors
                  -----------------------------------

         Enron's Board of Directors played a role in approving and overseeing the related-party transactions. This section examines the involvement of the Board and its Committees, where they were involved, in (1) the Chewco transaction, (2) permitting Fastow to proceed with LJM1 and LJM2 despite his

----------
64/ The portions of this Section describing and evaluating actions of the Board and its Committees are solely the views of Powers and Troubh.

conflict of interest, (3) creating the Raptor vehicles, and (4) overseeing the ongoing relationship between Enron and LJM.65/

                  1.       The Chewco Transaction

         We found no evidence that the Board of Directors (other than Skilling) was aware that an Enron employee, Kopper, was an investor in or manager of Chewco.66/ Because substantial Enron loan guarantees were required to permit Chewco to acquire CalPERS' interest in JEDI, the Chewco transaction was brought before the Executive Committee of the Board (by conference call) on November 5, 1997. Fastow made the presentation. According to the minutes of the meeting, Fastow reviewed "the corporate structure of the acquiring company." The minutes and the interviews we conducted do not reveal any disclosure to the Executive Committee of Kopper's role, and they do not indicate that the Executive Committee (or Lay) was asked for or made the finding necessary under Enron's Code of Conduct to permit Kopper to have a financial interest in Chewco. Both Fastow and Kopper participated in the telephonic meeting. Each had an obligation to bring Kopper's role to the Committee's attention. Fastow and Kopper have declined to be interviewed on this subject.


----------
65/ We have not seen any evidence that any member of the Board of Directors had a financial interest in any of the partnerships that are discussed here.

66/ Skilling said he was aware that Kopper had a managerial role in Chewco, but not that Kopper had a financial interest. He said he believes he disclosed this to the Board at some point, but we found no other evidence that he did. We also saw no evidence that the Board, other than possibly Skilling, was aware of Enron's repurchasing Chewco's interest in JEDI or of the associated tax indemnity payment.

                  2.       Creation of LJM1 and LJM2

         The Board understood that LJM1 and LJM2, both recommended by Management, presented substantially different issues. The Board discussed the advantages and disadvantages of permitting Fastow to manage each of these partnerships. The Board also recognized the need to ensure that Fastow did not profit unfairly at Enron's expense, and adopted substantial controls. Nevertheless, these controls did not accomplish their intended purpose.

         LJM1. LJM1 came before the Board on June 28, 1999. The Board believed it was addressing a specific, already-negotiated transaction, rather than a series of future transactions. This was the Rhythms "hedge." It was presented as a transaction that would benefit Enron by reducing income statement volatility resulting from a large investment that could not be sold. The Board understood that (1) the terms were already fixed, (2) Enron would receive an opinion by PricewaterhouseCoopers as to the fairness of the consideration received by Enron, and (3) Fastow would not benefit from changes in the value of Enron stock that Enron contributed to the transaction. The Board saw little need to address controls over already-completed negotiations. Indeed, the Board's resolution specified that Lay and Skilling--neither of whom had a conflict of interest--would represent Enron "in the event of a change in the terms of [the Rhythms] transaction from those presented to the Board for its consideration."67/

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67/ In fact, there were subsequent changes in the Rhythms transaction, including the additional put and call options in July 1999 and the change in the LJM1 payment from $50 million to $64 million. We found no evidence that either Lay or


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         When it approved LJM1, the Board does not appear to have considered the need to set up a procedure to obtain detailed information about Fastow's compensation from or financial interest in the transactions. This information should have been necessary to ensure that Fastow would not benefit from changes in the value of Enron stock, as Fastow had promised. Even though the Board was informed that "LJM may negotiate with the Company regarding the purchase of additional assets in the Merchant Portfolio," it did not consider the need for safeguards that would protect Enron in transactions between Enron and LJM1. In fact, LJM1 did purchase an interest in Cuiaba from Enron in September 1999.

         LJM2. In the case of LJM2, the proposal presented to the Board contemplated creation of an entity with which Enron would conduct a number of transactions. The principal stated advantage of Fastow's involvement in LJM2 was that it could then purchase assets that Enron wanted to sell more quickly and with lower transaction costs. This was a legitimate potential advantage of LJM2, and it was proper for the Board to consider it.68/

         Nevertheless, there were very substantial risks arising from Fastow's acknowledged conflict of interest. First, given Fastow's position as Enron's CFO, LJM2 would create a poor public appearance, even if the transactions had been immaculate and there had been sound controls. The minutes do not reflect

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Skilling was advised of or approved these changes, despite the Board's resolution requiring their approval of any changes.

68/ The Board was apparently not informed of the involvement of other Enron employees in LJM2, including Kopper's financial stake and the extent of the role played by other Enron employees under the Services Agreement between Enron and LJM2.


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discussion of this issue, but our interviews indicate that it was raised. During the rising stock market, analysts and investors generally ignored Fastow's dual roles and his conflict of interest, but when doubts were cast on Enron's transactions with LJM1 and LJM2 in connection with Enron's earnings announcement on October 16, 2001, this appearance became a serious problem.

         Second, Fastow's position at Enron and his financial incentives and duties arising out of LJM1 and LJM2 could cause transactions to occur on terms unfair to Enron or overly generous to LJM1 and LJM2.69/ The Board discussed this issue at length and concluded that the risk could be adequately mitigated. The Directors viewed the prospective LJM2 relationship as providing an additional potential buyer for assets in Enron business units. If LJM2 offered a better price than other buyers on asset purchases or other transactions, Enron would sell to LJM2. This could occur because Fastow's familiarity with the assets might improve his assessment of the risk, or might lower his transaction costs for due diligence. In our interviews, several Directors cited these benefits of permitting Fastow to manage LJM2. If a better price was available elsewhere, Enron could sell to the higher bidder. Based on Fastow's presentation, the Directors envisioned a model in which Enron business units controlled the assets

----------
69/ The presentation to the Board on LJM1 discussed the structure by which Fastow would be compensated, and therefore provided the Board with a basis for forming an expectation about the level of his compensation. The presentation to the Board on LJM2 did not. It provided only that "LJM2 has typical private equity fund fees and promote [sic]," targeted at "$200 + million institutional private equity." When LJM2 was initially approved, it does not appear that there was discussion at the Board level about a much larger fund and the levels of compensation Fastow would receive, although it was discussed later.


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
to be sold to LJM2 (or alternative potential buyers) and would be negotiating on behalf of Enron. Because each business unit's financial results were at stake, the Board assumed they had an incentive to insist that the transactions were on the most favorable terms available in the market. This was a plausible assumption, but in practice this incentive proved ineffective in ensuring arm's-length dealings.

         Moreover, several Directors stated that they believed Andersen would review the transactions to provide a safeguard. The minutes of the Finance Committee meeting on October 11, 1999 (apparently not attended by representatives of Andersen) identify "the review by Arthur Andersen LLP" as a factor in the Committee's consideration of LJM2. Andersen did in fact (1) provide substantial services with respect to structuring and accounting for many of the transactions, (2) review Enron's financial statement disclosures with respect to the related-party transactions (including representations that "the terms of the transactions were reasonable and no less favorable than the terms of similar arrangements with unrelated third parties"), and (3) confirm Andersen's involvement in representations to the Audit and Compliance Committee at its annual reviews of the LJM transactions. The Board was entitled to rely on Andersen's involvement in these respects. In addition, one would reasonably expect auditors to raise questions to their client--the Audit and Compliance Committee--if confronted with transactions whose economic substance was in doubt, or if controls required by the Board of Directors were not followed, as was the case here.70/

----------
70/ We are unable to determine why Andersen did not detect the various control failures described below. At its meeting with the Audit and Compliance Committee on May 1, 2000, an Andersen representative identified related-party transactions as an area to be given "high priorit[y] due to the inherent risks that were


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         Further, the Board adopted, or was informed that Management had adopted, a number of controls to protect Enron's interests. When the LJM2 proposal was brought to the Finance Committee and the Board in October 1999, two specific controls were recommended and adopted:

o Enron's Chief Accounting Officer, Rick Causey, and Chief Risk Officer, Rick Buy, would review and approve all transactions between Enron and LJM2.

o The Audit and Compliance Committee of the Board would annually review all transactions from the last year "and make any recommendations they deemed appropriate."

In addition, the Board noted that Enron had no "obligation" to engage in transactions with LJM. The Board also was told that disclosures of individual related-party asset sales was "probably" required in periodic SEC filings and proxy solicitation materials, which would mean involving Enron's internal lawyers, outside counsel at Vinson & Elkins, and Andersen to review the disclosures.

         Additional controls were added, or described as having been added, at later meetings. A year later, on October 6 and 7, 2000, respectively, the Finance Committee and the full Board considered a proposal with respect to a new entity, LJM3.71/ Fastow informed the Directors, in a meeting at which Skilling, Causey and Buy were present, that additional controls over transactions between

----------
present." Moreover, in the engagement letter between Andersen and Enron dated May 2, 2000, the engagement partner wrote that Andersen's work would "consist of an examination of management's assertion that the system of internal control of Enron as of December 31, 2000, was adequate to provide reasonable assurance as to the reliability of financial statements. . . ." Because Andersen declined to permit its representatives to be interviewed, we do not know what, if any, steps Andersen took in light of these observations.

71/ LJM3 was never created.


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Enron and LJM1 and LJM2 had been put in place. These included: o Fastow expressly agreed that he still owed his fiduciary responsibility to Enron.

         o The Board or the Office of the Chairman could ask Fastow to resign from LJM at any time.

         o Skilling, in addition to Buy and Causey, approved all transactions between Enron and the LJM partnerships.

         o The Legal Department was responsible for maintaining audit trails and files on all transactions.

         o A review of Fastow's economic interest in Enron and LJM was presented to Skilling.

One Director also proposed that the Finance Committee review the LJM transactions on a quarterly basis. Another Director proposed that the Compensation and Management Development Committee review the compensation received by Fastow from the LJM partnerships and Enron. Both proposals were adopted by the Finance Committee.

         Finally, the Finance Committee (in addition to the Audit and Compliance Committee) was informed on February 12, 2001, of still more procedures and controls:

         o The use within Enron of an "LJM Deal Approval Sheet"--in addition to the normal DASH--for every transaction with LJM, describing the transaction and its economics, and requiring approval by senior level commercial, technical, and commercial support professionals. (This procedure had, in fact, been adopted by early 2000.)

         o The use of an "LJM Approval Process Checklist" that included matters such as alternative sales options and counter-parties; a determination that the transaction was conducted at arm's length, and any evidence to the contrary; disclosure obligations; and review not only by Causey and Buy but also by Skilling.

         o LJM senior professionals do not ever negotiate on behalf of Enron.

         o People negotiating on behalf of Enron "report to senior Enron professionals apart from Andrew Fastow."



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
         o Global Finance Commercial, Legal and Accounting Departments monitor compliance with procedures and controls, and regularly update Causey and Buy.

         o Internal and outside counsel are regularly consulted regarding disclosure obligations and review any such disclosures.

         These controls were a genuine effort by the Board to satisfy itself that Enron's interests would be protected.

         At bottom, however, the need for such an extensive set of controls said something fundamental about the wisdom of permitting the CFO to take on this conflict of interest. The two members of the Special Committee participating in this review of the Board's actions believe that a conflict of this significance that could be managed only through so many controls and procedures should not have been approved in the first place.

                  3.       Creation of the Raptor Vehicles

         The Board authorized Raptor I in May of 2000. The Board was entitled to rely on assurances it received that Enron's internal accountants and Andersen had fully evaluated and approved the accounting treatment of the transaction, but there was nevertheless an opportunity for the members of the Board to identify flaws and pursue open questions.72/

----------
72/ The Board cannot be faulted for lack of oversight over the most troubling Raptor transactions: Raptor III and the Raptor restructuring. With the possible exception of Skilling, who says he recalls being vaguely aware of these particular events, the members of the Board do not appear to have been informed about these transactions. Neither the minutes nor the witnesses we interviewed indicate that Raptor III was ever brought to the Board or its Committees. This may have been because no Enron stock was issued. Raptor III also does not appear to have been disclosed at the February 2001 meetings of the Audit and Compliance Committee or the Finance Committee. The list presented at the February 2001 meetings refers generally to "Raptors I, II, III, IV," but the Finance Committee had reason to believe the transactions referred to as Raptors III and IV were


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         Raptor I was presented to the Finance Committee on May 1, 2000. It was presented to the Board the following day. The Committee and Board were not given all of the details, but they were given a substantial amount of information. They understood this transaction to be another version of the Rhythms transaction, which they had approved the previous year and believed to have performed successfully. They were informed that the hedging capacity of Raptor I came from the value of Enron's own stock, with which Enron would "seed" the vehicle. They were informed that Enron would purchase a share-settled put on approximately seven million shares of its own stock. Handwritten notes apparently taken by the corporate secretary suggest that the Committee was informed that the structure "[d]oes not transfer economic risk but transfers P&L volatility." At least some members of the Committee understood that this was an accounting-related transaction, not an economic hedge. On a list the Committee (and, it appears, the Board) was shown about the risks posed by the Raptor vehicle, the first risk was of "[a]ccounting scrutiny." The list said that this risk was mitigated by the fact that the "[t]ransaction [was] reviewed by CAO [Causey] and Arthur Anderson [sic]."

         We believe that each of these elements should have been the subject of detailed questioning that might have led the Finance Committee or the Board to discover the fundamental flaws in the design and purpose of the transaction. The discussion, if accurately described by the handwritten notes, suggested an absence of economic substance: a hedge that does not transfer economic risk is not a real hedge. While it is often the case that sales to SPEs transfer only limited economic risk, a hedge that does not transfer economic risk is not a

----------
substantially identical to Raptor I. Raptor III, as described earlier in this Report, was not presented to or authorized by the Board.


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meaningful concept. Enron's purchasing a "put" on its own stock from Talon
(Raptor I)--a bet against the value of that stock--had no apparent business purpose. The statement that the first risk to be considered was that of "[a]ccounting scrutiny" was a red flag that should have led to the Board's referring the proposal to the Audit and Compliance Committee for careful assessment of any controversial accounting issues, and should have led that Committee to conduct a probing discussion with Andersen.

         The involvement of Enron's internal accountants, and the reported (and actual) involvement of Andersen, gave the Finance Committee and the Board reason to presume that the transaction was proper. Raptor was an extremely complex transaction, presented to the Committee by advocates who conveyed confidence and assurance that the proposal was in Enron's best interests, and that it was in compliance with legal and accounting rules. Nevertheless, this was a proposal that deserved closer and more critical examination.

                  4.       Board Oversight of the Ongoing Relationship with LJM

         Two control procedures adopted by the Board (and indeed sound corporate governance) called for specific oversight by Committees of the Board. These were periodic reviews of the transactions and of Fastow's compensation from LJM.73/

----------
73/ Enron's Board of Directors met five times each year in regular meetings, and from time to time in special meetings. The regular meetings typically involved committee meetings as well. The Finance Committee and the Audit and Compliance Committee each generally met for one to two hours the afternoon before the Board meeting.



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


         Committee Review. In addition to the meetings at which LJM1 and LJM2 were approved, the Audit and Compliance Committee and the Finance Committee reviewed certain aspects of the LJM transactions. The Audit and Compliance Committee did so by means of annual reviews in February 2000 and February 2001. The Finance Committee did so by means of a report from Fastow on May 1, 2000 and an annual review in February 2001.

         The Committee reviews did not effectively supplement Management's oversight (such as it was). Though part of this may be attributed to the Committees, part may not. The Committees were severely hampered by the fact that significant information about the LJM relationship was withheld from them, in at least five respects:

         First, in each of the two years in which the February annual review occurred, Causey presented to the Committees a list of transactions with LJM1 and LJM2 in the preceding year. The lists were incomplete (though Causey says he did not know this, and in any event a more complete presentation may not have affected the Committee's review): the 1999 list identified eight transactions, when in fact there were ten, and the 2000 list of transactions omitted the "buyback" transactions described earlier. Knowledge of these "buyback" transactions would have raised substantial questions about the nature and purpose of the earlier sales.

         Second, Fastow represented to the Finance Committee on May 1, 2000, that LJM2 had a projected internal rate of return on its investments of 17.95%, which was consistent with the returns the Committee members said they anticipated for a "bridge" investor such as LJM2. In contrast, at the annual meeting of LJM2 limited partners on October 26, 2000, Fastow presented written


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

materials showing that their projected internal rate of return on these investments was 51%. While some of this dramatic increase may have been attributable to transactions after May 1--in particular the Raptor transactions--there is no indication that Fastow ever corrected the misimpression he gave the Finance Committee about the anticipated profitability of LJM2.

         Third, it appears that, at the meeting for the February 2001 review, the Committees were not provided with important information. The presentation included a discussion of the Raptor vehicles that had been created the preceding year. Apparently, however, the Committees were not told that two of the vehicles then owed Enron approximately $175 million more than they had the capacity to pay. This information was contained in a report that was provided daily to Causey and Buy, but it appears that neither of them brought it to either Committee's attention.

         Fourth, it does not appear that the Board was informed either that, by March of 2001, this deficit had grown to about $500 million, or that this would have led to a charge against Enron's earnings in that quarter if not addressed prior to March 31. Nor does it appear that the Board was informed about restructuring the Raptor vehicles on March 26, 2001, or the transfer of approximately $800 million of Enron stock contracts that was part of that transaction. The restructuring was directed at avoiding a charge to earnings. While these transactions may or may not have required Board action as a technical matter, it is difficult to understand why matters of such significance and sensitivity at Enron would not have been brought to the attention of the Board. Causey and Buy, among others, were aware of the deficit and restructuring. Skilling recalls being only vaguely aware of these events, but


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other witnesses have told us that Skilling, then in his first quarter as CEO, was aware of and intensely interested in the restructuring.

         Fifth, recent public disclosures show that Andersen held an internal meeting on February 5, 2001, to address serious concerns about Enron's accounting for and oversight of the LJM relationship. The people attending that meeting reportedly decided to suggest that Enron establish a special committee of the Board of Directors to review the fairness of LJM transactions or to provide for other procedures or controls, such as competitive bidding. Enron's Audit and Compliance Committee held a meeting one week later, on February 12, 2001, which was attended by David B. Duncan and Thomas H. Bauer, two of the Andersen partners who (according to the public disclosures) had also been in attendance at the Andersen meeting on February 5. We are told (although the minutes do not reflect) that the Committee also conducted an executive session with the Andersen representatives, in the absence of Enron's management, to inquire if Andersen had any concerns it wished to express. There is no evidence that Andersen raised concerns about LJM.

         There is no evidence of any discussion by either Andersen representative about the problems or concerns they apparently had discussed internally just one week earlier. None of the Committee members we interviewed recalls that such concerns were raised, and the minutes make no mention of any discussion of the subject. Rather, according to the minutes and to written presentation materials, Duncan reported that "no material weaknesses had been identified" in Andersen's audit and that Andersen's "[o]pinion regarding


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internal control ... [w]ill be unqualified."74/ While we have not had access to either Duncan or Bauer, the minutes do not indicate that the Andersen representatives made any comments to the Committee about controls while Causey was reviewing them, or recommended forming a special committee to review the fairness of the LJM transactions, or recommended any other procedures or review.

         The Board cannot be faulted for failing to act on information that was withheld, but it can be faulted for the limited scrutiny it gave to the transactions between Enron and the LJM partnerships. The Board had agreed to permit Enron to take on the risks of doing business with its CFO, but had done so on the condition that the Audit and Compliance Committee (and later also the Finance Committee) review Enron's transactions with the LJM partnerships. These reviews were a significant part of the control structure, and should have been more than just another brief item on the agenda.

         In fact, the reviews were brief, reportedly lasting ten to fifteen minutes. More to the point, the specific economic terms, and the benefits to LJM1 or LJM2 (or to Fastow), were not discussed. There does not appear to have been much, if any, probing with respect to the underlying basis for Causey's representation that the transactions were at arm's-length and that "the process was working effectively." The reviews did provide the Committees with what they believed was an assurance that Causey had in fact looked at the transactions--an entirely appropriate objective for a Board Committee-level review of ordinary

----------
74/ The written materials included "Selected Observations" on financial reporting. "Related party transactions" were one of five areas singled out in this section. Andersen's comments were that "Relationship issues add scrutiny risk to: [j]udgmental structuring and valuation issues [and] [u]nderstanding of transaction completeness" and "Required disclosures reviewed for adequacy."


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

transactions with outside parties.75/ But these were not normal transactions. There was little point in relying on Audit and Compliance Committee review as a control over these transactions if that review did not have more depth or substance.76/

         Review of Fastow's Compensation. Committee-mandated procedures required reviewing Fastow's compensation from LJM1 and LJM2. This should have been an important control. As much as any other procedure, it might have provided a warning if the transactions were on terms too generous to LJM1 or LJM2. It might have indicated whether the representation that Fastow would not profit from increases in the price of Enron stock was accurate. It might have revealed whether Fastow's gains were inconsistent with the understanding reported by a number of Board members that he would be receiving only modest compensation from LJM, commensurate with the approximately three hours per week he told the Finance Committee in May 2000 he was spending on LJM matters.

----------
75/ Or. St. ss. 60.357(2) (1999) ("a director is entitled to rely on information, opinions, reports or statements including financial statements and other financial data, if prepared or presented by: . . . [o]ne or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented [and] legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person's professional or expert competence . . . .").

76/ The need for careful scrutiny became even greater in May 2000, when Fastow asserted to the Finance Committee that transactions between Enron and the two LJM entities had provided earnings to Enron during 1999 of $229.5 million. Enron's total net income for the two quarters of 1999 in which the LJM partnerships had been existence was $549 million. The following year, Enron's 2000 Form 10-K disclosed that it had generated some $500 million of revenues in 2000 (virtually all of it going directly to the bottom line) from the Raptor transactions alone, thereby offsetting losses on Enron merchant investments that would otherwise have reduced earnings. These were very substantial contributors to Enron's earnings for each of those periods.



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         We have seen only very limited information concerning Fastow's compensation from the LJM partnerships. As discussed above in Section IV, we have seen documents indicating that Fastow's family foundation received $4.5 million in May 2000 from the Southampton investment. We also have reviewed some 1999 and 2000 Schedules K-1 for the partnerships that Fastow provided. At a minimum, the K-1s indicate that Fastow's partnership capital increased by $15 million in 1999 and $16 million in 2000, for a total of over $31 million, and that he received distributions of $18.7 million in 2000.

         The Board's review apparently never occurred until October 2001, after newspaper reports focused attention on Fastow's involvement in LJM1 and LJM2. (The information Fastow provided orally to members of the Board in October 2001 is generally consistent with the figures discussed above.) The only references we have found to procedures for checking whether Fastow's compensation was modest, as the Board had expected, are in the minutes of the October 6, 2000 meeting of the Finance Committee. There, Fastow told the Committee (in Skilling's presence) that Skilling received "a review of [Fastow's] economic interest in [Enron] and the LJM funds," and the Committee then unanimously agreed that the Compensation Committee should review Fastow's compensation from LJM1 and LJM2. Although a number of members of the Compensation Committee were present at this Finance Committee meeting, it does not appear that the Compensation Committee thereafter performed a review. Moreover, Skilling said he did not review the actual amount of Fastow's LJM1 or LJM2 compensation. He said that, instead, he received a handwritten document (from Fastow) showing only


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that Fastow's economic stake in Enron was substantially larger than his economic stake in LJM1 and LJM2.77/

         Some witnesses expressed the view that direct inquiry into Fastow's compensation would have been inappropriate or intrusive, or might have compromised the independence of LJM. We do not understand this reticence, and we disagree. First, the Board apparently did require inquiry into Fastow's compensation, but it either was not done or was done ineffectively. Second, we do not believe that requiring Fastow to provide a copy of his tax return from the partnerships, or similar information, would have been inappropriate. The independence of LJM was not predicated on Fastow's independence from Enron; rather, it was predicated on the existence of a structure within LJM that created limited partner control because Fastow was technically viewed as being controlled by Enron. Thus Enron's scrutinizing Fastow's compensation was not inconsistent with the independence of LJM.

         B.       Oversight by Management

         Management had the primary responsibility for implementing the Board's resolutions and controls. Management failed to do this in several respects. No one accepted primary responsibility for oversight, the controls were not

----------
77/ Skilling reasoned that Fastow's comparatively larger economic stake in Enron relative to his interest in the LJM partnerships would create an incentive for Fastow to place Enron's interests ahead of those of LJM1 and LJM2. This was the objective of the exercise, as Skilling saw it. While we understand this explanation, we do not believe that the reasoning is valid. Even if Fastow's economic interest in Enron were far greater than his interest in LJM1 and LJM2, his potential benefits from even one transaction that favored LJM1 or LJM2--in which he had a direct and substantial stake--might far outweigh any detriment to him as a holder of stock or options in Enron, on which the transaction could be expected to have minimal financial impact.

executed properly, and there were apparent structural defects in the controls that no one undertook to remedy or to bring to the Board's attention. In short, no one was minding the store.

         The most fundamental management control flaw was the lack of separation between LJM and Enron personnel, and the failure to recognize that the inherent conflict was persistent and unmanageable. Fastow, as CFO, knew what assets Enron's business units wanted to sell, how badly and how soon they wanted to sell them, and whether they had alternative buyers. He was in a position to exert great pressure and influence, directly or indirectly, on Enron personnel who were negotiating with LJM. We have been told of instances in which he used that pressure to try to obtain better terms for LJM, and where people reporting to him instructed business units that LJM would be the buyer of the asset they wished to sell. Pursuant to the Services Agreement between Enron and LJM, Enron employees worked for LJM while still sitting in their Enron offices, side by side with people who were acting on behalf of Enron. Simply put, there was little of the separation and independence required to enable Enron employees to negotiate effectively against LJM2.

         In many cases, the safeguard requiring that a transaction could be negotiated on behalf of Enron only by employees who did not report to Fastow was ignored. We have identified at least 13 transactions between Enron and LJM2 in which the individuals negotiating on behalf of Enron reported directly or indirectly to Fastow.

         This situation led one Fastow subordinate, then-Treasurer Jeff McMahon, to complain to Skilling in March 2000. While McMahon's and Skilling's recollections of their conversation differ, McMahon's contemporaneous


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handwritten discussion points, which he says he followed in the meeting, include these notations:

         o "LJM situation where AF [Andy Fastow] wears 2 hats and upside comp is so great creates a conflict I am right in the middle of."

         o "I find myself negotiating with Andy [to whom he then reported] on Enron matters and am pressured to do a deal that I do not believe is in the best interests of the shareholders."

         o        "Bonuses do get affected -- MK [Michael Kopper], JM [Jeff
                  McMahon]"78/

McMahon's notes also indicate he raised the concern that Fastow was pressuring investment banks that did business with Enron to invest in LJM2.

         Skilling has said he recalls the conversation focusing only on McMahon's compensation. Even if that is true, it still may have suggested that Fastow's conflict was placing pressure on an Enron employee. The conversation presented an issue that required remedial action: a solution by Management, a report to the Board that its controls were not working properly, or both. Skilling took no action of which we are aware, and shortly thereafter McMahon accepted a transfer within Enron that removed him from contact with LJM. Neither Skilling nor McMahon raised the issue with Lay or the Board.

         Conflicts continued. Indeed, the Raptor transactions, which provided the most lucrative returns to LJM2 of any of its transactions with Enron, followed soon after McMahon's meeting with Skilling. The Raptor I transaction was designed by Ben Glisan--McMahon's successor as Treasurer--who reported to

----------
78/ McMahon says this was a reference to his perception that Kopper, who had worked closely with Fastow, had received a very large bonus, while McMahon felt he had been penalized for his resistance with respect to LJM.

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Fastow, and by others in Fastow's Global Finance Group. Another Enron employee responsible for later Raptors was Trushar Patel. He was in the Global Finance Group and married to Anne Yaeger Patel, an Enron employee who assisted Fastow at LJM2. Both Yaeger Patel and Glisan also shared in the Southampton Place partnership windfall, during the same period the Raptor transactions were in progress.

         The Board's first and most-relied-on control was review of transactions by the Chief Accounting Officer, Causey, and the Chief Risk Officer, Buy. Neither ignored his responsibility completely, but neither appears to have given the transactions anywhere near the level of scrutiny the Board understood they were giving. Neither imposed a procedure for identifying all LJM1 or LJM2 transactions and for assuring that they went through the required procedures. It appears that some of the transactions, including the "buybacks" of assets previously sold to LJM1 or LJM2, did not even come to Causey or Buy for review. Although Buy has said he was aware that changes were made to the Raptors during the first quarter of 2001, he also said he was not involved in reviewing those changes. He should have reviewed this transaction, like all other transactions with LJM2.

         Even with respect to the transactions that he did review, Causey said he viewed his role as being primarily determining that the appropriate business unit personnel had signed off. Buy said he viewed his role as being primarily to evaluate Enron's risk.79/ It does not appear that Causey or Buy had the

----------
79/ Buy and a subordinate who assisted him on certain of the transactions have said that in cases where Enron was selling to LJM2 an interest in an asset that Enron had acquired, they checked to see that the sale price was consistent with the acquisition price. This appears to be the one point in the review process at


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necessary time, or spent the necessary time, to provide an effective check, even though the Board was led to believe they had done so.

         Skilling appears to have been almost entirely uninvolved in overseeing the LJM transactions, even though in October 2000 the Finance Committee was told by Fastow--apparently in Skilling's presence--that Skilling had undertaken substantial duties.80/ Fastow told the Committee that there could be no transactions with the LJM entities without Skilling's approval, and that Skilling was reviewing Fastow's compensation. Skilling described himself to us as having little or no role with respect to the individual LJM transactions, and said he had no detailed understanding of the Raptor transactions (apart from their general purpose). His signature is absent from many LJM Deal Approval Sheets, even though the Finance Committee was told that his approval was required. Skilling said he would sign off on transactions if Causey and Buy had signed off, suggesting he made no independent assessment of the transactions' fairness. This was not sufficient in light of the representations to the Board.

         It does not appear that Lay had, or was intended to have, any managerial role in connection with LJM once the entities became operational. His involvement was principally on the same basis as other Directors. By the accounts of both Lay and Skilling, the division of labor between them was that

----------
which there was an appropriate examination of the substance of the transactions; in fact, the price of the assets sold by Enron to LJM2 does not appear to have been where the problems arose.

80/ The minutes of the October 6, 2000 meeting of the Finance Committee report Fastow saying that "Buy, Causey and Skilling review all transactions between the Company and the LJM funds." The minutes state that Skilling, along with Buy and Causey, "attended the meeting." Skilling told us that he may not have been present for Fastow's remarks.


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Skilling, as President and COO (later CEO) had full responsibility for domestic operational activities such as these. Skilling said he would keep Lay apprised of major issues, but does not recall discussing LJM matters with him. Likewise, the Enron employees we interviewed did not recall discussing LJM matters with Lay after the entities were created other than at Board and Board Committee meetings, except in two instances after he resumed the position of CEO in August and September of 2001 (the Watkins letter, discussed in Section VII.C, and the termination of the Raptors, discussed in Section V.E.). Still, during the period while Lay was CEO, he bore ultimate management responsibility.

         Still other controls were not properly implemented. The LJM Deal Approval Sheet process was not well-designed, and it was not consistently followed. We have been unable to locate Approval Sheets for some transactions. Other Approval Sheets do not have all the required signatures. The Approval Sheet form contained pre-printed check marks in boxes signifying compliance with a number of controls and disclosure concerns, with the intention that a signature would be added to certify the accuracy of the pre-printed check-marks. Some transactions closed before the Approval Sheets were completed. The Approval Sheets did not require any documentation of efforts to find third party, unrelated buyers for Enron assets other than LJM1 or LJM2, and it does not appear that such efforts were systematically pursued. Some of the questions on the Approval Sheets were framed with boilerplate conclusions ("Was this transaction done strictly on an arm's-length basis?"), and others were worded in a fashion that set unreasonably low standards or were worded in the negative ("Was Enron advised by any third party that this transaction was not fair, from


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a financial perspective, to Enron?"). In practice, it appears the LJM Deal
Approval Sheets were a formality that provided little control.

         Apart from these failures of execution, perhaps the most basic reason the controls failed was structural. Most of the controls were based on a model in which Enron's business units were in full command of transactions and had the time and motivation to find the highest price for assets they were selling. In some cases, transactions were consistent with this model, but in many of the transactions the assumptions underlying this model did not apply. The Raptor transactions had little economic substance. In effect, they were transfers of economic risk from one Enron pocket to another, apparently to create income that would offset mark-to-market losses on merchant investments on Enron's income statement. The Chief Accounting Officer was not the most effective guardian against transactions of this sort, because the Accounting Department was at or near the root of the transactions. Other transactions were temporary transfers of assets Enron wanted off its balance sheet. It is unclear in some of the cases whether economic risk ever passed from Enron to LJM1 or LJM2. The fundamental flaw in these transactions was not that the price was too low. Instead, as a matter of economic substance, it is not clear that anything was really being bought or sold. Controls that were directed at assuring a fair price to Enron were ineffective to address this problem.

         In sum, the controls that were in place were not effectively implemented by Management, and the conflict was so fundamental and pervasive that it overwhelmed the controls as the relationship progressed. The failure of any of Enron's Senior Management to oversee the process, and the failure of Skilling to address the problem of Fastow's influence over the Enron side of


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transactions on the one occasion when, by McMahon's account, it did come to his attention, permitted the problem to continue unabated until late 2001.


         C.       The Watkins Letter

         In light of considerable public attention to what has been described as a "whistleblower" letter to Lay by an Enron employee, Sherron Watkins, we set out the facts as we know them here. However, we were not asked to, and we have not, conducted an inquiry into the resulting investigation.

         Shortly after Enron announced Skilling's unexpected resignation on August 14, 2001, Watkins sent a one-page anonymous letter to Lay.81/ The letter stated that "Enron has been very aggressive in its accounting--most notably the Raptor transactions." The letter raised serious questions concerning the accounting treatment and economic substance of the Raptor transactions (and transactions between Enron and Condor Trust, a subsidiary of Whitewing Associates), identifying several of the matters discussed in this Report. It concluded that "I am incredibly nervous that we will implode in a wave of accounting scandals." Lay told us that he viewed the letter as thoughtfully written and alarming.

----------
81/ Watkins, through her counsel, declined to be interviewed by us. From other sources, we understand that she is an accountant who spent eight years at Andersen, both in Houston and New York. She joined Enron in October 1993, working for Fastow in the corporate finance area. Over the next eight years, she worked in several different positions, including jobs in Enron's materials and metals operations, Enron International, and broadband. She left Enron as part of a downsizing in the spring of 2001, but returned in June 2001 to work for Fastow on a project of listing and gathering information about assets that Enron may want to consider selling.


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         Lay gave a copy of the letter to James V. Derrick, Jr., Enron's General
Counsel. Lay and Derrick agreed that Enron should retain an outside law firm to conduct an investigation. Derrick told us he believed that Vinson & Elkins ("V&E") was the logical choice because, among other things, it was familiar with Enron and LJM matters. Both Lay and Derrick believed that V&E would be able to conduct an investigation more quickly than another firm, and would be able to follow the road map Watkins had provided. Derrick says that he and Lay both recognized there was a downside to retaining V&E because it had been involved in the Raptor and other LJM transactions. (Watkins subsequently made this point to Lay during the meeting described below and in a supplemental letter she gave to him.) But they concluded that the investigation should be a preliminary one, designed to determine whether there were new facts indicating that a full investigation--involving independent lawyers and accountants--should be performed.

         Derrick contacted V&E to determine whether it could, under the legal ethics rules, handle the investigation. He says that V&E considered the issue, and told him that it could take on the matter. Two V&E partners, including the Enron relationship partner and a litigation partner who had not done any prior work for Enron, were assigned to handle the investigation. Derrick and V&E agreed that V&E's review would not include questioning the accounting treatment and advice from Andersen, or a detailed review of individual LJM transactions. Instead, V&E would conduct a "preliminary investigation," which was defined as determining whether the facts raised by Watkins warranted further independent legal or accounting review.



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         Watkins subsequently identified herself as the author of the letter. On
August 22, one week after she sent her letter, she met with Lay in his office for approximately one hour. She brought with her an expanded version of the letter and some supporting documents. Lay recalls that her major focus was Raptor, and she explained her concerns about the transaction to him. Lay believed that she was serious about her views and did not have any ulterior motives. He told her that Enron would investigate the issues she raised.82/

         V&E began its investigation on August 23 or 24. Over the next two weeks, V&E reviewed documents and conducted interviews. V&E obtained the documents primarily from the General Counsel of Enron Global Finance. We were told that V&E, not Enron, selected the documents that were reviewed. V&E interviewed eight Enron officers, six of whom were at the Executive Vice President level or higher, and two Andersen partners. V&E also had informal discussions with lawyers in the firm who had worked on some of the LJM transactions, as well as in-house counsel at Enron. No former Enron officers or employees were interviewed. We were told that V&E selected the interviewees.

         After completing this initial review, on September 10, V&E interviewed Watkins. In addition, V&E provided copies of Watkins' letters (both the original one-page letter and the supplemental letter that she gave to Lay at the meeting) to Andersen, and had a follow-up meeting with the Andersen partners to discuss their reactions. V&E also conducted follow-up interviews with Fastow and Causey.

----------
82/ Andersen documents recently released by a Congressional committee indicate that, on August 20, Watkins contacted a friend in Andersen's Houston office and orally communicated her concerns.



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         On September 21, the V&E partners met with Lay and Derrick and made an oral presentation of their findings. That presentation closely tracked the substance of what V&E later reported in its October 15, 2001 letter to Derrick. At Lay's and Derrick's request, the V&E lawyers also briefed Robert Jaedicke, the Chairman of the Audit and Compliance Committee, on their findings. The lawyers made a similar presentation to the full Audit and Compliance Committee in early October 2001.

         V&E reported in writing on its investigation in a letter to Derrick dated October 15, 2001. The letter described the scope of the undertaking and identified the documents reviewed and the witnesses interviewed. It then identified four primary areas of concern raised by Watkins: (1) the "apparent" conflict of interest due to Fastow's role in LJM; (2) the accounting treatment for the Raptor transactions; (3) the adequacy of the public disclosures of the transactions; and (4) the potential impact on Enron's financial statements. On these issues, V&E observed that Enron's procedures for monitoring LJM transactions "were generally adhered to," and the transactions "were uniformly approved by legal, technical and commercial professionals as well as the Chief Accounting and Risk Officers." V&E also noted the workplace "awkwardness" of having Enron employees working for LJM sitting next to Enron employees.

         On the conflict issues, V&E described McMahon's concerns and his discussions with Fastow and Skilling (described above), but noted that McMahon was unable to identify a specific transaction where Enron suffered economic harm. V&E concluded that "none of the individuals interviewed could identify any transaction between Enron and LJM that was not reasonable from Enron's standpoint or that was contrary to Enron's best interests." On the accounting issues, V&E said that both Enron and Andersen acknowledge "that the accounting


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treatment on the Condor/Whitewing and Raptor transactions is creative and aggressive, but no one has reason to believe that it is inappropriate from a technical standpoint." V&E concluded that the facts revealed in its preliminary investigation did not warrant a "further widespread investigation by independent counsel or auditors," although they did note that the "bad cosmetics" of the Raptor related-party transactions, coupled with the poor performance of the assets placed in the Raptor vehicles, created "a serious risk of adverse publicity and litigation."

         V&E provided a copy of its report to Andersen. V&E also met with Watkins to describe the investigation and go over the report. The lawyers asked Watkins whether she had any additional factual information to pass along, and were told that she did not.

         With the benefit of hindsight, and the information set out in this Report, Watkins was right about several of the important concerns she raised. On certain points, she was right about the problem, but had the underlying facts wrong. In other areas, particularly her views about the public perception of the transactions, her predictions were strikingly accurate. Overall, her letter provided a road map to a number of the troubling issues presented by the Raptors.

         The result of the V&E review was largely predetermined by the scope and nature of the investigation and the process employed. We identified the most serious problems in the Raptor transactions only after a detailed examination of the relevant transactions and, most importantly, discussions with our accounting advisors--both steps that Enron determined (and V&E accepted) would not be part of V&E's investigation. With the exception of Watkins, V&E spoke only with very senior people at Enron and Andersen. Those people, with few exceptions, had


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substantial professional and personal stakes in the matters under review. The scope and process of the investigation appear to have been structured with less skepticism than was needed to see through these particularly complex transactions.83/















----------
83/ We note that by the time of Watkins' letter--August 2001--all of the Raptor transactions were complete with the exception of their termination, which occurred in September 2001.


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VIII.    RELATED-PARTY DISCLOSURE ISSUES

         Enron, like all public companies, was required by the federal securities laws to describe its related-party transactions to shareholders and to members of the investing public in several different disclosure documents: the periodic reports filed with the SEC on a quarterly and annual basis, and the annual proxy solicitation materials sent to shareholders. We found significant issues concerning Enron's public disclosures of related-party transactions.

         Overall, Enron failed to disclose facts that were important for an understanding of the substance of the transactions. The Company did disclose that there were large transactions with entities in which the CFO had an interest. Enron did not, however, set forth the CFO's actual or likely economic benefits from these transactions and, most importantly, never clearly disclosed the purposes behind these transactions or the complete financial statement effects of these complex arrangements. The disclosures also asserted without adequate foundation, in effect, that the arrangements were comparable to arm's-length transactions. We believe that the responsibility for these inadequate disclosures is shared by Enron Management, the Audit and Compliance Committee of the Board, Enron's in-house counsel, Vinson & Elkins, and Andersen.

         A.       Standards for Disclosure of Related-Party Transactions

         The most basic standards governing Enron's disclosure to investors and to the market are familiar: companies must not make untrue statements of material fact, or omit material facts necessary to make the statements made, in light of the circumstances in which they were made, not misleading. Specific


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guidelines also govern disclosure of transactions with related parties in proxy statements and periodic SEC filings, and in financial statement footnotes.

         Item 404 of SEC Regulation S-K sets out the requirements for disclosing related-party transactions in the non-financial statement portions of SEC filings, including proxy statements and the annual reports on Form 10-K. (As many public companies do, Enron addressed the disclosure requirements of Item 404 in its 10-Ks by incorporating the discussion from the proxy statement by reference.) Item 404(a) requires disclosure of, among other things, transactions exceeding $60,000 in which an executive officer of the company has a material interest, "naming such person and indicating the person's relationship to the registrant, the nature of such person's interest in the transaction(s), the amount of such transaction(s) and, where practicable, the amount of such person's interest in the transaction(s)." The instructions to this section provide: "The materiality of any interest is to be determined on the basis of the significance of the information to investors in light of all the circumstances of the particular case. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transactions are among the factors to be considered in determining the significance of the information to investors."

         Public companies must also provide financial statements in periodic quarterly and annual SEC filings. Statement of Financial Accounting Standards No. 57 sets forth the requirements under generally accepted accounting principles ("GAAP") concerning disclosures of related-party transactions in financial statements. Simply put, the financial statements must disclose material related-party transactions, and must include certain specific information: "(a) The nature of the relationship(s) involved; (b) A description


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of the transactions, . . . and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements;
(c) The dollar amounts of transactions . . . [and] (d) Amounts due from or to related parties . . . ." The standard provides that, "[i]n some cases, aggregation of similar transactions by type of related party may be appropriate," and that, "[i]f necessary to the understanding of the relationship, the name of the related party should be disclosed." SEC Regulation S-X, ss. 4-08(k), provides that "[r]elated party transactions should be identified and the amounts stated on the face of the balance sheet, income statement, or statement of cash flows." These disclosures are typically provided in a footnote to the consolidated financial statements.

         Following the original release of FAS 57, public companies and their professional advisors and auditors have received little guidance from the accounting profession or the SEC concerning how these standards should be applied to disclosures of particular types of transactions. Enron Management and its auditors and outside counsel were required to make many judgment calls in deciding what entities qualified as a "related party," and when and how to report transactions with them. Indeed, in light of the Enron experience, the "Big-5" accounting firms petitioned the SEC on December 31, 2001, for guidance in preparing disclosures in annual reports in several areas, including "relationships and transactions on terms that would not be available from clearly independent third parties." On January 22, 2002, the SEC issued a statement urging companies, among other things, to "consider describing the elements of the transactions that are necessary for an understanding of the transactions' business purpose and economic substance, their effects on the financial statements, and the special risks or contingencies arising from these


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transactions." The SEC emphasized, however, that its guidance was meant "to suggest statements that issuers should consider in meeting their current disclosure obligations" and "does not create new legal requirements, nor does it modify existing legal requirements" (emphasis added).

         B.       Enron's Disclosure Process

         Enron's related-party disclosures in its proxy statements, as well as in the financial statement footnotes in its periodic reports, resulted from collaborative efforts among Enron's Senior Management, employees in the legal, accounting, investor relations, and business units, and outside advisors at Andersen and Vinson & Elkins. Nevertheless, it appears that no one outside of Enron Global Finance, the entity principally responsible for the related-party transactions, exercised significant supervision or control over the disclosure process concerning these transactions.

         The initial drafts of the footnotes to the financial statements in the periodic reports on Forms 10-Q and 10-K were prepared by Enron corporate accountants in the Financial Reporting Group. The Director of Financial Reporting circulated drafts to a large group of people, including Rex Rogers, an Enron Associate General Counsel responsible for securities law matters, in-house counsel at Enron Global Finance, the transaction support groups who worked on the transactions at issue, the Investor Relations Department, and Vinson & Elkins and Andersen. Vinson & Elkins informed us that they may not have seen all of the filings in advance. The Financial Reporting Group collected comments from the various reviewers, made changes, and distributed revised versions. This process was repeated until all outstanding issues had been resolved. We were told that Causey, Enron's Chief Accounting Officer, was the final arbiter of


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unresolved differences among the various contributors to the financial reporting process. Causey told us that, while he signed the public filings and met with Andersen engagement partner Duncan to resolve certain issues, he relied on the Financial Reporting Group, lawyers, and transaction support staff for the disclosures. The Audit and Compliance Committee reviewed drafts of the financial statement footnotes and discussed them with Causey. During the relevant period, Skilling reviewed the periodic filings after the accountants and lawyers had agreed on the proposed disclosures. Causey signed the Forms 10-Q and 10-K as the Chief Accounting Officer. All of the Directors and Fastow signed the 10-Ks as well.

         Preparation of the related-party transaction disclosures followed this general pattern, with one major exception: we were told that, because the related-party transactions were often extremely complex, the Enron Corp. accountants and lawyers responsible for financial reporting relied heavily on--and generally deferred to--the officers and employees in Enron Global Finance who were closer to the transactions and actually knew the details. The Financial Reporting Group circulated drafts of the related-party footnotes internally, and both Andersen and Vinson & Elkins commented on these disclosures. Causey, who was charged by the Board with approving the transactions with the LJM partnerships, paid attention to the related-party transaction footnotes, and we were told that he made the final decisions on their contents. Skilling said that he consistently looked at the discussions of related-party transactions.

         While accountants took the lead in preparing the financial statement footnote disclosures, lawyers played a more central role in preparing the proxy statements, including the disclosures of the related-party transactions. This process was organized by Associate General Counsel Rogers and lawyers working


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for him, with substantial advice from Vinson & Elkins. James Derrick, Enron's
General Counsel, reviewed the final drafts to look for obvious errors, but otherwise had little involvement with the related-party proxy statement disclosures. He said that he relied on his staff, Vinson & Elkins, and Andersen to make sure the disclosures were correct and complied with the rules. Enron's in-house counsel say they relied on advice from Vinson & Elkins in deciding whether the proposed disclosures were adequate, particularly with respect to related-party transactions.

         As with the financial statement footnotes, drafts of the proxy statements were circulated repeatedly to a wide group. The Financial Reporting Group checked the draft proxy statements to make sure that the amounts reported in the proxies were supported by the information in the financial statements, but generally was not otherwise involved in the drafting. Senior Management and the Board of Directors were given an opportunity to comment on proxy statement drafts, and they appear to have paid comparatively more attention to the proxy statements than to the financial statements in the periodic reports. We were told that members of the Board focused particular attention to the disclosures about themselves, and were not directed specifically to the related-party disclosures by Management. Lay was generally involved in the disclosure process only to the same extent as the outside directors.

         There was no systematic procedure in place for ensuring identification of all transactions with related parties that needed to be disclosed in financial statement footnotes or proxy statements. In the case of the financial statement footnotes, the Financial Reporting Group included transactions of which it was aware in the first draft, and relied on the comment process to


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identify any transactions that had not been included. For the proxy statements, the lawyers and accountants with Enron Global Finance generally provided the lists of relevant transactions. It does not appear that the LJM Approval Sheets or files in the legal department were consulted to ensure that all of the transactions in the period were covered by the related-party disclosures (although, as noted above, it also does not appear that the Approval Sheets were complete).

         C.       Proxy Statement Disclosures

                  1.       Enron's Disclosures

         The "Certain Transactions" sections of Enron's proxy statements in 2000 and 2001 included disclosures of transactions with the LJM partnerships.

         Enron described the establishment of LJM1 and LJM2 in its May 2000 proxy statement. Each was described as "a private investment company that primarily engages in acquiring or investing in energy and communications related investments." Concerning LJM1, Enron disclosed that "Andrew S. Fastow, Executive Vice President and Chief Financial Officer of Enron, is the managing member of LJM1's general partner. The general partner of LJM1 is entitled to receive a percentage of the profits of LJM1 in excess of the general partner's proportion of the total capital contributed to LJM1, depending upon the performance of the investments made by LJM1." Essentially the same disclosure was repeated with respect to LJM2. The proxy statement did not give the amount of compensation Fastow had received, or specify the compensation formula in any more detail.



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         The 2000 proxy statement discussed the Rhythms transaction with LJM1 by describing the details of the "effect" of "a series of transactions involving a third party and LJM Cayman, L.P." The disclosures identified the number of shares of Enron stock and other instruments that changed hands, but did not describe any purpose behind the transactions. The disclosures said that, "[i]n connection with the transactions, LJM1 agreed that Mr. Fastow would have no pecuniary interest in such Enron Common Stock and would be restricted from voting on matters related to such shares."

         The proxy statement next disclosed that, "[i]n the second half of 1999, Enron entered into eight transactions with LJM1 and LJM2," and then described them in general terms:

         In six of these transactions, LJM1 and/or LJM2 acquired various debt and equity securities of certain Enron subsidiaries and affiliates that were directly or indirectly engaged in the domestic and/or international energy business. The aggregate consideration agreed to be paid to Enron pursuant to these six transactions was approximately $119.3 million. In the seventh transaction, LJM2 paid $12.9 million for an equity interest in an Enron securitization vehicle (that owned approximately $300 million of merchant assets) and loaned $19.6 million to such vehicle. In the eighth transaction, LJM2 borrowed $38.5 million from an Enron affiliate, which loan was outstanding at year end.


         The 2000 proxy statement also included representations concerning the arm's-length nature of the transactions with LJM. Concerning LJM1, Enron stated that "[m]anagement believes that the terms of the transactions were reasonable and no less favorable than the terms of similar arrangements with unrelated third parties." With respect to LJM2, Enron included the same representation and added that "[t]hese transactions occurred in the ordinary course of Enron's business and were negotiated on an arm's-length basis with senior officers of Enron other than Mr.
Fastow."



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

         Enron's 2001 proxy statement again identified Fastow as the managing member of LJM2's general partner and repeated the assertion that the transactions with LJM2 "occurred in the ordinary course of Enron's business and were negotiated on an arm's length basis with senior officers of Enron other than Mr. Fastow." The transactions themselves were discussed in two groups, and for each Enron combined a general description of the purpose of the transactions with an aggregated summary of the terms. Concerning the acquisition by LJM2 of Enron assets, the proxy statement said:

         During 2000, [Enron] entered into a number of transactions with [LJM2] . . . primarily involving either assets Enron had decided to sell or risk management activities intended to limit Enron's exposure to price and value fluctuations with respect to various assets . . . . In ten of these transactions LJM2 acquired various debt and equity securities, or other ownership interests, from Enron that were directly or indirectly engaged in the domestic and/or international energy or communication business, while in one transaction LJM2 acquired dark fiber from an Enron subsidiary. The aggregate consideration to be paid to Enron pursuant to these eleven transactions was approximately $213 million. Also during 2000, LJM2 sold to Enron certain merchant investment interests for a total consideration of approximately $76 million.

Concerning the derivative transactions with LJM2, the proxy statement said:

         Also, during 2000, Enron engaged in other transactions with LJM2 intended to manage price and value risk with regard to certain merchant and similar assets by entering into derivatives, including swaps, puts, and collars. As part of such risk management transactions, LJM2 purchased equity interests in four structured finance vehicles for a total of approximately $127 million. Enron, in turn, contributed a combination of assets, Enron notes payable, restricted shares of outstanding Enron stock (and the restricted right to receive additional Enron shares) in exchange for interests in the vehicles. Enron and LJM2 subsequently entered into derivative transactions through these four vehicles with a combined notional amount of approximately $2.1 billion.



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                  2.       Adequacy of Disclosures

         Given the circumstances in which Enron now finds itself, it is difficult to avoid coloring a review of prior disclosure documents with the benefit of 20/20 hindsight. We have tried to avoid that impulse. Indeed, there were substantial disclosures regarding most of the related-party transactions at issue here, including their magnitude and even some of the "mechanics" of the transactions. Any reader of those disclosures should have recognized that these arrangements were complex, the dollar amounts involved were substantial, and the transactions were significant for evaluating the Company's financial performance. Nevertheless, the disclosures were fundamentally inadequate.

         Fastow's Compensation. The failure to set forth Fastow's compensation from the LJM transactions and the process leading to that decision raise substantial issues. Item 404 of Regulation S-K required the disclosure "where practicable" of "the amount of [Fastow's] interest in the transactions." We have been told that there was significant discussion, both within Enron Management and with outside advisors, about whether Enron could avoid disclosing Fastow's compensation from the related parties in the face of that fairly clear language. The consensus of people involved in drafting the proxy disclosures was to accommodate the strong desire of Fastow (and others) to avoid disclosure if there was a legitimate basis to do so.

         For the 2000 proxy statement, the issue was discussed among members of Enron's Senior Management, its in-house counsel, its lawyers at Vinson & Elkins, and Andersen. In the end, the proxy statement simply noted that the general partner of LJM1 and LJM2, of which Fastow was the managing member, was entitled to a share of the profits in excess of its proportional capital investment in


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the partnership. The rationale, as memorialized in a memorandum written by
Jordan Mintz, the General Counsel of Enron Global Finance, was that the "where practicable" language of Item 404 (referred to above) provided the basis for not setting forth the amount of Fastow's compensation from LJM. Because the majority of transactions between Enron and LJM1 or LJM2 were "open" during the proxy reporting period--that is, the ultimate and final determination of obligations and payments remained uncertain--the in-house and outside counsel concluded it was not "practicable" to determine what Fastow had earned as the managing member of the general partner.

         The same rationale applied to the multiple "open" transactions in place at the time the 2001 proxy statement was prepared, although it was acknowledged that some of the transactions had closed in 2000 or early 2001 and the rationale would have little force once most of the transactions closed. The lawyers apparently did little if any investigation into what proportion of the transactions remained open at the time of the 2001 proxy statement filing.

         The Rhythms transaction had terminated in early 2000, however, and the lawyers understood that Fastow had received compensation from LJM1 for that transaction. Enron therefore needed a different basis or theory to support the decision not to disclose. The Enron lawyers and Vinson & Elkins began with the assumption that the 2000 proxy statement had already met all disclosure requirements related to the Rhythms transaction, even without reference to the economic interest of Fastow. The 2001 proxy would have covered the compensation Fastow received from the unwind in 2000 of the Rhythms position. The lawyers reasoned that the Rhythms transaction had terminated in 2000 "pursuant to terms


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

allowed for under the original agreement" entered into in 1999. Because the prior proxy statement had addressed the disclosure requirements relating to the Rhythms transaction, they decided that no financial information regarding what Fastow earned in the transaction had to be disclosed in 2001--notwithstanding that it was now more "practicable" to do so.

         It turns out that the factual premise on which the lawyers based this analysis in the Memorandum--that "there was no new transaction involving LJM1 and Enron in the year 2000"--was wrong. In fact, Enron gave an in-the-money put option to LJM Swap Sub in 2000 in connection with the unwinding of the Rhythms transaction. Even without this new put option, however, it was questionable to say that the termination simply "occurred under conditions permitted in the original agreement." That statement was true to the extent that nothing in the original agreement prohibited an early termination, but the agreement did not prescribe a termination process or terms. At least some lawyers involved in the disclosure process knew that the unwind of the Rhythms transaction had been carefully negotiated in 2000.

         Beyond this factual problem, the non-disclosure rationale seems to have missed the point. Although the precise amount of compensation to which Fastow ultimately was entitled may still have been subject to adjustment, the magnitude of the amount was knowable and should have been disclosed. Furthermore, the instructions to Item 404 provide that "[t]he amount of the interest of any person [subject to disclosure] . . . shall be computed without regard to the amount of the profit or loss involved in the transaction(s)." This instruction, in addition to the basic purpose of the proxy disclosure rules on the interests of Management in transactions with the Company, seems to have been lost. Enron


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had an obligation to disclose the "amount of [Fastow's] interest in the transaction(s)" (emphasis added), not just his income. The lawyers apparently searched for and embraced a technical rationale to avoid that disclosure.

         It appears that the in-house Enron lawyers and Vinson & Elkins agreed with these disclosure decisions, although Mintz wrote that "[t]he decision not to disclose in this instance was a close call; arguably, the more conservative approach would have been to disclose." The memorandum he wrote suggests that "other pertinent (and competing) issues" that Fastow had raised led or contributed to the non-disclosure decision, which was only possible because of a quirk of timing. As the memorandum said, "[i]t was, perhaps, fortuitous that the RhythmsNet transaction extended over two proxy filing years and our knowledge of certain facts was delinked by two separate filings; thus, we have relied on two different arguments for avoiding financial disclosure for you as the LJM1 general partner in 1999 and 2000." We have been told that a number of people expressed varying degrees of skepticism about the rationales for not disclosing the amount of Fastow's compensation, but that none objected strongly.84/


----------
84/ Mintz did warn Fastow that it was highly likely that his compensation from the LJM transactions would have to be disclosed in Enron's 2002 proxy statement. It is unclear to what extent this warning contributed to Fastow's decision to sell his interest in LJM2 in the third quarter of 2001. In May 2001, Mintz also retained an outside law firm (Fried, Frank, Harris, Shriver & Jacobson from Washington, D.C.) to examine Enron's relationship with the LJM partnerships, Enron's prior disclosures, and the disclosures that might be required even after Fastow sold his interest in LJM2. In June 2001, Fried, Frank provided a summary of the relevant standards, raised some questions concerning prior disclosures, and made some preliminary recommendations for future filings in light of Fastow's decision to sell his interest in LJM2. From what we have seen, Fried, Frank did not take particular issue with the prior disclosure decisions concerning Fastow's compensation.



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

         The disclosure decisions concerning Fastow's interest in the LJM transactions were also made without the key participants knowing the amount--or even the magnitude--of the interest in question. This is because no one--not members of Senior Management (such as Lay, Skilling or Causey), not the Board, and not Vinson & Elkins--ever pressed for the information, and Fastow did not volunteer it.85/ The amount of the interest should have weighed in the disclosure decision. Senior Management apparently permitted Fastow to avoid answering the relevant portion of the questionnaires designed to collect information from all executives and directors for the proxy statement disclosures. In 2000, Fastow responded to the questionnaire by attaching an addendum at the suggestion of the lawyers referring the reader to the then-General Counsel of Enron Global Finance for information on Fastow's interests in LJM1 and LJM2. In 2001, Fastow attached an addendum approved by in-house and outside counsel saying only that "the nature of my relationship between LJM1 and LJM2 (including payments made, or proposed to be made, between such entities and Enron) are [sic] described in the Company's 1999 and 2000 Proxy Disclosure under `Certain Transactions.'"

         Descriptions of the Transactions. Item 404(a) of Regulation S-K also requires a description of the related-party transactions in which the amount of the transaction exceeds $60,000 and an executive has a material interest. All of

----------
85/ As we have explained (see Section VII.A.), the Finance Committee of the Board in October 2000 asked the Compensation Committee to review the compensation received by Fastow from the LJM partnerships. This request reflected a recognition that the compensation information was important for the Board and management to know, but the review apparently was not conducted.



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

Enron's transactions with the LJM partnerships discussed in this Report met this threshold and had to be disclosed.

         For the most part, the Company's proxy statement descriptions of the related-party transactions with LJM1 and LJM2 were factually correct, as far as they went. Nevertheless, it is difficult for a reader of the proxy statements to understand the nature of the transactions or their significance. The disclosures omit several important facts. The 2001 proxy, for example, refers to the sale by LJM2 of certain merchant investments to Enron in 2000 for $76 million. This disclosure, however, omits the fact that these transactions were buybacks of assets that Enron had sold to LJM2 the year before in what were described (in the prior year's proxy statement) as arm's-length transactions. And, while Enron contributions to the Raptor entities are mentioned, the document does not disclose that, by the terms of the deal, $82 million was distributed to LJM2 (and therefore to its partners) from Raptors I and II in 2000, even before those entities began derivative transactions with Enron. This last fact is of critical importance to any fair assessment of the transaction.

         D.       Financial Statement Footnote Disclosures

                  1.       Enron's Disclosures

         Enron included a footnote concerning "Related Party Transactions" to the financial statements in its reports on Forms 10-Q and 10-K beginning with the second quarter of 1999, when the transactions with the LJM partnerships began, through the second quarter of 2001. The disclosures in those footnotes fall into several categories.



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

         Structure of LJM1 and LJM2. The description of LJM1 in the 10-Q for the second quarter of 1999 was similar to the one the Company used in the 2000 proxy statement, described above. The footnote said that "[a] senior officer of Enron is managing member of LJM's general partner." This footnote did not identify Fastow as the "senior officer of Enron," nor did the financial statement disclosure in any subsequent period. The disclosure also did not detail how LJM or Fastow would be compensated in the transactions, although it did say that "LJM agreed that the Enron officer would have no pecuniary interest in . . . Enron common shares and would be restricted from voting on matters related to such shares or to any future transactions with Enron." Substantially the same disclosures were made in the third quarter 10-Q and in the 1999 10-K.

         The Company first described LJM2 in the 1999 10-K. Enron stated that "LJM2 Co-Investment, L.P. (LJM2) was formed in December 1999 as a private investment company which engages in acquiring or investing in primarily energy-related or communications-related businesses" and that LJM2 "has the same general partner as LJM[1]."

         In the 10-Q for the second quarter of 2000, Enron described the LJM partnerships as follows: "In the first half of 2000, Enron entered into transactions with limited partnerships (the Related Party), whose general partner's managing member is a senior officer of Enron. The limited partners of the Related Party are unrelated to Enron." From the second quarter of 2000 forward, Enron did not identify LJM1 or LJM2 by name in the financial statement disclosures, using the generic term "Related Party" instead. This description was substantially unchanged until the second quarter of 2001, when the 10-Q reflected the sale of Fastow's interest in LJM by stating that "the senior


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

officer, who previously was the general partner of these partnerships, sold all of his financial interests as of July 31, 2001, and no longer has any management responsibilities for these entities" and that, "[a]ccordingly, such partnerships are no longer related parties to Enron."

         In the 10-Qs for the first and second quarters of 2001, Enron represented that "[a]ll transactions with the Related Party are approved by Enron's senior risk officers as well as reviewed annually by the Board of Directors."

         Descriptions of Transactions. Significant portions of the financial statement footnotes on related-party transactions were devoted to descriptions of transactions between Enron and the LJM partnerships.

         Beginning with the 10-Q filed for the second quarter of 1999, Enron discussed the Rhythms transaction with LJM1 much as it did in the 2000 proxy statement. The disclosures identified the number of shares of stock and other instruments that changed hands; the description in the 1999 10-K removed the numbers of shares. In the 10-Q for the first quarter of 2000, the footnote described the April 2000 termination of the Rhythms transaction with a number of the transaction particulars.

         Beginning with the 1999 10-K, Enron disclosed in each periodic filing that LJM1 and/or LJM2 acquired, directly or indirectly, merchant assets and other investments from Enron. These assets were not specifically identified in the disclosures; instead, Enron gave only the approximate dollar value of the assets, either individually or by groupings of similar transactions. We were told that Enron had a general corporate policy, not limited to related-party transactions, against identifying counter-parties in financial statement


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

footnotes. The Financial Reporting Group maintained backup materials to support the figures in the financial statement footnotes, and to identify the specific transactions that were covered by the related-party disclosures.

         Enron introduced the first Raptor transactions in the 10-Q for the second quarter of 2000, and provided more detailed disclosures for all four Raptor vehicles in the 10-Q for the third quarter and in the 2000 10-K. These disclosures had two main parts: a fairly detailed description of the contributions Enron made to the Raptor Vehicles (referred to as the "Entities") at their creation, and a discussion of the derivative transactions between Enron and the Raptor Vehicles through which Enron sought to hedge certain merchant investments and other assets. In the third quarter 10-Q and the 10-K, Enron disclosed that it had recognized revenues of approximately $60 million and $500 million, respectively, related to the derivative transactions, which offset market value changes of certain merchant investments. (The 10-Qs for the first, second, and third quarters of 2001 included corresponding sets of disclosures.) The 10-Qs for the first and second quarters of 2001 identified instruments that the various parties to the Raptor restructuring transactions received.

         Assertions That Transactions Were Arm's-Length. In each of the financial statement footnote disclosures concerning the transactions with LJM, Enron made a representation apparently designed to reassure investors that the transactions were fair to the Company. The language of this disclosure changed a number of times during the period at issue.



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

         Enron stated in the 10-Q for the second and third quarters of 1999 that "[m]anagement believes that the terms of the transactions were reasonable and no less favorable than the terms of similar arrangements with unrelated third parties." The 10-K for 1999, however, removed the assertion that the transactions were "reasonable" and represented instead only that "the terms of the transactions with related parties are representative of terms that would be negotiated with unrelated third parties" (emphasis added). The reasonableness assertion reappeared in the disclosures for the first quarter of 2000, modifying the 1999 10-K version to read: "the terms of the transactions with related parties were reasonable and are representative of terms that would be negotiated with unrelated third parties." Enron used this formulation until the 10-K for 2000, which conditioned the assertion of reasonableness to claim only that "the transactions with the Related Party were reasonable compared to those which could have been negotiated with unrelated third parties" (emphasis added).

         Although the paper trail details the iterations through which these management assertions passed during the drafting process, it is unclear who was responsible for the changes, or to what extent these changes were intended to reflect substantive differences in the characterizations of the transactions. We also do not know what steps Management or Andersen took to verify that the assertions were true before they were made. Handwritten notes next to the management assertion on drafts of the 1999 10-K read "need positive evidence" and "needs research."

         We learned that some consideration was given to expanding the discussion of the fairness of the related-party transactions to Enron by describing certain advantages that had been identified at the time that Board approval was sought. Handwritten notes on drafts of the 10-K for 2000 suggest


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adding that "transacting with the Related Party provides Enron with additional benefits related to the speed of execution and a counterparty who has a better understand[ing] of complex transactions." In the end, however, the drafters of the disclosures decided against including these or other similar reasons for the related-party transactions.

                  2.       Adequacy of Disclosures

         The financial statement footnote disclosures in the periodic reports were comparatively more detailed (except with respect to Fastow's interest in the transactions) than the proxy statement disclosures. Nevertheless, the footnote disclosures failed to achieve a fundamental objective: they did not communicate the essence of the transactions in a sufficiently clear fashion to enable a reader of the financial statements to understand what was going on. Even after months of investigation, and with access to Enron's information, we remain uncertain as to what transactions some of the disclosures refer. The footnotes also glossed over issues concerning the potential risks and returns of the transactions, their business purpose, accounting policies they implicated, and contingencies involved. In short, the volume of details that Enron provided in the financial statement footnotes did not compensate for the obtuseness of the overall disclosure. FAS Statement No. 57 required Enron to provide "[a] description of the transactions, . . . and such other information deemed necessary to an understanding of the effects of the transactions on the


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

financial statements" (emphasis added). We think that Enron's related-party transaction disclosures fell short of this goal.86/

         Beyond this general point, our investigation found two particular problems with the related-party disclosures in the financial statement footnotes:

         First, Enron lacked the factual basis required by the accounting literature to make the assertions in each SEC filing concerning how the LJM transactions compared to transactions with unrelated third parties. We were told by Enron officers and employees that they believed this management assertion to be required under the accounting literature. In fact, the accounting literature provides: "Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related-party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated." Statement of Financial Accounting Standards No. 57, P. 3

----------
86/ In June 2001, outside lawyers from the Fried, Frank firm, who had been asked by Mintz to look over the related-party transaction disclosures around the time of Fastow's sale of his interest in LJM2, reported the following concerning disclosure of LJM transactions: "Prior 10-Q disclosure appeared to leave some informational gaps, which were noted by those who commented on the Company's filings. We want to emphasize that we are not in a position to evaluate whether material information was omitted from the prior statements, and have not done so. However, from the standpoint of closing the discussion of these matters once and for all, we would consider supplementing the prior disclosures, where it is possible to do so, especially on such points as the purpose of the specific transactions entered into and the `bottom-line' financial impact on the Company and the LJM partners."



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

(emphasis added).87/ We have not been able to identify any steps taken by Enron Management, Andersen, or Vinson & Elkins to substantiate the assertions that the LJM transactions were "representative of" or "reasonable compared to" similar transactions with unrelated third parties--even though notes on some drafts refer to questions being raised about factual support for these representations.88/ Indeed, based on the terms of the deals, it seems likely that many of them could only have been entered into with related parties.

         Second, the publicly filed financial statement disclosures omitted a number of key details about the transactions. For example, the Company disclosed in the 2000 10-K that "Enron paid $123 million to purchase share-settled options from the [Raptor] Entities on 21.7 million shares of Enron common stock." What it did not disclose, however, was that Enron purchased puts on Enron stock. It likely would have been relevant to investors that Enron had entered into a

----------
87/ Auditors are under an obligation not to agree to such disclosures without substantiation: "Except for routine transactions, it will generally not be possible to determine whether a particular transaction would have taken place if the parties had not been related, or, assuming it would have taken place, what the terms and manner of settlement would have been. Accordingly, it is difficult to substantiate representations that a transaction was consummated on terms equivalent to those that prevail in arm's-length transactions. If such a representation is included in the financial statements and the auditor believes that the representation is unsubstantiated by management, he or she should express a qualified or adverse opinion because of a departure from generally accepted accounting principles, depending on materiality . . . ." AICPA,
Codification of Statements on Auditing Standards, ss. 334.12, Related Parties.

88/ The Fried, Frank review in June 2001 identified this issue as well, urging the company to identify what members of "management" had reviewed the transactions and what they had done. The firm also suggested to Mintz that the Audit and Compliance Committee, or a special committee of the Board appointed for this purpose, conduct "a review of the fairness of the terms of the transactions to the Company" to bolster the documentation for these representations. It does not appear that such a review was undertaken.



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derivative transaction that was, on its face, predicated on the assumption that its stock price would decline substantially. Another example: Enron explained that the LJM partnerships bought merchant assets from Enron, but the footnote disclosures failed to mention that Enron repurchased some of these assets--sometimes within a matter of months, and sometimes before the periodic filing was made. No one interviewed in our inquiry could provide a plausible explanation why the repurchases from the related parties should not have been disclosed in the same manner as the original sales. It is fair to conclude that disclosure of the repurchases so close in time to the original transactions could have called the economic substance of the reported transactions with LJM into question.89/

         E.       Conclusions on Disclosure

         Based on the foregoing information, the Committee has reached several general conclusions concerning the disclosures of related-party transactions in Enron's proxy statements and in the financial statement footnotes in the Company's periodic filings.

         First, while it has been widely reported that the related-party transactions connected to Fastow involved "secret" partnerships and other SPEs, we believe that is not generally the case. Although Enron could have, and we

----------
89 Enron explained in the 10-Q for the second quarter of 2001 that "the senior officer, who previously was the general partner of these [LJM] partnerships, sold all of his financial interests . . . and no longer has any management responsibilities for these entities." It did not disclose, however, that the interest was sold to Kopper, then a former employee of Enron, and therefore gave an impression that the interest would be held more independently from Enron than it was. We were told that Vinson & Elkins recommended disclosure of this fact, but that Enron's Investor Relations Department objected, and the Vinson & Elkins lawyers felt that they could not say it was legally required.



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believe in some respects should have, been more expansive under the governing standards in its descriptions of these entities and Enron's transactions with them, the fact remains that the LJM partnerships, the Raptor entities, and transactions between Enron and those entities all were disclosed to some extent in Enron's public filings.

         Second, Enron's disclosures and the information we have about how they were drafted reflect a strong predisposition on the part of at least some in the Company to minimize the disclosures about the related-party transactions. Fastow made clear that he did not want his compensation from the LJM partnerships to be disclosed, and the process reflected a general effort to say as little as possible about these transactions. While we recognize that Enron was not alone in seeking to say as little as the law allowed, particularly on sensitive subjects, we were told by more than one person that the Company spent considerable time and effort working to say as little as possible about the LJM transactions in the disclosure documents. It also appears that Enron Management structured some transactions to avoid disclosure (such as the Chewco and Yosemite transactions described above). That impulse to avoid public exposure, coupled with the significance of the transactions for Enron's income statements and balance sheets, should have raised red flags for Senior Management, as well as for Enron's outside auditors and lawyers. Unfortunately, it apparently did not.

         Third, the inadequate disclosures concerning the related-party transactions resulted, at least in part, from the fact that the process leading to those disclosures appears to have been driven by the officers and employees in Enron Global Finance, rather than by Senior Management with ultimate responsibility, in-house or outside counsel, or the Audit and Compliance


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Committee. In fairness, the complexity of the transactions in question made it difficult for those not involved in their actual negotiation or structuring to have been sufficiently steeped in the details to allow for a complete understanding of the essence of what was involved. Nevertheless, the in-house and outside lawyers should have been familiar with the securities law disclosure requirements and should have exercised independent judgment about the appropriateness of the Company's statements. Causey was the Chief Accounting Officer and was specifically charged by the Board with reviewing Enron's transactions with the LJM partnerships. Causey should have been in a unique position to bring relative familiarity with the transactions to bear on the disclosures. The evidence we have seen suggests he did not. Similarly, the Audit and Compliance Committee reviewed the draft disclosures and had been charged by the Board with reviewing the related-party transactions. It appears, however, that none of these people independent of the Enron officers and employees responsible for the transactions provided forceful or effective oversight of the disclosure process.

         Fourth, while we have not had the benefit of Andersen's position on a number of these issues, the evidence we have seen suggests Andersen accountants did not function as an effective check on the disclosure approach taken by the Company. Andersen was copied on drafts of the financial statement footnotes and the proxy statements, and we were told that it routinely provided comments on the related-party transaction disclosures in response. We also understand that the Andersen auditors closest to Enron Global Finance were involved in the drafting of at least some of the disclosures. An internal Andersen e-mail from February 2001 released in connection with recent Congressional hearings suggests


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

that Andersen may have had concerns about the disclosures of the related-party transactions in the financial statement footnotes. Andersen did not express such concerns to the Board. On the contrary, Andersen's engagement partner told the Audit and Compliance Committee just a week after the internal e-mail that, with respect to related-party transactions, "[r]equired disclosure [had been] reviewed for adequacy," and that Andersen would issue an unqualified audit opinion on the financial statements.















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

                                   APPENDIX A

                                    GLOSSARY
                                    --------

BALANCE SHEET

         a financial report that shows the company's assets, liabilities, and shareholders' equity as of the close of a reporting period

CALL

         an option that entitles the option holder to buy from the counter-party a commodity, financial instrument, or other asset at an exercise or strike price throughout the option term or at a fixed date in the future (the expiration date)

COLLAR

         a derivative transaction combining a put and a call (one written and one purchased) that effectively sets a limit on the gain and the loss that the holder of the contract will realize

CONSOLIDATED FINANCIAL STATEMENT

         a financial statement that brings together all the assets, liabilities, and operating results of a parent company and its subsidiaries, as if the group were a single enterprise

COST METHOD OF ACCOUNTING

         an accounting method whereby an investor records an investment at the cost it paid, and does not record any gains or losses until receiving a distribution or disposing of that investment

COSTLESS COLLAR

         a collar in which the premiums payable on the put and the call equal one another, so neither party pays the other at the inception of the transaction

CREDIT CAPACITY

         a counter-party's ability to meet its financial obligations

DERIVATIVE

         a contract whose value is based on the performance of an underlying financial asset, index, or other investment

EQUITY METHOD OF ACCOUNTING

         an accounting method whereby an investor initially records an investment in an entity at cost and then, in contrast to the cost method of accounting, adjusts that amount to recognize its share of the entity's earnings or losses The investor does not recognize any gains or losses resulting from its transactions with the entity

FAIR VALUE

       the amount at which an asset (liability) could be bought (incurred) or sold (settled) in a current transaction between willing parties

FAIRNESS OPINION

         professional judgment on the fairness of the price being offered in a transaction

FORM 10-K

         annual report filed with the Securities and Exchange Commission providing a comprehensive overview of the registrant's business and filed within 90 days after the end of the company's fiscal year

FORM 10-Q

         quarterly report filed with the Securities and Exchange Commission for each of the first three fiscal quarters of the company's fiscal year and due within 45 days of the close of the quarter

FORWARD CONTRACT

         a contract to purchase or sell a specific quantity of a commodity, currency, or financial instrument at a specified price with delivery and settlement at a specified future date

HEDGE

         a strategy used to minimize price risk

INCOME STATEMENT

         a summary of the revenues, costs, and expenses of a company during an accounting period

IN THE MONEY

         a call option is in-the-money if the price of the underlying commodity, financial instrument, or other asset exceeds the strike or exercise price; a put option is in-the-money if the strike or exercise price exceeds the price of the underlying commodity, financial instrument, or other asset

JOINT VENTURE

         an enterprise owned and operated by a limited number of parties (the joint venturers) as a separate and specific business or project for their mutual benefit

MERCHANT INVESTMENT

         an investment in a public or private equity, debt security, loan, or an interest in a limited partnership that is carried at fair value

NOTIONAL VALUE OR NOTIONAL AMOUNT

         the face value of the underlying instrument on which a derivative is contracted

OPTION PREMIUM

         amount paid for the right to either buy or sell the underlying commodity, financial instrument, or other asset at a particular price within a certain time period

PROMISSORY NOTE

         written promise committing the party writing the note to pay the holder of the note a specified sum of money, either on demand or at a certain date, with or without interest

PROXY STATEMENT

         information that the Securities and Exchange Commission requires companies to provide to shareholders before they vote by proxy on company matters

PUT

         an option that entitles the option holder to sell to the counter-party a commodity, financial instrument, or other asset at an exercise or strike price throughout the option term or at a fixed date in the future (the expiration date)

SHARE-SETTLED DERIVATIVE

         a derivative contract in which the party with a loss delivers to the party with a gain shares or units of the underlying commodity, financial instrument, or other asset

SPECIAL PURPOSE ENTITY (OR SPECIAL PURPOSE VEHICLE)

         typically an entity created for a limited purpose, with a limited life and limited activities, and designed to benefit a single company


TOTAL RETURN SWAP

         an arrangement whereby one party agrees to pay the other party the appreciation from an asset and receive payments from the other party for the depreciation of an asset

WARRANT

         option to purchase a specified number of shares of stock at a stated price for a specific time period

                                   APPENDIX B

                                    TIMELINE

                              JUNE - DECEMBER 1999

DESCRIPTION OF TIMELINE:

Timeline - June-December 1999
-----------------------------

6/30/1999      LJM1 formed; RhythmsNet closes

9/23/1999      Invest in Osprey Trust Certificates

9/30/1999      Invest in Cuiaba

10/20/1999     LJM2 formed

12/14/1999     Sell Osprey Trust Certificates to Chewco

12/20/1999     $38.5 million loan from Whitewing

12/21/1999     Invest in Nowa Sarzyna (Poland)

12/22/1999     Invest in ENA CLO Trust

12/28/1999     Invest in Bob West Treasure

12/29/1999     Invest in Yosemite Certificates

12/29/1999     Invest in MEGS

12/30/1999     Sell Yosemite Certificates



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
Timeline - January-June 2000
----------------------------

1/6/2000       Invest in Cortez

3/6/2000       Sell MEGS

3/23/2000      RhythmsNet Loan

3/28/2000      Invest in Rawhide

3/29/2000      Sell - Nowa Sarzyna

4/18/2000      Invest in Raptor I

4/28/2000      RhythmsNet Unwind

5/9/2000       Extension Fee - Cuiaba

5/11/2000      Option Premium - Blue Dog

6/2/2000       Distribution - Bob West Treasure

6/26/2000      Invest in Margaux

6/29/2000      Invest in Raptor II

6/30/2000      Purchase - Backbone

Timeline - July-December 2000
-----------------------------

7/7/2000       Option Fee - Coyote Springs

7/10/2000      Invest in TNPC

7/12/2000      Invest in Osprey Trust Certificates

8/3/2000 $41 million Distribution - Raptor I (effective date); Additional Investment in Raptor I (effective date)

9/11/2000      Invest in Raptor IV

9/22/2000      $41 million Distribution Raptor II; Additional Investment in
               Raptor II; Invest in Raptor III

10/5/2000      $39.5 million Distribution - Raptor III

10/10/2000     Invest in Osprey Assoc. Certificates

11/11/2000     Option Extension Fee - Blue Dog

11/17/2000     Final Payment - Loan from Whitewing

12/11/2000     Invest in Lab Trust (Catalytica); Invest in JGB Trust (Avici)

12/15/2000     Option Exercised - Blue Dog

12/22/2000     Invest in Fishtail

12/28/2000     Sell - Backbone

Timeline - January-December 2001
--------------------------------

1/23/2001      $40.5 million Distribution - Raptor IV

2/12/2001      Jeff Skilling named CEO

3/12/2001      Sell Lab Trust (Catalytica)

3/26/2001      Sell - Chewco Interest in JEDI; Raptor Restructure

5/17/2001      Sell - ENA CLO

July 2001      Michael Kopper Buys Andrew Fastow's Interest in LJM2

8/14/2001      Jeff Skilling Resigns

8/15/2001      Sell - Cuiaba

August 2001    Sherron Watkins Letter sent to Ken Lay

9/18/2001      Tax Indemnity Payment to Chewco

9/28/2001      Raptor Unwind

10/16/2001     3rd Quarter 2001 Earnings Release

10/24/2001     Andrew Fastow Placed on Leave; Jeff McMahon Named CFO

11/8/2001      Restatement Announced




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